United States
Securities and Exchange Commission
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Elecsys Corporation
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ELECSYS CORPORATION
846 N. MART-WAY COURT
OLATHE, KANSAS 66061

December 23, 2014

Dear Stockholder of Elecsys Corporation:

You are invited to attend a special meeting of the stockholders of Elecsys to be held at Elecsys’ headquarters, 846 N. Mart-Way Court, Olathe, Kansas on January 22, 2015, commencing at 10:00 a.m. local time.

On November 4, 2014, Elecsys Corporation (“Elecsys”) entered into a definitive Agreement and Plan of Merger (the “merger agreement”) to be acquired by Lindsay Corporation (“Lindsay”).   Subject to the terms and conditions of the merger agreement, a wholly owned subsidiary of Lindsay will be merged with and into Elecsys and Elecsys will survive the merger as an indirect wholly owned subsidiary of Lindsay (the “merger”).

At the special meeting, stockholders will be asked to consider and vote on each of the following matters:

•	A proposal to approve the merger agreement. The affirmative vote of a majority of the shares of Elecsys common stock outstanding at the close of business on December 19, 2014 is required to approve the merger agreement.

•	A proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid to the named executive officers of Elecsys in connection with the merger, as required by the rules adopted by the Securities and Exchange Commission (the “named executive officer merger-related compensation proposal”).

•	A proposal to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional votes for the approval of the proposal to approve the merger agreement.

•	Such other business as may properly come before the special meeting.

If the merger is completed, stockholders will have the right to receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock, $0.01 par value per share, of Elecsys (“Elecsys common stock”) that they own immediately prior to the effective time of the merger (unless they have properly perfected their appraisal rights).  This represents a premium of approximately 82.9% to the $9.57 per share closing price of Elecsys common stock on the NASDAQ Stock Market on November 4, 2014, the day the merger was announced.

Following careful consideration, the Elecsys board of directors unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger.  The Elecsys board of directors unanimously recommends that Elecsys stockholders vote “FOR” the proposal to approve the merger agreement, “FOR” the named executive officer merger-related compensation proposal, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate

The merger cannot be completed unless Elecsys stockholders approve the merger agreement.  Your vote is very important, regardless of the number of shares you own.  Whether or not you expect to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card as promptly as possible, or vote your shares of Elecsys common stock over the internet or by telephone, as described in the accompanying proxy statement. If you later decide to change or revoke your proxy or vote in person at the special meeting, you can do so by following the instructions provided in the accompanying proxy statement.  If your shares of Elecsys common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Elecsys common stock without instructions from you.  You should instruct your bank, brokerage firm or other nominee to vote your shares of Elecsys common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to vote on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” this proposal.

The obligations of Elecsys and Lindsay to complete the merger are subject to the satisfaction or waiver of certain conditions.  The accompanying proxy statement contains detailed information about Elecsys, the special meeting, the merger agreement, the merger and the transactions contemplated by the merger agreement.  We encourage you to read the entire proxy statement and the merger agreement carefully.  A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

On behalf of the Elecsys board of directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely, Karl Gemperli President & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated December 23, 2014 and, together with the enclosed form of proxy, is first being mailed to Elecsys stockholders on or about December 29, 2014.

ELECSYS CORPORATION
846 N. MART-WAY COURT
OLATHE, KANSAS 66061

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	January 22, 2015 at 10:00 a.m., local time
PLACE	846 N. Mart-Way Court, Olathe, Kansas 66061

ITEMS OF BUSINESS
1.         To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 4, 2014 (the “merger agreement”), among Elecsys Corporation (“Elecsys”), Lindsay Corporation (“Lindsay”) and Matterhorn Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Elecsys with Elecsys surviving as an indirect wholly owned subsidiary of Lindsay (the “merger proposal”);

2.         To consider and vote on a proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid to the named executive officers of Elecsys in connection with the merger, as required by the rules adopted by the Securities and Exchange Commission (the “named executive officer merger-related compensation proposal”);

3.         To consider and vote on a proposal to approve an adjournment of the special meeting of stockholders of Elecsys (the “special meeting”), if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”); and

4.         To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

RECORD DATE
Only stockholders of record at the close of business on December 19, 2014 (the “record date”) are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

VOTING BY PROXY
The Elecsys board of directors (the “Elecsys Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting.  For information on submitting your proxy please see the attached proxy statement and enclosed proxy card.  If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Elecsys Board unanimously recommends that you vote “FOR” each of the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the transactions contemplated by the merger agreement.  We urge you to read the proxy statement, including any documents incorporated by reference and its annexes carefully and in their entirety.  If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Elecsys common stock, please contact Todd A. Daniels, Secretary, at 913-647-0158.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE INSTRUCTIONS CONTAINED IN THESE MATERIALS, OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE VOTED.  IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

By Order of the Board of Directors, Todd A. Daniels Secretary

Olathe, Kansas
December 23, 2014

i

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of Elecsys stockholders.  We urge you to read carefully the remainder of this proxy statement, including the attached annexes and the other documents to which we have referred you.  For additional information on Elecsys included in documents incorporated by reference into this proxy statement, see the section of this proxy statement titled “Where You Can Find More Information” beginning on page 70.  We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Elecsys,” “we,” “us” or “our” in this proxy statement refer to Elecsys Corporation, a Kansas corporation; all references to “Lindsay” refer to Lindsay Corporation, a Delaware corporation; all references to “Merger Sub” refer to Matterhorn Merger Sub, Inc., a Kansas corporation and an indirect wholly owned subsidiary of Lindsay formed for the sole purpose of effecting the merger; all references to “Elecsys common stock” refer to the common stock, $0.01 par value per share, of Elecsys; all references to the “Elecsys Board” refer to the board of directors of Elecsys; all references to the “merger” refer to the merger of Merger Sub with and into Elecsys with Elecsys surviving as an indirect wholly owned subsidiary of Lindsay; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 4, 2014, as it may be amended from time to time, by and among Elecsys, Lindsay and Merger Sub, a copy of which is included as Annex A to this proxy statement. Elecsys, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties to the Merger

Elecsys (see page 21)

Elecsys develops, manufactures, markets, and supports proprietary Machine to Machine (“M2M”) products and technology solutions that provide data connectivity to remote equipment for various industrial markets, including energy production, transmission and distribution, transportation, agriculture and safety systems.  Elecsys’ proprietary products and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever performance and reliability are essential. Elecsys is also an Electronic Manufacturing Services (“EMS”) provider that designs and manufactures custom electronic assemblies, some incorporating proprietary Elecsys technologies, for multiple original equipment manufacturers (“OEMs”) in a variety of industries worldwide.

Shares of Elecsys common stock are listed with, and trade on, the Nasdaq Stock Market (“NASDAQ”) under the symbol “ESYS.”  The Elecsys corporate website address is www.elecsyscorp.com.  The information provided on the Elecsys website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Elecsys’ website provided in this proxy statement.

Lindsay (see page 21)

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets. Lindsay also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. Shares of Lindsay’s common stock are listed with, and trade on, the New York Stock Exchange (“NYSE”) under the symbol “LNN.”  Lindsay’s website is www.lindsay.com. The information provided on the Lindsay website is not part of this this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Lindsay’s website provided in this proxy statement.

Merger Sub (see page 21)

Merger Sub, an indirect wholly owned subsidiary of Lindsay, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will cease to exist and Elecsys will continue as the surviving corporation and an indirect wholly owned subsidiary of Lindsay.

The Special Meeting

Date, Time and Place (see page 22)

The special meeting of Elecsys stockholders (the “special meeting”) is scheduled to be held at Elecsys’ headquarters located at 846 N. Mart-Way Court, Olathe, Kansas 66061on January 22, 2015 at 10:00 a.m., local time.

Purpose of the Special Meeting (see page 22)

The special meeting is being held in order to consider and vote on the following proposals:

•	to approve the merger agreement (the “merger proposal”);

•	to approve, on a nonbinding, advisory basis, compensation that will or may be paid to the named executive officers of Elecsys in connection with the merger, (the “named executive officer merger-related compensation proposal”);

•	to approve the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”); and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Elecsys stockholders must vote to approve the merger proposal as a condition to the completion of the merger. If Elecsys stockholders fail to approve the merger proposal, the merger will not occur.

Record Date; Stockholders Entitled to Vote (see page 23)

Only holders of Elecsys common stock at the close of business on December 19, 2014, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.  At the close of business on the record date, 3,827,658 shares of Elecsys common stock were issued and outstanding.

Holders of Elecsys common stock are entitled to one vote for each share of Elecsys common stock they own at the close of business on the record date.

Quorum (see page 23)

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Elecsys common stock outstanding on the record date will constitute a quorum.  There must be a quorum for business to be conducted at the special meeting.  However, even if a quorum does not exist, a majority of the shares of Elecsys common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the meeting to another place, date or time.  Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Elecsys to additional expense.

Required Vote (see page 23)

Approval of the merger proposal requires the affirmative vote of at least a majority of the shares of Elecsys common stock outstanding at the close of business on the record date.

Approval of each of the named executive officer merger-related compensation proposal (on an advisory basis) and the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting and Proxies (see page 24)

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and you may vote your shares in person at the special meeting or by completing and returning the enclosed proxy card by mail, over the internet, or by telephone.  If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.  Although Elecsys offers four different voting methods, Elecsys encourages you to vote over the internet or by telephone, as Elecsys believes they are convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.  Any proxy given does not affect your right to vote in person at the special meeting and you may revoke your proxy at any time before it is exercised by following the instructions contained in the section of this proxy statement titled “The Special Meeting — Revocation of Proxies ” beginning on page 25.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. Brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have the same effect as a vote “AGAINST” the merger proposal. If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Elecsys recommends that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed.

Solicitation of Proxies; Costs of Proxy Solicitation (see page 25)

The Elecsys Board is soliciting your proxy, and Elecsys will bear all costs and expenses of proxy solicitation. In addition to solicitations by mail, employees and directors of Elecsys may solicit proxies in person or by telephone.  Elecsys does not expect to pay any compensation for the solicitation of proxies.

Adjournment (see page 25)

In addition to the merger proposal and the named executive officer merger−related compensation proposal, Elecsys stockholders are also being asked to approve the adjournment proposal, which will give the Elecsys Board authority to adjourn the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If the adjournment proposal is approved, the special meeting could be adjourned by the Elecsys Board. In addition, the Elecsys Board could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons.  If the special meeting is adjourned for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The Merger

Structure of the Merger (see page 27)

If the merger is completed, then at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Elecsys, the separate corporate existence of Merger Sub will cease and Elecsys will survive the merger as an indirect wholly owned subsidiary of Lindsay.  After the effective time, Lindsay will own 100% of Elecsys’ outstanding stock and current stockholders will no longer have any equity interest in Elecsys.

What Stockholders Will Receive in the Merger (see page 27)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Elecsys stockholders will have the right to receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of Elecsys common stock that they own immediately prior to the effective time (unless they have properly perfected their appraisal rights).

Treatment of Elecsys Equity Awards (see page 27)

The merger agreement provides that outstanding equity‑based awards under Elecsys’ equity plans will be treated as set forth below.

Stock Options.  At the effective time, Elecsys will cancel each outstanding option to purchase shares of Elecsys common stock, whether vested or unvested.  In consideration for such cancellation, the holders of cancelled options shall be entitled to receive a cash payment without interest in an amount (if any) equal to the product of (x) the number of shares of Elecsys common stock subject to such cancelled option and (y) the excess, if any, of the merger consideration of $17.50 per share over the exercise price per share of the cancelled option, reduced by any income or employment tax required to be withheld with respect to such payment.

Restricted Shares.  At the effective time, each outstanding share of Elecsys common stock subject to time−based, performance or other vesting or lapse restrictions under any plan, arrangement or agreement of Elecsys will fully vest such that each holder thereof will be entitled to 100% of the shares of Elecsys’ common stock underlying such awards and the holder thereof will receive the merger consideration of $17.50 for each such share, less any applicable withholding taxes.

Recommendation of the Elecsys Board of Directors and Reasons for the Merger (see page 31)

The Elecsys Board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of the Elecsys stockholders and adopted and approved the merger agreement.  In the course of reaching this decision, the Elecsys Board considered a number of factors in its deliberations, which can be found in the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Recommendation of the Elecsys Board and Reasons for the Merger” beginning on page 31.  The Elecsys Board unanimously recommends that Elecsys stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger−related compensation proposal; and

•	“FOR” the adjournment proposal.

Opinion of CC Capital Advisors (See page 35)

In connection with the execution of the merger agreement, the Elecsys Board received an opinion, originally dated November 4, 2014 and subsequently updated on December 23, 2014, from Elecsys’ financial advisor, Country Club Financial Services, Inc. d/b/a CC Capital Advisors, which we refer to as CCCA, as to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Elecsys common stock pursuant to the merger agreement, as of the date of the opinion.  The full text of the written opinion of CCCA, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by CCCA in connection with rendering its opinion, is included as Annex B to this proxy statement and is incorporated by reference herein in its entirety.  You are encouraged to carefully read, in their entirety, the opinion and the description of the opinion in the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors” beginning on page 35. This summary and the description of the opinion are qualified in their entirety by reference to the full text of the opinion. CCCA provided its opinion to the Elecsys Board (in its capacity as such) in connection with, and for purposes of, its evaluation of the transaction contemplated by the merger agreement.  CCCA’s written opinion is addressed to the Elecsys Board, relates only to the consideration to be paid to the holders of shares of Elecsys common stock pursuant to the merger agreement and does not address any other matter.  The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the approval of the merger agreement or whether to take any other action with respect to the merger.

Interests of Elecsys Directors and Executive Officers in the Merger (see page 43)

In considering the recommendation of the Elecsys Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as Elecsys stockholders, Elecsys’ directors and the executive officers of Elecsys and its operating subsidiary Elecsys International Corporation (collectively, the “executive officers”) have interests in the merger that are different from, or in addition to, the interests of other Elecsys stockholders generally.  The Elecsys Board was aware of these interests and considered them, among other things, in approving the merger agreement and recommending that the stockholders approve the merger agreement.  These interests include:

•	the accelerated vesting of all restricted shares held by Elecsys directors and the cancellation and cashing out of all stock options, whether vested or unvested, held by the executive officers;

•	the payment of cash bonuses at the effective time to the executive officers equal to 100% of the payment that such executive would be entitled to receive assuming performance at the FY2015 Pre-Tax/Pre-Bonus income level set forth in the Elecsys FY2015 Executive Bonus Plan, prorated for the portion of fiscal 2015 ending on the last day of the month immediately preceding the effective time and reduced by any income or employment tax required to be withheld with respect to such payment;

•	the entitlement of certain of the executive officers to receive guaranteed compensation from the surviving corporation, with his current salary, until the first anniversary of the closing of the merger, unless such officer terminates his employment with the surviving corporation for any reason or such officer’s employment is terminated by the surviving corporation prior to the first anniversary of the closing of the merger (i) for cause (as defined in the agreement entered into by each such officer) or (ii) by reason of his death or disability; and

•	the provision of indemnification and insurance arrangements under the merger agreement and Elecsys’ articles of incorporation and bylaws.

Agreements With Certain Elecsys Directors and Executive Officers to Support the Merger (see page 45)

Elecsys directors Robert D. Taylor and Stan Gegen, executive officers Mike Morgan, Todd Daniels and Dan Hughes and director and executive officer Karl Gemperli have each entered into Support Agreements with Lindsay and Merger Sub, pursuant to which they have agreed, among other things and subject to certain conditions, to vote their shares of Elecsys common stock in favor of the merger proposal and the other proposals to be considered at the special meeting.

Financing of the Merger (see page 47)

The closing of the merger is not conditioned on the receipt of financing by Lindsay. If all other conditions to closing of the merger have been satisfied, Lindsay will be obligated to consummate the merger regardless of whether Lindsay has obtained financing.  While Lindsay has sufficient cash on hand to consummate the merger, Lindsay may take advantage of attractive debt market interest rates in support of the merger as it continues to execute on its capital allocation plan.

Material U.S. Federal Income Tax Consequences of the Merger (see page 67)

The exchange of Elecsys common stock for cash in the merger will be a taxable transaction for U. S. federal income tax purposes and may also be taxable under state, local and other tax laws.  You should read the section of this proxy statement titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67, and you are encouraged to consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 47)

If the merger is consummated, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 17-6712 of the Kansas General Corporation Code, which we refer to as the “KGCC.” This means that such stockholders are entitled to have their shares appraised by a Kansas court and to receive payment in cash of the “fair value” of their shares of common stock, as determined by such court, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on such amount determined to be fair value, if any.  Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 17-6712 of the KGCC could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, (i) submit a written demand for appraisal to Elecsys before the vote is taken on the proposal to adopt the merger agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; and (iii) continue to hold your shares of Elecsys common stock of record through the effective time. Your failure to follow exactly the procedures specified under the KGCC will result in the loss of your appraisal rights. The KGCC requirements for exercising appraisal rights are described in further detail in the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Appraisal Rights” beginning on page 47, and the relevant section of the KGCC regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of Elecsys common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Expected Timing of the Merger (see page 51)

The merger is expected to be completed during the first quarter of calendar year 2015.  However, we cannot predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions beyond our control.  We expect to complete the merger promptly following the satisfaction or, to the extent permitted, waiver of the conditions to the consummation of the merger.  See the section of this proxy statement titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 59.

Restrictions on Solicitation of Acquisition Proposals (see page 56)

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Elecsys is required to immediately cease any solicitations, discussions or negotiations that may be ongoing with respect to an acquisition proposal with any person.  Elecsys and its subsidiaries are generally not permitted to, and may not authorize any of their officers, directors, employees, investment bankers, attorneys, consultants or other agents to:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal;

•	participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third person relating to a competing acquisition proposal;

•	afford access to the properties, books or records of Elecsys or any of its subsidiaries to any person that has made, or to the knowledge of Elecsys, is considering making, any competing acquisition proposal;

•	enter into any letter of intent or agreement in principle or any agreement or understanding providing for any competing acquisition proposal; or

•	propose publicly or agree to any of the foregoing relating to a competing acquisition proposal.

If, however, before the Elecsys stockholders approve the merger agreement, Elecsys receives from a third party an unsolicited competing acquisition proposal that the Elecsys Board determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that such competing acquisition proposal is reasonably expected to lead to an acquisition proposal on terms that are more favorable to Elecsys and its stockholders than the merger agreement, and for which financing, to the extent required, is reasonably capable of being obtained, and for which the conditions to consummation are reasonably capable of being satisfied, then subject to the requirement that Elecsys provide 3 business days’ prior written notice to Lindsay of the material terms and conditions of such competing acquisition proposal:

•	Elecsys may furnish information to the person making such competing acquisition proposal pursuant to an executed confidentiality agreement on terms no less restrictive to the person making the competing acquisition proposal than the terms of the confidentiality agreement entered into between Elecsys and Lindsay prior to the negotiation of the merger agreement; provided such information is concurrently furnished to Lindsay in the same form provided to such person;

•	Elecsys may engage in discussions or negotiations with such person with respect to the competing acquisition proposal; and

•	the Elecsys Board may withhold, withdraw or change its recommendation to Elecsys’ stockholders regarding the transaction with Lindsay following receipt of a superior proposal, subject to complying with certain notice and other specified conditions, including giving Lindsay the opportunity to propose changes to the merger agreement in response to such superior proposal.

Conditions to the Closing of the Merger (see page 59)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:

•	the merger agreement is approved by Elecsys’ stockholders at the special meeting; and

•	no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any governmental entity or court which prohibits the consummation of the transactions contemplated by the merger agreement.

Lindsay and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived by Lindsay and Merger Sub:

•	Elecsys’ representations and warranties in the merger agreement must be true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and the date of the closing of the merger;

•	Elecsys shall have performed or complied in all material respects with each of its obligations under the merger agreement at or prior to the closing of the merger;

•	Elecsys shall have delivered to Lindsay a certificate, dated the effective time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions to closing set forth in the two bullet points immediately above have been satisfied; and

•	since the date of the merger agreement, no event, change, circumstance, occurrence, effect or state of facts has occurred and is continuing that would result in a material adverse effect on Elecsys.

Elecsys will not be obligated to effect the merger unless the following conditions are satisfied or waived by Elecsys:

•	Lindsay’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and the date of the closing of the merger;

•	Lindsay shall have performed or complied in all material respects with each of its obligations under the merger agreement at or prior to the closing of the merger; and

•	Lindsay shall have delivered to Elecsys a certificate, dated the effective time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that these conditions have been satisfied.

Termination of the Merger Agreement (see page 60)

Elecsys and Lindsay can terminate the merger agreement by mutual written consent. In addition, either Elecsys, on the one hand, or Lindsay and Merger Sub, on the other hand, can terminate the merger agreement under certain circumstances, including:

•	if the merger has not occurred on or before February 28, 2015, so long as the terminating party has not willfully breached any representation or warranty in the merger agreement or taken any action or failed to take any action that caused or resulted in the failure to consummate the merger;

•	if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or prohibiting Lindsay from acquiring, holding or exercising rights of ownership of the Elecsys common stock, and such order, decree, ruling or other action shall have become final and non-appealable; or

•	if the special meeting (including any adjournment or postponement thereof) has concluded, the Elecsys stockholders have voted on the merger proposal, and approval of the merger proposal by the Elecsys stockholders has not been obtained.

Elecsys can terminate the merger agreement:

•	if, prior to obtaining the approval of the Elecsys stockholders, the Elecsys Board, subject to complying with the terms of the merger agreement, authorizes Elecsys to enter into a binding written agreement concerning a transaction that constitutes a superior proposal (provided that, if Lindsay has proposed revisions to the terms of the merger or the merger agreement within 3 business days after receiving notice from Elecsys of such proposal, Elecsys has negotiated in good faith Lindsay to amend the terms of the merger agreement so that the merger is at least as favorable as such proposal from a financial perspective); or

•	if (i) Lindsay or Merger Sub shall have breached any of their representations, warranties, covenants or agreements set forth in the merger agreement or (ii) if any of Lindsay’s or Merger Sub’s representations or warranties shall have become untrue, which, in the case of either clause (i) or (ii), would result in the failure of certain conditions to the obligations of Elecsys to consummate the merger; provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by Lindsay.

Lindsay and/or Merger Sub can terminate the merger agreement:

•	if prior to obtaining the approval of the Elecsys stockholders, (i) the Elecsys Board shall have effected a change of recommendation in a manner adverse to Lindsay or shall have recommended or adopted another acquisition proposal, (ii) the Elecsys Board shall have failed to affirm its recommendation of the merger within 5 days of a reasonable request to do so by Lindsay, or (iii) Elecsys or the Elecsys Board shall have resolved, or publicly announced an intention to, take any of the foregoing actions;

•	if (i) Elecsys shall have breached any of its representations, warranties, covenants or agreements set forth in the merger agreement or (ii) any of Elecsys’ representations or warranties shall have become untrue, which, in the case of either clause (i) or (ii), would result in the failure of certain conditions to the obligations of Lindsay and Merger Sub to consummate the merger; provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by Elecsys;

•	if prior to obtaining the approval of Elecsys stockholders, any of Messrs. Daniels, Gegen, Taylor, Morgan, Hughes or Gemperli breaches or rescinds the Support Agreement that he executed and delivered to Lindsay concurrently with the execution and delivery of the merger agreement; or

•	the special meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated by the merger agreement and which will not, in any event, exceed 20 days) within 10 days after written notice of the failure to hold the special meeting shall have been received by Elecsys from Lindsay, or Elecsys or the Elecsys Board shall have resolved not to, or publicly announced an intention not to, call or hold the special meeting.

Termination Fees and Expenses (see page 61)

Elecsys has agreed to pay Lindsay a termination fee of $2,680,000 under any of the following circumstances:

•	if the merger agreement is terminated by Elecsys because the Elecsys Board authorizes, prior to obtaining the approval of the Elecsys stockholders and subject to complying with the terms of the merger agreement, Elecsys entering into a binding written agreement concerning a transaction that constitutes a superior proposal;

•	if the merger agreement is terminated by Lindsay prior to obtaining the approval of the Elecsys stockholders because (i) the Elecsys Board shall have effected a change of recommendation in a manner adverse to Lindsay or shall have recommended or adopted another acquisition proposal, (ii) the Elecsys Board shall have failed to affirm its recommendation of the merger within 5 days of a reasonable request to do so by Lindsay, or (iii) Elecsys or the Elecsys Board shall have resolved, or publicly announced an intention to, take any of the foregoing actions;

•	if the merger agreement is terminated by Lindsay because (i) the special meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated by the merger agreement and which will not, in any event, exceed 20 days) within 10 days after written notice of the failure to hold the special meeting shall have been received by Elecsys from Lindsay, or Elecsys or the Elecsys Board shall have resolved not to, or publicly announced an intention not to, call or hold the special meeting, and (ii) within 1 year of such termination of the merger agreement, Elecsys consummates a competing acquisition proposal;

•	if a competing acquisition proposal shall have been made known to Elecsys or shall have been made directly to Elecsys’ stockholders or any third party shall have publicly announced an intention (whether or not conditional) to make a competing acquisition proposal, and thereafter (i) the merger agreement is terminated by Elecsys or Lindsay or Merger Sub because the effective time has not occurred on or before February 28, 2015, and (ii) such competing acquisition proposal (whether or not modified after it was first made) is consummated within 1 year of such termination of the merger agreement; or

•	if the merger agreement is terminated by Lindsay because Elecsys breached its covenants restricting its ability to solicit competing acquisition proposals, as described in the section of this proxy statement titled “The Merger Agreement – Restrictions on Solicitation of Acquisition Proposals” beginning on page 56.

In the event that the termination fee is due and payable to Lindsay, Elecsys has also agreed to pay Lindsay’s documented out-of-pocket expenses in connection with the merger agreement and the merger, in an amount not to exceed $400,000.

Directors’ and Officers’ Indemnification and Insurance (see page 59)

Following the effective time, Lindsay shall, and shall cause the surviving corporation to, indemnify the present and former directors and executive officers of Elecsys and its subsidiaries, to the full extent permitted under applicable law and Elecsys’ articles of incorporation and bylaws, against any claim arising out of or pertaining to the merger agreement or any of the transactions contemplated thereby, or the fact that such person is or was an officer, director, employee or agent of Elecsys or its subsidiaries or was serving at the request of such entities, in each case, to the extent that such claim pertains to any matter or fact arising, existing or occurring prior to or on the effective date of the merger.  In addition, for a period of 6 years following the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses and not amend or repeal such terms in any manner that would adversely affect the rights of such individuals.  The merger agreement also provides that Elecsys’ current officers and directors must be covered for a period of 6 years following the effective time under Elecsys’ existing directors’ and officers’ liability insurance policies, or coverage that is no less advantageous, in each case, covering any claims arising with respect to acts or omissions before the effective time.

Delisting and Deregistration of Elecsys Common Stock (see page 47)

If the merger is completed, Elecsys common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Relating to the Merger (see page 50)

Three separate class action complaints relating to the merger have been filed on behalf of a putative class of Elecsys public stockholders.  The complaints each name as defendants the members of the Elecsys Board, Elecsys, Lindsay and Merger Sub and generally allege that the members of the Elecsys Board breached their fiduciary duties to Elecsys’ stockholders and that the other defendants aided and abetted that breach.  The complaints seek, among other things, injunctive relief preventing the consummation of the merger and an award of plaintiff’s expenses and attorneys’ fees.

Market Prices of Elecsys Common Stock (see page 65)

The merger consideration of $17.50 per share of Elecsys common stock represents a premium of approximately 82.9% to the $9.57 closing price per share of Elecsys common stock on NASDAQ on November 4, 2014, the day the merger was announced. The closing price of the Elecsys common stock on the NASDAQ on December 19, 2014, the most recent practicable date prior to the filing of this proxy statement, was $17.35 per share.  You are encouraged to obtain current market prices of Elecsys common stock in connection with voting your shares of Elecsys common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to some of the questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting.  We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting.  Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.	On November 4, 2014, Elecsys entered into the merger agreement providing for the merger of Merger Sub with and into Elecsys, pursuant to which Elecsys will survive the merger as an indirect wholly owned subsidiary of Lindsay. You are receiving this proxy statement in connection with the solicitation by the Elecsys Board of proxies of Elecsys stockholders in favor of the merger proposal and the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.	If the merger proposal is approved by Elecsys stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Elecsys. Elecsys will be the surviving corporation of the merger and will be privately held as an indirect wholly owned subsidiary of Lindsay.

Q.	What will I receive in the merger?

A.	Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of Elecsys common stock you own (unless you properly perfect your appraisal rights). For example, if you own 100 shares of Elecsys common stock, you will be entitled to receive $1,750 in cash in exchange for your shares, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Lindsay.

Q.	Where and when is the special meeting, and who may attend?

A.	The special meeting will be held at Elecsys’ headquarters located at 846 N. Mart-Way Court, Olathe, Kansas 66061 on January 22, 2015 at 10:00 a.m. local time. Stockholders who are entitled to vote, as well as our invited guests, may attend the meeting.

Q.	Who can vote at the special meeting?

A.	All Elecsys stockholders of record as of the close of business on December 19, 2014, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof. Each share of Elecsys common stock is entitled to one vote on each of the matters that come before the meeting. At the close of business on the record date, there were 3,827,658 shares of Elecsys common stock issued and outstanding.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger‑related compensation proposal;

•	the adjournment proposal; and

•	the transaction of such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	How does the Elecsys Board recommend that I vote on the proposals?

A.	Elecsys’ Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger‑related compensation proposal; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.	The merger proposal will be approved if stockholders holding at least a majority of the shares of Elecsys common stock outstanding and entitled to vote at the close of business on the record date vote “FOR” the proposal.

Q.	What vote is required to approve the other proposals?

A.	The named executive officer merger‑related compensation proposal and the adjournment proposal will each be approved if a majority of the shares of Elecsys common stock present in person or represented by proxy at the special meeting and entitled to vote thereon vote “FOR” each such proposal.

Q.	Do you expect the merger to be taxable to Elecsys stockholders?

A.	The exchange of Elecsys common stock for cash in the merger will be a taxable transaction for U. S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section of this proxy statement titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67, and you are encouraged to consult your own tax advisors regarding the U. S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the merger have on Elecsys?

A.	If the merger is completed, Elecsys common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Elecsys will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Elecsys common stock, in each case in accordance with applicable law. Following the completion of the merger, Elecsys common stock will no longer be publicly traded and you will no longer have any interest in Elecsys’ future earnings or growth; each share of Elecsys common stock you hold will represent only the right to receive $17.50 in cash, without interest and less any applicable withholding taxes (unless you properly perfect your appraisal rights).

Q.	When is the merger expected to be completed?

A.	The parties to the merger agreement expect to complete the merger during the first quarter of calendar year 2015, subject to receipt of stockholder approval of the merger proposal. However, Elecsys cannot predict the actual date on which the merger will be completed, if at all, because completion is subject to conditions beyond Elecsys’ control. See the section of this proxy statement titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 59.

Q.	What happens if the merger is not completed?

A.	If the merger proposal is not approved by Elecsys stockholders, or if the merger is not completed for any other reason, Elecsys stockholders will not receive any payment for their shares of Elecsys common stock in connection with the merger. Instead, Elecsys will remain an independent public company and shares of Elecsys common stock will continue to be listed and traded on NASDAQ. If the merger agreement is terminated under certain specified circumstances described in the section of this proxy statement titled The Merger Agreement — Termination Fees and Expenses” beginning on page 61, Elecsys will be required to pay Lindsay a termination fee of $2,680,000. In the event that the termination fee is due and payable to Lindsay, Elecsys will also be required to pay Lindsay’s documented out-of-pocket expenses in connection with the merger agreement and the merger, in an amount not to exceed $400,000.

Q.	Why am I being asked to consider and vote on the named executive officer merger−related compensation proposal?

A.	SEC rules require Elecsys to seek approval on a nonbinding, advisory basis with respect to payments that will or may be made to Elecsys’ named executive officers in connection with the merger. Stockholder approval of the named executive officer merger‑related compensation proposal is not required in order to complete the merger or payments to Elecsys’ named executive officers in connection with the merger.

Q.	Who is soliciting my vote and who will bear the costs and expenses of proxy solicitation?

A.	The Elecsys Board is soliciting your proxy, and Elecsys will bear all costs and expenses of proxy solicitation. In addition to solicitations by mail, employees and directors of Elecsys may solicit proxies in person or by telephone. Elecsys does not expect to pay any compensation for the solicitation of proxies.

Q.	What do I need to do now?

A.	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.	If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and you may vote your shares at the special meeting by:

•	Internet: To vote over the internet, go to www.investorvote.com/ESYS and follow the steps outlined on the secure website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote over the internet. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call toll-free 1-800-652-VOTE (8683) within the United States any time prior to 11:59 p.m. Central Time, on January 21, 2015 on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote by telephone. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card. If you return your signed proxy card to us before the special meeting and do not subsequently revoke your proxy, we will vote your shares as you direct.

•	In Person: You may attend the special meeting and vote your shares in person, rather than voting your shares by mail. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.	If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. Your bank, brokerage firm or other nominee will be unable to vote your shares of Elecsys common stock held in “street name” without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Elecsys common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to vote on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” this proposal. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 p.m., Central Time, on January 21, 2015;

•	timely sending a written notice that you are revoking your proxy to Todd A. Daniels, Secretary of Elecsys;

•	timely delivering a valid, later−dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

Q.	How many shares of Elecsys common stock must be present to constitute a quorum for the meeting?

A.	The presence at the special meeting, in person or by proxy, of a majority of the shares of Elecsys common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares of Elecsys common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Elecsys to additional expense. As of the record date, there were 3,827,658 shares of Elecsys common stock outstanding. Accordingly, 1,913,830 shares of Elecsys common stock must be present or represented by proxy at the special meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.	If you attend the special meeting or submit a proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but will not be voted on any proposal. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the named executive officer merger‑related compensation proposal and the adjournment proposal. Note that if no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger‑related compensation proposal and (iii) approval of the adjournment proposal

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the special meeting?

A.	If you are a stockholder of record and you do not sign and return your proxy card or vote by telephone or over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger‑related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Elecsys common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal. If your shares of Elecsys common stock are not voted at the special meeting or otherwise, but the merger proposal is approved by the requisite vote of the stockholders and the merger is completed, you will have the right to receive the merger consideration of $17.50 per share of Elecsys common stock that you hold.

Q.	What is a broker non-vote?

A.	Broker non‑votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under applicable rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Elecsys common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non‑votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger‑related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Elecsys common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.	No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing such account.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Elecsys common stock?

A.	Yes, provided that you properly perfect your appraisal rights in accordance with Section 17-6712 of the KGCC. If the merger is consummated, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares in accordance with Section 17-6712 of the KGCC will be entitled to appraisal rights in connection with the merger. This means that such stockholders are entitled to have their shares appraised by a Kansas court and to receive payment in cash of the “fair value” of their shares of Elecsys common stock, as determined by such court, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on such amount determined to be fair value, if any. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 17-6712 of the KGCC could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, (i) submit a written demand for appraisal to Elecsys before the vote is taken on the proposal to adopt the merger agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; and (iii) continue to hold your shares of Elecsys common stock of record through the effective time. Your failure to follow exactly the procedures specified under the KGCC will result in the loss of your appraisal rights. The KGCC requirements for exercising appraisal rights are described in further detail in the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Appraisal Rights” beginning on page 47, and the relevant section of the KGCC regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of Elecsys common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Q.	What happens if I sell my shares of Elecsys common stock before the completion of the merger?

A.	If you transfer your shares of Elecsys common stock, you will have transferred your right to receive the merger consideration in connection with the merger. In order to receive the merger consideration, you must hold your shares of Elecsys common stock through the completion of the merger.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of Elecsys common stock for the merger consideration to be paid in connection with the merger. If you are the beneficial owner of shares of Elecsys common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares. Please do not send in your stock certificates now.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, when you properly complete and return the letter of transmittal and required documentation described in the written instructions referenced above, you will receive from the paying agent a payment of the merger consideration for your shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card.

Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of meeting and proxy card. Elecsys has not implemented these householding rules with respect to its record holders; however, certain brokerage firms may have instituted householding for beneficial owners of Elecsys common stock held through brokerage firms. If your family has multiple accounts holding Elecsys common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q.	When will Elecsys announce the voting results of the special meeting, and where can I find the voting results?

A.	Elecsys intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8−K filed with the SEC. All reports that Elecsys files with the SEC are publicly available when they are filed.

Q:	Who can help answer my other questions?

A:	If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Todd A. Daniels, Secretary of Elecsys, at 913-647-0158.

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD−LOOKING STATEMENTS

This proxy statement contains certain statements that are forward−looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from those expressed in, or implied by, our forward−looking statements.  Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward−looking statements.  Readers of this proxy statement should not rely solely on the forward−looking statements and should consider all uncertainties and risks throughout this document.  The forward−looking statements contained in this proxy statement are representative only as of the date they are made, and we undertake no obligation to update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.

All forward−looking statements, by their nature, are subject to risks and uncertainties.  Our actual future results may differ materially from those set forth in our forward−looking statements.  We face risks that are inherent in the businesses and the markets in which we operate.  Factors that might cause our future performance to vary from that described in our forward−looking statements include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure to receive, on a timely basis or otherwise, approval of the merger proposal by our stockholders;

•	the failure of one or more conditions to the closing of the merger agreement to be satisfied;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or merger;

•	risks arising from the merger’s diversion of management’s attention from our ongoing business operations;

•	risks that our stock price may decline significantly if the merger is not completed;

•	the ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger;

•	changes in federal, state or local laws or regulations;

•	cost and stability of energy sources;

•	management’s ability to predict accurately the adequacy of our present liquidity to meet future financial requirements;

•	changes in labor and employee benefit costs, such as increased health care and other insurance costs;

•	our ability to recruit, train and retain effective employees and management;

•	the extent and speed of successful execution of strategic initiatives;

•	our ability to pass along product cost increases through increased sales prices;

•	the outcomes of any legal proceedings arising in the normal course of our business or in connection with the merger; and

•	other risks and uncertainties set forth in our filings with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10−K and quarterly reports on Form 10−Q, current reports on Form 8−K and other SEC filings.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report, and the reader should not consider any of the above list of factors to be a complete set of all potential risks or uncertainties.  All subsequent written or oral forward-looking statements concerning the merger or the other transactions contemplated by the merger agreement or other matters addressed in this proxy statement and attributable to Elecsys or any person acting on Elecsys’ behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement.

THE PARTIES TO THE MERGER

Elecsys Corporation

Elecsys Corporation
846 N. Mart-Way Court
Olathe, Kansas 66061
(913) 647-0158

Elecsys develops, manufactures, markets, and supports proprietary M2M products and technology solutions that provide data connectivity to remote equipment for various industrial markets, including energy production, transmission and distribution, transportation, agriculture and safety systems.  Elecsys’ proprietary products and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever performance and reliability are essential. Elecsys is also an EMS provider that designs and manufactures custom electronic assemblies, some incorporating proprietary Elecsys technologies, for multiple OEMs in a variety of industries worldwide.

Shares of Elecsys common stock are listed with, and trade on, NASDAQ under the symbol “ESYS.”  The Elecsys corporate website address is www.elecsyscorp.com.  The information provided on the Elecsys website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Elecsys’ website provided in this proxy statement.

For additional information about Elecsys included in documents incorporated by reference into this proxy statement, see the section of this proxy statement titled “Where You Can Find More Information” on page 70.

Lindsay Corporation

Lindsay Corporation
2222 North 111th St.
Omaha, Nebraska 68164
(402) 829-6800

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets. Lindsay also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. Shares of Lindsay’s common stock are listed with, and trade on, the NYSE under the symbol “LNN.”  Lindsay’s website is www.lindsay.com. The information provided on the Lindsay website is not part of this this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Lindsay’s website provided in this proxy statement.

Matterhorn Merger Sub, Inc.

Matterhorn Merger Sub, Inc.
c/o Lindsay Corporation
2222 N 111th Street
Omaha, Nebraska 68164
(402) 829-6800

Merger Sub, an indirect wholly owned subsidiary of Lindsay, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will cease to exist and Elecsys will continue as the surviving corporation and an indirect wholly owned subsidiary of Lindsay.

THE SPECIAL MEETING

This proxy statement is being provided to the Elecsys stockholders as part of a solicitation of proxies by the Elecsys Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at Elecsys’ headquarters located at 846 N. Mart-Way Court, Olathe, Kansas 66061 on January 22, 2015 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Elecsys stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections titled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 27 and 50, respectively;

•	the named executive officer merger‑related compensation proposal, discussed under the section of this proxy statement titled “The Merger Proposal (Proposal 1) — Interests of Elecsys Directors and Executive Officers in the Merger” beginning on page 43;

•	the adjournment proposal; and

•	the transaction of such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Elecsys stockholders must approve the merger proposal as a condition to the completion of the merger. If the Elecsys stockholders fail to approve the merger proposal, the merger will not occur.  The vote on the named executive officer merger‑related compensation proposal is a vote separate and apart from the vote to approve the merger proposal.  Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the named executive officer merger‑related compensation proposal, and vice versa.  Because the vote on the named executive officer merger‑related compensation proposal is only advisory in nature, it will not be binding on Elecsys, Lindsay or the surviving corporation.  Accordingly, because Elecsys is contractually obligated to pay such merger‑related compensation, the compensation will be payable, subject only to the conditions applicable to those payments, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, Elecsys does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof.  However, if any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Elecsys Board of Directors

The Elecsys Board unanimously determined the merger agreement is in the best interests of the Elecsys stockholders and adopted and approved the merger agreement.  In the course of reaching this decision, the Elecsys Board considered a number of factors in its deliberations, which can be found in the section of this proxy statement titled “The Merger Proposal (Proposal 1) — Recommendation of the Elecsys Board and Reasons for the Merger” beginning on page 31.

The Elecsys Board unanimously recommends that the Elecsys stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger‑related compensation proposal and “FOR” the adjournment proposal.

Record Date; Stockholders Entitled to Vote

Only holders of Elecsys common stock at the close of business on December 19, 2014, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.  At the close of business on the record date, 3,827,658 shares of Elecsys common stock were issued and outstanding.

Holders of Elecsys common stock are entitled to one vote for each share of Elecsys common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Elecsys common stock outstanding on the record date will constitute a quorum.  There must be a quorum for business to be conducted at the special meeting.  However, even if a quorum does not exist, a majority of the shares of Elecsys common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the meeting to another place, date or time.  Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Elecsys to additional expense.

Once a share is represented in person or by proxy at the special meeting, it will be counted for purposes of determining whether a quorum exists at the special meeting and any adjournment or postponement of the special meeting.  However, if a new record date is set for the adjourned or postponed special meeting, a new quorum will have to be established.  If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The approval of the merger proposal requires the affirmative vote of a majority of the shares of Elecsys common stock outstanding at the close of business on the record date.

Approval of each of the named executive officer merger-related compensation proposal (on an advisory basis) and the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

Abstentions and Broker Non−Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting.  At the special meeting, abstentions will be counted for purposes of determining whether a quorum exists.  Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the outcome of the named executive officer merger‑related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger‑related compensation proposal and (iii) approval of the adjournment proposal.

Broker non‑votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal.  Because, under applicable rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Elecsys common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting.  As a result, it is expected that there will not be any broker non−votes in connection with any of the three proposals described in this proxy statement.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the internet, by telephone or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, under applicable rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement.  Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted as present in person or by proxy at the special meeting or counted for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the named executive officer merger‑related compensation proposal or the adjournment proposal.  However, the vote to approve the merger proposal is based on the total number of shares of Elecsys common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting.  As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.

Voting by Elecsys’ Directors and Executive Officers

At the close of business on the record date, the directors and executive officers of Elecsys were entitled to vote 1,214,621 shares of Elecsys common stock, or approximately 31.7% of all shares of Elecsys common stock issued and outstanding on that date.  Elecsys directors Messrs. Taylor and Gegen, executive officers Messrs. Morgan, Daniels and Hughes and director and executive officer Mr. Gemperli, who are collectively entitled to vote 1,192,621 shares of Elecsys common stock, or approximately 31.2% of all shares of Elecsys common stock issued and outstanding on the record date, have each entered into Support Agreements with Lindsay and Merger Sub, pursuant to which they have agreed, among other things and subject to certain conditions, to vote their shares of Elecsys common stock in favor of the merger proposal and the other proposals to be considered at the special meeting.

Voting and Proxies

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and there are four methods by which you may vote your shares. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card, or you may vote your shares by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the proxy card by mail, through the internet or by telephone.  Although Elecsys offers four different voting methods, Elecsys encourages you to vote over the internet or by telephone, as Elecsys believes they are the most convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed.

•	To Vote in Person: If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

•	To Vote Over the Internet: To vote over the internet, go to www.investorvote.com/ESYS and follow the steps outlined on the secure website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote over the internet, you do not have to mail in a proxy card.

•	To Vote by Telephone: To vote by telephone, call toll-free 1-800-652 VOTE (8683) within the United States any time prior to 11:59 p.m. Central Time, on January 21, 2015 on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote by telephone, you do not have to mail in a proxy card.

•	To Vote by Mail: To vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card. If you sign and return your proxy card without indicating how you want your shares of Elecsys common stock to be voted with regard to a particular proposal, your shares of Elecsys common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. Under applicable rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have the same effect as a vote “AGAINST” the merger proposal. If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting.  If you are the record holder of your shares, you may revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 p.m., Central Time, on January 21, 2015;

•	timely sending a written notice that you are revoking your proxy to Todd A. Daniels, Secretary of Elecsys;

•	timely delivering a valid, later‑dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies; Costs of Proxy Solicitation

The Elecsys Board is soliciting your proxy, and Elecsys will bear all costs and expenses of proxy solicitation.  In addition to solicitations by mail, employees and directors of Elecsys may solicit proxies in person or by telephone.  Elecsys does not expect to pay any compensation for the solicitation of proxies.

Adjournment

In addition to the merger proposal and the named executive officer merger−related compensation proposal, Elecsys stockholders are also being asked to approve the adjournment proposal, which will give the Elecsys Board authority to adjourn the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum does not exist, the holders of a majority of the shares of Elecsys common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. If the adjournment proposal is approved, the special meeting could be adjourned by the Elecsys Board. In addition, the Elecsys Board could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons.  If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.  If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Elecsys Board unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing Elecsys common stock with the proxy card.  If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Elecsys common stock for the consideration to be paid to the former Elecsys stockholders in connection with the merger.

Assistance

If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Todd A. Daniels, Secretary of Elecsys, at 913-647-0158.

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER PROPOSAL
 (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A, and hereby incorporated by reference into this proxy statement.  We urge you to read carefully the proxy statement, the merger agreement and the other documents referred to herein, including the documents incorporated by reference, for a more detailed description of the merger.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the KGCC, at the effective time, Merger Sub will merge with and into Elecsys, the separate corporate existence of Merger Sub will cease and Elecsys will survive the merger as an indirect wholly owned subsidiary of Lindsay.

What Stockholders Will Receive in the Merger

At the effective time, each outstanding share of Elecsys common stock (other than Elecsys common stock held by Lindsay or Merger Sub) will be automatically converted into the right to receive $17.50 in cash, without interest and less any applicable withholding taxes (unless a stockholder has properly perfected his, her or its appraisal rights).  After the merger is completed, current holders of Elecsys common stock will have only the right to receive such cash payment in respect of their shares of Elecsys common stock, and will no longer have any rights as holders of Elecsys common stock, including voting or other rights, and Lindsay will own 100% of Elecsys’ outstanding common stock.  Shares of Elecsys common stock held by Lindsay or Merger Sub will be cancelled at the effective time.

Treatment of Elecsys Equity Awards

Stock Options.  At the effective time, Elecsys will cancel each outstanding option to purchase shares of Elecsys common stock, whether vested or unvested.  In consideration for such cancellation, the holders of cancelled options shall be entitled to receive a cash payment without interest in an amount (if any) equal to the product of (x) the number of shares of Elecsys common stock subject to such cancelled option and (y) the excess, if any, of the merger consideration of $17.50 per share over the exercise price per share of the cancelled option, reduced by any income or employment tax required to be withheld with respect to such payment.

Restricted Shares.  At the effective time, each outstanding share of Elecsys common stock subject to time−based, performance or other vesting or lapse restrictions under any plan, arrangement or agreement of Elecsys will fully vest such that each holder thereof will be entitled to 100% of the shares of Elecsys’ common stock underlying such awards and the holder thereof will receive the merger consideration of $17.50 for each such share less any applicable withholding taxes.

Effects on Elecsys if the Merger Is Not Completed

If the merger proposal is not approved by Elecsys stockholders or if the merger is not completed for any other reason, Elecsys stockholders will not receive any payment for their shares in connection with the merger.  Instead, Elecsys will remain an independent public company and shares of Elecsys common stock will continue to be listed and traded on NASDAQ.  In addition, if the merger is not completed, Elecsys expects that management will operate Elecsys’ business in a manner similar to that in which it is being operated today and that Elecsys stockholders will continue to be subject to the same opportunities and risks to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Elecsys operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that have caused the merger not to be completed, it is likely that the price of Elecsys’ common stock will decline.  If that were to occur, it is uncertain when, if ever, the price of Elecsys’ common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Elecsys’ common stock.  If the merger is not completed, the Elecsys Board will continue to evaluate and review Elecsys’ business operations, properties, dividend policy and capitalization, among other things, and make such changes as are deemed appropriate to enhance stockholder value.  If the merger proposal is not approved by Elecsys stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Elecsys will be offered or that Elecsys’ business, prospects or results of operation will not be adversely impacted.

Further, if the merger agreement is terminated under certain specified circumstances described in the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses” beginning on page 61, Elecsys will be required to pay Lindsay a termination fee of $2,680,000.  In the event that the termination fee is due and payable to Lindsay, Elecsys will also be required to pay Lindsay’s documented out-of-pocket expenses in connection with the merger agreement and the merger, in an amount not to exceed $400,000.

Background of the Merger

As part of its ongoing oversight and management of Elecsys, the Elecsys Board and executive management regularly review and assess Elecsys’ long-term strategic goals and opportunities, the competitive environment, trends and changes in the markets in which Elecsys competes, Elecsys’ short and long-term performance in light of its strategic plan and the performance of Elecsys’ management team.

On June 30, 2014, Mark Roth, Vice President of Corporate Development at Lindsay called Karl Gemperli, Chief Executive Officer of Elecsys.  Mr. Roth believed that Lindsay and Elecsys could collaborate on future projects, and he expressed an interest in learning more about Elecsys’ M2M technology.

On July 10, 2014, Mr. Gemperli and Elecsys Chief Operating Officer Michael Morgan visited the Lindsay corporate offices to present a standard Elecsys company overview and sales presentation to Mr. Roth and Richard W. Parod, Chief Executive Officer of Lindsay.  At the meeting, Lindsay presented a standard overview of its company to Elecsys as well.

On July 23, 2014, Mr. Parod called Mr. Gemperli to request a meeting and tour at the Elecsys facility to further discuss possible options for working together on future projects.  At that time, the companies agreed that it would be prudent to enter into a confidentiality agreement prior to a meeting, and on July 25, 2014, Mr. Roth and Mr. Gemperli executed a Confidentiality and Non-Disclosure Agreement between Lindsay and Elecsys.

On August 5, 2014, Mr. Parod, Mr. Roth, and Mike Harris, Lindsay President of Technology, visited Elecsys for a tour of the Elecsys headquarters and production facility in Olathe, Kansas.  At this meeting, Elecsys’ M2M technologies and their potential benefits for Lindsay’s products were discussed.  At the conclusion of the meeting, the representatives of Lindsay indicated that they intended to discuss various options for cooperation with Elecsys and that they would be in contact in the near future.

On August 8, 2014, Mr. Parod called Mr. Gemperli to express Lindsay’s interest in a potential acquisition of Elecsys.  Mr. Gemperli indicated that he would discuss this development with Robert D. Taylor, Chairman of the Elecsys Board.  Mr. Gemperli then called Mr. Taylor and they met at Elecsys headquarters on August 11, 2014 to discuss the conversation with Mr. Parod.

On August 12, 2014, Mr. Taylor and Mr. Gemperli called Husch Blackwell LLP (“Husch Blackwell”), legal counsel for Elecsys, to discuss the development in the discussions with Lindsay.  Elecsys decided to wait for some formal indication of interest from Lindsay before taking further action.

Over the course of the following weeks, Lindsay conducted some preliminary due diligence, reviewing the publicly available information about Elecsys, and asked Mr. Gemperli to provide additional information, including the Articles of Incorporation and Bylaws of Elecsys and clarification regarding the number, vesting schedules and exercise prices of outstanding Elecsys stock options.

On August 25, 2014, Mr. Gemperli and Mr. Taylor received a written Indication of Interest from Lindsay, addressed to Mr. Gemperli, offering to purchase the outstanding stock of Elecsys for $15.50 per share.

On August 28, 2014, the independent members of the Elecsys Board, consisting of Stan Gegen, George B. Semb, Laura L. Ozenberger and Mr. Taylor, met at the offices of Husch Blackwell to consider the Lindsay offer.  The independent members determined a transaction at $15.50 per share would not maximize stockholder value and that continued pursuit of the Elecsys strategic plan was in the best interest of Elecsys’ stockholders.

On September 3, 2014, the independent members of the Elecsys Board approved a written response to Lindsay from Mr. Gemperli rejecting Lindsay’s offer to purchase Elecsys at a price of $15.50 per share.   The response was sent on September 4, 2014.

On September 11, 2014, Mr. Gemperli and Mr. Taylor received a second written Indication of Interest from Lindsay offering to purchase the outstanding stock of Elecsys for $17.50 per share.

On September 16, 2014, during the regularly scheduled meeting of the Elecsys Board, the independent members of the Elecsys Board voted to begin negotiations with Lindsay based upon their most recent Indication of Interest.  At that meeting, a special committee of independent directors composed of Mr. Taylor and Ms. Ozenberger (the “special committee”) was formed to respond to the most recent acquisition proposal from Lindsay.   In addition, the special committee was authorized to retain and compensate advisors as it deemed appropriate.

Later that day, the special committee had its first meeting.  At that meeting, the special committee retained Husch Blackwell to serve as its outside legal counsel.  The special committee executed confidentiality agreements, and held meetings with, three potential financial advisors on September 19 and September 22, 2014 at the offices of Husch Blackwell.  The special committee interviewed representatives from each of the three potential financial advisors and asked questions regarding, among other topics, their experience generally and in the industry in which Elecsys operates.  The special committee also asked questions about cost and the services each firm could offer in connection with a potential fairness opinion.

After considering various factors, including experience in the M2M and EMS industries, the firms’ single-bidder transaction experience and costs, on September 25, 2014, the special committee engaged CCCA to be its financial advisor.

On September 26, 2014, CCCA met with Mr. Gemperli and Todd Daniels, Chief Financial Officer of Elecsys, at the Elecsys facility for a tour and a detailed briefing on Elecsys’ operations and history.  On September 29, 2014, Husch Blackwell established an electronic data room that Elecsys then populated with the information requested by CCCA in order to complete it analysis of a proposed transaction.

On October 1, 2014, the special committee met with CCCA at the offices of Husch Blackwell, and CCCA presented a preliminary valuation, comparing the Lindsay offer to the historical high and low stock prices, and comparing the offer to other public and private company transactions in the M2M and EMS industries.  CCCA informed the special committee that its preliminary findings indicated that the $17.50 per share purchase price proposed by Lindsay was above the range that CCCA would consider fair.

At this meeting, after receiving advice from its legal counsel regarding the Elecsys Board’s continued ability to exercise its fiduciary duties and having considered information from Elecsys’ management regarding the financial outlook for Elecsys, the special committee decided that it should move forward with negotiating a merger agreement with Lindsay, but that it would maintain a right to cease negotiations in the event that Elecsys received an unsolicited superior offer.  The special committee also concluded it was in the best interests of Elecsys and its stockholders to cause Lindsay to execute a standstill agreement with Elecsys.

After the October 1 special committee meeting, Mr. Taylor and Mr. Gemperli called Mr. Roth to inform him of the special committee’s decision.  Mr. Roth agreed that Lindsay would execute a standstill agreement, and upon advice of Munger, Tolles & Olson, LLP, legal counsel for Lindsay in connection with the merger agreement and the merger (“MTO”), asked that Elecsys also execute an exclusivity agreement.  Mr. Taylor, in his capacity as chairman of the special committee, agreed that the exclusivity agreement was reasonable in light of the circumstances and was necessary in order to induce Lindsay to begin negotiating a merger agreement and enter into the standstill agreement.  Husch Blackwell prepared a standstill and exclusivity agreement and provided a draft to Lindsay on October 3, 2014.

Lindsay, Deloitte & Touche, LLP, financial advisors for Lindsay (“Deloitte”), and MTO provided due diligence request lists to Elecsys, and Elecsys began populating an electronic data room hosted by Husch Blackwell with information responding to the requests.

On October 7, 2014 the special committee held a telephonic meeting at which they discussed the markup of the standstill and exclusivity agreement received from Lindsay.

After further negotiations, on October 8, 2014, Elecsys and Lindsay executed the standstill and exclusivity agreement.

On October 9, 2014, the working groups from Lindsay, Deloitte, and MTO were given access to the Elecsys electronic data room and began conducting due diligence, and MTO sent an initial  draft of the merger agreement and a form of Support Agreement to the special committee and Husch Blackwell.

On October 14, 2014, a telephonic meeting of the special committee was held to discuss the merger agreement and the form of Support Agreement.  Husch Blackwell advised the special committee regarding its fiduciary duties when engaging in a single-bidder transaction and the impact of the form of Support Agreement on their fiduciary duties.  The special committee agreed that it would retain the right to pursue any superior unsolicited offers even if Elecsys would not solicit other potential purchasers.  The special committee also agreed that it would not move forward with a transaction if Lindsay required more than one-third of the outstanding Elecsys common stock to be subject to the form of Support Agreement.

On October 23, 2014, the special committee met with CCCA at the offices of Husch Blackwell to discuss the proposed merger, including its timeline for completion, the financial valuation work being completed by CCCA, the treatment of stock options under the merger agreement, which Lindsay proposed to convert into Lindsay stock options, and appraisal rights under Kansas law.  Concerned about the fairness of the consideration to stock option holders, the special committee agreed that it should negotiate with Lindsay to provide the Elecsys stock option holders with a choice to receive cash consideration or Lindsay stock options in exchange for their Elecsys stock options.  The special committee instructed Mr. Gemperli to contact Lindsay to discuss the concerns related to receiving consideration in Lindsay stock options.

On October 27, 2014, Mr. Roth informed Mr. Gemperli that after some consideration, Lindsay would pay cash consideration to Elecsys stock option holders and would neither convert the Elecsys stock options into Lindsay stock options, nor offer a choice to the option holders to receive cash or Lindsay stock.  Mr. Gemperli communicated this decision to the special committee at its meeting later that day.

At the October 27, 2014 special committee meeting, held at the offices of Husch Blackwell, CCCA presented its fairness opinion to the special committee, concluding that $17.50 per share was higher than the range of fair prices for the outstanding stock of Elecsys (See the section “Fairness Opinion of CCCA” for additional information).  The special committee asked CCCA to present its fairness opinion to the Elecsys Board at a subsequent meeting, which would be called by Mr. Taylor.  The special committee resolved to recommend that the Elecsys Board approve the merger and authorize the execution of the merger agreement, subject to the negotiation of the remaining open items, including the treatment of stock options, a reduction in the termination fee and expenses proposed by Lindsay, and the treatment of certain details in the representations and warranties and disclosure schedules.

On October 29, 2014, Lindsay requested that each of Mr. Taylor, Mr. Gemperli and director Stan Gegen execute a Support Agreement in substantially the form being negotiated by the parties, in each case, providing that such individual would, among other things, vote his shares of Elecsys common stock (or cause such shares to be voted) in favor of the merger agreement. This would result in approximately 26.5% of the outstanding shares of Elecsys common stock being subject to Support Agreements.  Husch Blackwell notified Mr. Taylor and Mr. Gemperli, who both agreed that they would execute a Support Agreement, and Mr. Taylor consulted with Mr. Gegen regarding his willingness to execute a Support Agreement.  Mr. Gegen agreed that he would also execute a Support Agreement.

The Elecsys Board met on October 31, 2014 at the offices of Husch Blackwell in order for CCCA to present its fairness opinion to the full Elecsys Board and for the Elecsys Board to discuss the merger agreement and the Support Agreements and to be informed regarding the history of the special committee’s negotiations with Lindsay.  The Elecsys Board and Husch Blackwell discussed the merger agreement and the Support Agreements, and the Elecsys Board asked questions regarding both agreements.  The Elecsys Board considered a number of factors, including, without limitation: Elecsys’ strategic plan and the value of  Elecsys if the strategic plan were to be successfully implemented; the risks associated with the strategic plan;  Elecsys’ year to date performance compared to its strategic plan; all aspects of the financial analysis of CCCA; the assumptions made by CCCA; the proposed changes to the transaction and the history of the transaction; the Elecsys Board’s ability to exercise its fiduciary duties after execution of the merger agreement and the benefit to the Elecsys stockholders; the benefit of cash and not being exposed to the market risk of Lindsay shares; the ability of Lindsay to perform its obligations under the merger agreement; and the recommendation of the special committee.  After the negotiation of the final open issues, including a reduction of the termination fee and an extension of the deadline for filing a proxy statement, the Elecsys Board determined that the merger was in the best interests of the Elecsys stockholders and unanimously resolved to approve the merger, authorize the execution of the merger agreement, and to submit the merger agreement for its adoption by the Elecsys stockholders.

On November 3, 2014, after the meeting of the board of directors of Lindsay, Mr. Roth contacted Mr. Gemperli to communicate the request of Lindsay’s board of directors that each of Mr. Daniels, Mr. Morgan, and Daniel Hughes, Elecsys’ Chief Technology Officer, execute a Support Agreement, in addition to Mr. Gemperli, Mr. Taylor and Mr. Gegen.  This would increase the percentage of outstanding shares of Elecsys common stock subject to Support Agreements to approximately 31.7%.  Mr. Roth requested, on behalf of Lindsay, that Mr. Gemperli, Mr. Daniels, Mr. Morgan and Mr. Hughes agree to non-competition and non-solicitation provisions in exchange for a one-year retention agreement.  Mr. Gemperli notified Mr. Taylor of the requests communicated by Mr. Roth, and Mr. Taylor called a special meeting of the Elecsys Board to consider these requests.  On that same day, the Elecsys Board held a telephonic meeting with Husch Blackwell to discuss the proposed increase in the number of Elecsys shares subject to the Support Agreement.  Mr. Gemperli then reported to the Elecsys Board the willingness of Mr. Daniels, Mr. Morgan and Mr. Hughes to execute Support Agreements as requested by Lindsay.  After considering the advice of Husch Blackwell, the Elecsys Board approved the same resolutions it had previously adopted at its October 31, 2014 meeting.

On November 4, 2014, Elecsys and Lindsay executed the merger agreement and publicly announced the merger and each of Mr. Gemperli, Mr. Daniels, Mr. Morgan, Mr. Hughes, Mr. Taylor and Mr. Gegen executed Support Agreements with Lindsay and Merger Sub.

Recommendation of the Elecsys Board and Reasons for the Merger

At a meeting of the Elecsys Board held on November 3, 2014, the Elecsys Board unanimously determined the merger agreement to be in the best interests of the Elecsys stockholders.  The Elecsys Board recommends that you vote “FOR” the merger proposal.

In the course of reaching its decision, the Elecsys Board consulted with Elecsys’ senior management, financial advisors and outside legal counsel.  In addition, the Elecsys Board reviewed a significant amount of information and considered a number of substantive factors, including, among others, the following:

•
Premium to the trading price of Elecsys common stock.  The Elecsys Board considered the fact that the $17.50 per share in cash to be paid as merger consideration represents a premium of approximately 82.9% to the closing price of $9.57 on November 4, 2014, the day the merger was announced.

•	Merger consideration. The Elecsys Board considered the $17.50 per share in cash to be paid as merger consideration in relation to the historic trading ranges of Elecsys common stock and the possibility that it could take a significant period of time before the trading price of Elecsys common stock would trade at a level in excess of the per share merger consideration of $17.50 on a present value basis.

•	Negotiations with Lindsay. The Elecsys Board considered the benefits that we and our advisors were able to obtain during our negotiations with Lindsay, including a $2.00 increase in Lindsay’s offer price per share from the beginning of the process to the end of the negotiations. The Elecsys Board concluded that we had obtained the highest price per share that Lindsay was willing to agree to pay, considering the negotiations between the parties.

•	Cash consideration. The Elecsys Board considered the fact that the merger consideration would be paid solely in cash, which, compared to noncash consideration, provides certainty and immediate liquidity and value to our stockholders.

•	Fairness opinion. The Elecsys Board considered the financial analyses presented by CCCA, as well as the oral opinion of CCCA to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations explained to the Elecsys Board, the $17.50 cash per share merger consideration to be paid to holders of Elecsys common stock pursuant to the proposed merger agreement was fair, from a financial point of view, to such stockholders. The CCCA opinion is more fully described in the subsection titled “ — Opinion of CC Capital Advisors” beginning on page 35 and the full text of the opinion is attached to this proxy statement as Annex B.

•	Elecsys’ current condition. The Elecsys Board considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both an historical and prospective basis, as well as current industry, economic and market conditions and trends.

•	Elecsys’ future prospects. The Elecsys Board considered Elecsys’ future prospects if we were to remain independent, including the increasingly competitive landscape and various business, financial and execution risks, our relationships with customers and suppliers and the risks associated with continued independence discussed below.

•	Equity Research Analysis. The Elecsys Board considered the most recent research report issued by Sidoti & Company, LLC relative to the merger consideration of $17.50. The research report indicated a price target of $19.00 per share for Elecsys common stock based on a premium P/E ratio of 20 times earnings on projected financial results for the Elecsys 2016 fiscal year. The Elecsys Board considered that those financial projections were purely mathematical estimates and were not based on any forward-looking information from Elecsys’ management. The Elecsys Board concluded that merger consideration in cash at a P/E ratio of 28.6 times current earnings enabled stockholders to realize a substantial portion of Elecsys’ potential future value while mitigating both market and execution risks.

•	Risks associated with continued independence. The Elecsys Board considered the risks associated with going forward as an independent company, including the potential market and execution risks associated with Elecsys’ business including competing with significantly larger competitors that, as a result of scale, have better purchasing power, and an enhanced ability to lower expenses and leverage technology costs. The Elecsys Board also considered the risk that, if we did not enter into the merger agreement with Lindsay, the price that might be received by Elecsys’ stockholders selling shares in the open market, both in the short term and the long term, could be less than the merger consideration. The Elecsys Board concluded that the merger consideration enabled stockholders to realize a substantial portion of Elecsys’ potential future value without the market or execution risks associated with continued independence.

•	Economic conditions. The Elecsys Board considered the current state of the economy and general uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally and within our industry.

•	Arms−length negotiations. The Elecsys Board considered that the merger agreement was the product of arms−length negotiations and contained customary terms and conditions.

•	Merger agreement. The Elecsys Board considered the terms of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	the absence of a financing condition in the merger agreement;

•	the right of Elecsys and the Elecsys Board to respond to a competing proposal from another bidder, subject to certain restrictions and the requirement that we pay Lindsay the applicable termination fee and expenses if we terminate the merger agreement to accept a superior proposal;

•	the belief of the Elecsys Board that, although the termination fee provisions might have the effect of discouraging competing third−party proposals or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the $2,680,000 termination fee and up to $400,000 in expenses, representing approximately 4.4% of the equity value of the transaction, was reasonable in the context of comparable transactions, particularly given the thorough process described above;

•	the Elecsys Board’s right to change its recommendation, subject to certain restrictions, in response to a superior proposal; and

•	the fact that the end date under the merger agreement allows for sufficient time to consummate the transaction.

•	Lindsay’s reputation. The Elecsys Board considered the business reputation and capabilities of Lindsay and its management.

•	Lindsay’s resources. The Elecsys Board concluded that Lindsay had the resources needed to complete the merger.

•	Likelihood of consummation. The Elecsys Board considered the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger and the absence of a financing condition, Lindsay’s representation that it will have sufficient financial resources to pay the merger consideration and consummate the merger, and the remedies available to us under the merger agreement in the event of various breaches by Lindsay.

•	Possibility of more favorable bid. The Elecsys Board considered the possibility that a third party with the financial means could submit an unsolicited offer that could result in a superior proposal which would permit Elecsys to terminate the merger agreement and accept, if Lindsay were unwilling to match such proposal, as more fully described in “ — Background of the Merger” beginning on page 28.

•	Stockholders’ ability to reject the merger. The Elecsys Board considered the fact that the merger is subject to approval by Elecsys’ stockholders, who would be free to reject the merger.

Certain of the financial analyses presented by CCCA to the Elecsys Board were based upon financial projections prepared by our management based on various assumptions about the future performance of our business.  These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projections.  See “ — Certain Financial Projections” beginning on page 41.

In the course of reaching its decision, the Elecsys Board also considered a number of potentially negative factors including, among others, the following:

•	Participation in future gains. The Elecsys Board considered the fact that we will no longer exist as an independent public company and Elecsys’ stockholders will forgo any future increase in Elecsys’ value that might result from our earnings or possible growth as an independent company. The Elecsys Board concluded that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could be realized by our strategic plan and related sensitivity analyses on a risk−adjusted basis.

•	Risks associated with announcement and pendency of the merger. The Elecsys Board considered the risk that the announcement and pendency of the merger may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day−to−day operation of our business.

•	Risks associated with a failure to consummate the merger. The Elecsys Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied and, as a result, the possibility that the merger might not be completed. The Elecsys Board noted that, if the merger were not completed, (i) we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the price of Elecsys’ common stock will decline significantly and (iii) the market’s perception of our prospects could be adversely affected.

•	Restrictions on the operation of our business. The Elecsys Board considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise have taken absent the pending merger.

•	Nonsolicitation provision. The Elecsys Board considered the fact that the merger agreement precludes us from actively soliciting alternative proposals.

•	Termination fees. The Elecsys Board considered the possibility that the termination fee and expenses payable to Lindsay if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

•	Tax treatment. The Elecsys Board considered the fact that an all cash transaction would be taxable to Elecsys stockholders that are U.S. holders for U.S. federal income tax purposes.

•	Interests of officers and directors. The Elecsys Board considered the fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our stockholders. These interests are more fully described in the subsection titled “ — Interests of Elecsys Directors and Executive Officers in the Merger” beginning on page 43.

•	Risk factors. The Elecsys Board considered other risks and uncertainties as described above under “Cautionary Statement Regarding Forward−Looking Statements.”

While the Elecsys Board considered potentially positive and potentially negative factors, the Elecsys Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors.  Accordingly, the Elecsys Board unanimously determined the merger agreement to be in the best interests of the Elecsys stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Elecsys Board in its consideration of the merger, but is merely a summary of the material positive factors and material negative factors considered by the Elecsys Board in that regard.  In view of the number and variety of factors and the amount of information considered, the Elecsys Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination.  In addition, the Elecsys Board did not undertake to make any specific determination as to the relative importance of any particular factor, or any aspect of any particular factor, whether favorable or unfavorable to its ultimate determination, and individual members of the Elecsys Board may have given different weights to different factors.  Based on the totality of the information presented, the Elecsys Board collectively reached the unanimous decision to adopt, approve and authorize the execution and delivery of the merger agreement and the consummation of the merger and other transactions contemplated thereby in light of the factors described above and other factors that the members of the Elecsys Board felt were appropriate.

This explanation of Elecsys’ reasons for the merger and other information presented in this section is forward−looking in nature and, therefore, should be read in light of the section of this proxy statement titled “Cautionary Statement Regarding Forward−Looking Statements” beginning on page 19.

Opinion of CC Capital Advisors

Pursuant to an engagement letter dated September 25, 2014, the special committee retained CCCA to serve as its financial advisor to review the agreement and plan of merger and to provide an opinion as to whether the merger consideration was fair, from a financial point of view, to the holders of Elecsys common stock.

On October 1, 2014, CCCA presented its preliminary analysis to the special committee of the Elecsys Board regarding the merger. On October 31, 2014, CCCA presented and discussed with the Elecsys Board a draft of the basis of its opinion and opinion letter, contingent on the final details of the merger, which opinion was subsequently confirmed by delivery of a written opinion originally dated November 4, 2014 and subsequently updated on December 23, 2014. The opinion states that, as of such date, and based upon and subject to various assumptions made, and such other matters considered relevant in the opinion, the consideration of $17.50 per share for 100% of the outstanding Elecsys common stock, including all shares underlying vested and unvested options to purchase Elecsys common stock, in the form of a cash for stock merger, was fair, from a financial point of view, to the holders of Elecsys common stock.

The full text of the written opinion of CCCA, originally dated November 4, 2014 and subsequently updated on December 23, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.  Elecsys’ stockholders are urged to read the opinion in its entirety. CCCA provided its opinion to the Elecsys Board (in its capacity as such) in connection with, and for the purposes of, its evaluation of the transaction contemplated by the merger agreement. CCCA’s written opinion is addressed to the Elecsys Board, is related only to the consideration to be paid to the holders of shares of Elecsys common stock pursuant to the merger agreement, and does not address any other matter including, but not limited to, any accounting, tax or legal aspects of the merger. CCCA's opinion does not constitute a recommendation to any holder of shares of Elecsys common stock as to how such stockholder should vote with respect to the transaction contemplated by the merger agreement or any other matter at the special meeting. The merger consideration to be paid to the holders of shares of Elecsys common stock was determined in negotiations between Lindsay and Elecsys, and the decision to approve and recommend the transaction contemplated by the merger agreement was made independently by the Elecsys Board. CCCA's opinion and financial analyses were among the many factors considered by the Elecsys Board in its evaluation of the transaction contemplated by the merger agreement and should not be viewed as determinative of the views of the Elecsys Board or management with respect to the merger consideration or the transaction contemplated by the merger agreement. The summary of CCCA's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this proxy statement.

In connection with rendering the opinion described above and performing its related financial analyses, CCCA performed the following:

1.	Held discussions with Elecsys’ management and legal counsel;

2.	Reviewed drafts and the final executed copy of the merger agreement and other relevant documents pertaining to the transaction;

3.	Reviewed certain public and non-public Elecsys financial and operating information for prior years and current interim periods;

4.	Reviewed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by Elecsys and provided to CCCA for its analysis;

5.	Reviewed the financial valuation in recent similar transactions in the M2M and EMS industries;

6.	Reviewed the financial valuation relative to similar companies in the public market place;

7.	Analyzed premiums paid in relevant recent publicly disclosed transactions;

8.	Reviewed the prospects of Elecsys as a stand-alone entity, including industry considerations and the discounted cash flow of its projected financial results;

9.	Reviewed other relevant information that CCCA deemed necessary to assess the transaction.

In its review and analysis, CCCA assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it.  CCCA was not engaged to, and did not attempt to, independently verify any of such information and relied upon the assurances of management of Elecsys that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In relying on the financial analyses and forecasts provided to it, CCCA assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Elecsys to which such analyses or forecasts relate. CCCA was not engaged to assess the achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. CCCA did not conduct a physical evaluation or appraisal of any of the assets or liabilities of Elecsys nor were they furnished with any such evaluation or appraisal.

CCCA assumed that the merger will have the tax consequences described in this proxy statement and in discussions with, and materials furnished to, CCCA by representatives of Elecsys, and that it will be consummated as described in the definitive merger agreement. CCCA also assumed that the representations and warranties made by Elecsys, Lindsay and Merger Sub in the merger agreement and the related agreements are true and correct in all respects material to its analysis. CCCA is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Elecsys with respect to such issues. CCCA further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Elecsys or on the contemplated benefits of the merger.

CCCA's opinion is based on economic, market and other conditions in effect, and on information made available to CCCA, as of the date of such opinion. Subsequent developments may affect CCCA's opinion, and CCCA does not have any obligation to update, revise or reaffirm such opinion. CCCA's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Elecsys common stock in the merger, and CCCA has expressed no opinion as to the fairness of any consideration paid to the holders of any other securities, creditors or other constituencies of Elecsys, or as to the underlying decision by Elecsys to engage in the Merger. CCCA expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the Merger consideration to be paid to the holders of shares of Elecsys common stock in the Merger or with respect to the fairness of any such compensation.

CCCA, as part of its investment banking practice, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. CCCA was selected on the basis of such experience and its familiarity with similar companies to advise Elecsys in connection with the transaction contemplated by the merger agreement and to deliver a fairness opinion to the Elecsys Board with respect to the merger.

CCCA has not had any prior material relationship with Elecsys. CCCA has received a fee for services rendered in connection with delivery of the fairness opinion provided to Elecsys, plus reimbursement of reasonable out of-pocket expenses.  No portion of CCCA’s fee is contingent upon the conclusions reached in its opinion, or the closing of the merger.  Elecsys did not impose any limitations on the scope of CCCA’s investigation.  Elecsys agreed to indemnify CCCA and its affiliates, their respective directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of CCCA’s engagement and any related transactions.

With respect to the financial and operational forecasts made available to CCCA by management of Elecsys and used in CCCA’s analysis, CCCA assumed that such financial and operational forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby.

The summary set forth below of certain material financial analyses does not purport to be a complete description of the analyses or data presented by CCCA. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CCCA believes that the summary set forth below, and its analyses, must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, CCCA did not attribute any particular weight to any analyses or factors considered by it, and did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support its opinion. Rather, CCCA considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by CCCA are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses.  Moreover, CCCA's analyses are not and do not purport to be appraisals or otherwise definitively reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the summary below are identical to Elecsys, and none of the selected transactions reviewed were identical to the merger. However, the companies selected were chosen because they are publicly traded, or the relevant data was publicly available, with operations and businesses that, for purposes of CCCA's analysis, may be considered similar to those of Elecsys. CCCA arrived at its ultimate opinion of fairness, from a financial point of view, based on the results of all analyses undertaken by it and assessed as a whole.

Elecsys currently derives its revenue from two separate and distinct industry sources: M2M  and EMS. Each industry has unique growth prospects and valuation dynamics. CCCA, in its analyses, used each industry’s data in a matter consistent with Elecsys’ historical and projected results.

CCCA performed a variety of financial and comparative analyses regarding the valuation of Elecsys, including a peer group analysis comparing the financial performance and market valuation ratios of Elecsys with those of publicly traded M2M and EMS companies deemed comparable; precedent merger and acquisition transactions that have taken place in the M2M, EMS, and other similar industries; a discounted cash flow analysis of Elecsys’ projected, unlevered cash flows; and an analysis of premiums paid in recent relevant publicly disclosed takeovers relative to the premium paid to Elecsys.

The following is a summary of the material financial analyses presented by CCCA to the Elecsys Board in connection with providing its opinion.

Peer Group Analysis

CCCA compared certain financial information of Elecsys with corresponding financial information for selected publicly traded M2M and EMS companies that CCCA deemed appropriate.  The companies reviewed in connection with this analysis are included in the summary table below. CCCA reviewed, among other data, enterprise value as a multiple of revenue, enterprise value as a multiple of EBITDA, and price-to-earnings multiples. CCCA used, among other relevant data points, the range of multiples derived from the selected public companies’ enterprise value to EBITDA ratio multiplied times the last twelve months (LTM) EBITDA for Elecsys to compute a range of equity values. The derived range of equity values for Elecsys using multiples of EBITDA was $8.09 to $13.27 per share. CCCA then used the range of multiples derived from the selected public companies’ price-to-earnings ratio multiplied times the LTM net earnings for Elecsys to compute a range of equity values.  The derived range of equity values for Elecsys using multiples of earnings was from $7.07 to $11.53 per share. CCCA then used the range of multiples derived from the selected companies’ enterprise value to revenue ratio multiplied times Elecsys’ LTM revenue to compute a range of equity values. The derived range of equity values for Elecsys using enterprise value as a multiple of revenue was from $3.50 to $5.62 per share. The ranges of implied per share equity values for Elecsys were compared to the closing price of Elecsys common stock of $9.57 on November 4, 2014, the day on which Globe Newswire reported after market close that Elecsys was being acquired by Lindsay, causing the price of Elecsys common stock to rise 80.3% the following day, and the merger consideration of $17.50 per share.

M2M Peers:
Acorn Energy, Inc.
CalAmp Corp.
Digi International Inc.
EnerNOC, Inc.
PCTEL, Inc.
Sierra Wireless Inc.
USA Technologies Inc.

	EV/Revenue	EV/EBITDA	P/E
Median LTM Multiples	.8x	12.1x	16.7x
Implied Merger Multiples	2.3x	15.3x	28.6x

EMS Peers:
Benchmark Electronics Inc. Celestica Inc. Flextronics International Ltd. Jabil Circuit Inc. Plexus Corp. Sanmina Corporation

	EV/Revenue	EV/EBITDA	P/E
Median LTM Multiples	.3x	6.3x	13.0x
Implied Merger Multiples	2.3x	15.3x	28.6x

Blended Peer Group Analysis Implied Price per Share
	Low	High
EV/Revenue (LTM)	$3.50	$5.62
EV/EBITDA (LTM)	$8.09	$13.27
P/E (LTM)	$7.07	$11.53

Precedent Merger and Acquisition Transactions

CCCA reviewed publicly disclosed, precedent merger and acquisition transactions involving eight companies in the M2M industry and 14 companies in the EMS and similar industries.  The transactions selected are included in the summary tables below.  CCCA reviewed the multiples of enterprise values to the EBITDA and revenue for the selected transactions. Multiples for the selected transactions were based on publicly available information at the time of the announcement of the transaction. The derived range of equity values for Elecsys using these multiples of EBITDA was $10.06 to $16.54 per share. CCCA then used the range of multiples derived from the selected transactions price-to-earnings ratio multiplied times the LTM net earnings for Elecsys to compute a range of equity values.  The derived range of equity values for Elecsys using multiples of earnings was from $9.61 to $15.77 per share. CCCA then used the range of multiples derived from the selected companies’ enterprise value to revenue ratio multiplied times Elecsys’ LTM revenue to compute a range of equity value. The derived range of equity values for Elecsys using enterprise value as a multiple of revenue was from $6.73 to $11.00 per share.  These ranges of value were then compared to the merger consideration of $17.50 per share for Elecsys stockholders.

M2M Precedent Transactions

Announced Date	Target	Acquiror

6/10/2014	ViryaNet Ltd	Verisae, Inc.
11/11/2013	Aastra Technologies Ltd.	Mitel Networks Corporation
11/4/2013	Anaren, Inc.	Veritas Capital
9/12/2013	Enterasys Networks, Inc.	Extreme Networks Inc.
4/29/2013	Telular Corporation	Avista Capital Holdings, L.P.
5/14/2012	Tii Network Technologies, Inc.	Kelta, Inc.
6/13/2011	EMS Technologies, Inc.	Honeywell International Inc.
1/17/2011	Intellicom Innovation AB	HMS Networks AB

	EV/Revenue	EV/EBITDA	P/E
Median Multiples	1.2x	12.8x	23.9x
Implied Merger Multiples	2.3x	15.3x	28.6x

EMS Precedent Transactions

Date Announced	Target	Acquiror

9/22/2014	Viasystems Group, Inc.	TTM Technologies Inc.
7/17/2014	Ayrshire Electronics	Key Tronic Corp.
6/18/2014	Measurement Specialties Inc.	TE Connectivity Ltd.
3/20/2014	AVID Technologies, Inc.	Premier Farnell plc
12/12/2013	Beckwood Services, Inc.	Sparton Corp.
10/3/2013	CTS Electronics Manufacturing Solutions, Inc.	Benchmark Electronics Inc.
9/9/2013	Molex Incorporated	Koch Industries, Inc.
12/21/2012	Lightworks Optics, Inc.	LightWorks Optical Systems Inc.
11/6/2012	Onyx EMS, LLC	Sparton Corp.
4/4/2012	DDI Corp.	Viasystems Group, Inc.
11/10/2011	Pinnacle Data Systems Inc.	Avnet Integrated Resources
9/1/2011	ZF Array Technology, Inc.	SMTC Corporation
4/8/2011	ComSource, Inc.	Globecomm Systems Inc.
4/4/2011	LaBarge, Inc.	Ducommun LaBarge Technologies, Inc.

	EV/Revenue	EV/EBITDA	P/E
Median Multiples	1.1x	10.3x	17.1x
Implied Merger Multiples	2.3x	15.3x	28.6x

Precedent Transactions Analysis Implied Price per Share

	Low	High
EV/Revenue (LTM)	$6.73	$11.00
EV/EBITDA (LTM)	$10.06	$16.54
P/E (LTM)	$9.61	$15.77

Discounted Cash Flow

CCCA performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax, free cash flows that the stand-alone Elecsys could generate over the period from the fiscal year ending April 30, 2015 through the fiscal year ending April 30, 2019 based on internal estimates provided to CCCA by Elecsys.  CCCA calculated a range of terminal values for Elecsys by applying a range of EBITDA exit multiples, derived from selected public companies, as well as terminal values using a range of projected perpetual growth rates. The cash flows and terminal values were then discounted to present value using after-tax discount rates from 10.5% to 12.5%, based on CCCA’s estimate of Elecsys’ weighted average cost of capital, which included, among other things, an analysis of the selected companies under the "Peer Group Analysis" described above. The derived range of equity values for Elecsys using discounted cash flow was from $9.38 to $15.70 per share. These ranges of value were then compared to the Merger consideration of $17.50 per share for Elecsys stockholders.

Discounted Cash Flow Analysis Implied Price per Share

Low	High
$9.38	$15.70

Historical Trading Range

For reference purposes only, and not as a component of its fairness analysis, CCCA presented to the Elecsys Board the 5 year trading range of Elecsys common stock ending November 4, 2014, which was between $3.00 per share and $15.21 per share, and the closing price of Elecsys common stock on November 4, 2014 of $9.57 per share, and compared those trading prices to the merger consideration of $17.50 per share.

Purchase Price Premium

CCCA reviewed the historical closing trading prices for shares of Elecsys common stock for the one day, one week, one month, and one year prior to merger announcement. CCCA also reviewed the purchase price premiums for relevant publicly disclosed merger and acquisition transactions of publicly traded companies.

This analysis compared the merger premium to the average premiums of the selected public companies:

•	the merger premium to be paid to Elecsys stockholders based on shares traded one day prior to public announcement of the merger is 69% as compared to an average of 33% for the selected public companies;

•	the merger premium to be paid to Elecsys stockholders based on shares traded one week prior to public announcement of merger is 60% as compared to an average of 34% for the selected public companies;

•	the merger premium to be paid to Elecsys stockholders based on shares traded one month prior to public announcement of merger is 63% as compared to an average of 29% for the selected public companies;

•	the merger premium to be paid to Elecsys stockholders based on shares traded one year prior to public announcement of merger is 118% as compared to an average of 26% for the selected public companies.

Summary

The following table summarizes the material financial analyses performed by CCCA and reviewed by the Elecsys Board in connection with CCCA’s opinion relating to the merger. CCCA believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion.

	Low	High
Peer Group Analysis
EV/Revenue (LTM)	$3.50	$5.62
EV/EBITDA (LTM)	$8.09	$13.27
P/E (LTM)	$8.38	$13.72

Precedent Transactions Analysis
EV/Revenue (LTM)	$6.73	$11.00
EV/EBITDA (LTM)	$10.06	$16.54
P/E (LTM)	$9.61	$15.77

Discounted Cash Flow Analysis	$9.38	$15.70

CCCA’s opinion notes that it was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to any other merger, sale or other business combination involving any part of Elecsys.

The terms of the merger agreement, including the consideration payable to Elecsys stockholders in the merger, were determined through negotiation between Elecsys and Lindsay Corporation, and the decision to enter into the merger agreement was solely that of the Elecsys Board and Lindsay board of directors. CCCA’s opinion and financial analyses were among many factors taken into consideration by the Elecsys Board with respect to the value of Elecsys. Consequently, CCCA’s analysis should not be viewed as determinative of the decision of the Elecsys Board with respect to the fairness of the per share consideration to be received, from a financial point of view, by the stockholders of Elecsys, or of whether the Elecsys Board would have been willing to agree to different or other forms of consideration.

Certain Financial Projections

Elecsys does not as a matter of course make public projections as to future performance, earnings or other results. However, Elecsys provided certain nonpublic financial information to CCCA in its capacity as financial advisor to the special committee of the Elecsys Board, including projections by management of Elecsys’ standalone financial performance for fiscal years 2015 through 2019. These financial projections included forecasts of revenue, gross profit, and EBITDA. These financial projections were used by CCCA in performing the discounted cash flow analysis included above. These financial projections were also provided to Lindsay.  A summary of these financial projections is set forth below.

Financial Projections

($ millions)	Projected Fiscal Year
	2015P	2016P	2017P	2018P	2019P
Revenue	$33,204	$36,093	$39,490	$43,481	$48,167
Gross Profit	13,081	14,393	15,881	17,633	19,527
EBITDA	5,206	5,924	6,549	7,332	8,238

The financial projections summarized above have been prepared by, and are the responsibility of, Elecsys’ management. The financial projections summarized in this section were prepared solely for internal use by Elecsys and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (GAAP). The financial projections are forward-looking statements.

Elecsys’ management believes the forecasts were prepared in good faith and on a reasonable basis using the best information available to Elecsys’ management at the time of its preparation. The financial projections, however, are not actual results and should not be relied upon as being indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. McGladrey LLP, Elecsys independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to these financial projections and does not express an opinion or any other form of assurance with respect thereto. The summary of these financial projections is not being included in this proxy statement to influence an Elecsys stockholder's decision whether to vote in favor to approve the merger proposal, but because portions of the financial projections were provided to Lindsay in connection with Lindsay's due diligence of Elecsys, and represent an assessment by our management of the future cash flows that were used in CCCA’s financial analysis, and represented one of the many factors on which the Elecsys Board relied in making its recommendation to Elecsys stockholders.

The financial projections reflect various estimates and assumptions made by Elecsys, all of which are difficult to predict and many of which are beyond Elecsys’ control including, among others, the following assumptions:

•	M2M annual revenue growth of 17%;
•	EMS annual revenue growth of 2.5%;
•	Increased sales, general and administrative (SG&A) expenses such that SG&A expenses, including research and development costs, will increase at a slightly lower rate than revenue;
•	Capital expenditures of $2.6 million for a plant expansion in fiscal years 2015 and 2016, and annual maintenance capital expenditures ranging from $0.5 million to $0.7 million.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Elecsys or any of its affiliates, advisors, representatives or Lindsay or any other recipient of this information considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied upon as such. Neither Elecsys nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections. While the financial projections were prepared in good faith and Elecsys’ management believes the assumptions on which the financial forecasts were based were reasonable when made, no assurance can be made regarding future events. Because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. While presented with numeric specificity, the assumptions upon which the financial projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, which are difficult to predict accurately and many of which are beyond Elecsys’ control. Important factors that may affect actual results include, but are not limited to, the items described in the section of this proxy statement titled "Cautionary Statements Regarding Forward-Looking Statements" beginning on page 19.

Neither Elecsys nor any of its affiliates, advisors or representatives undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. We do not intend to make publicly available any update or other revision to the financial projections, except as required by law. Neither Elecsys nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Elecsys compared to the information contained in the financial projections or that forecasted results will be achieved. Elecsys made no representation to Lindsay, in the merger agreement or otherwise, concerning the financial projections.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Elecsys, Lindsay or CCCA or anyone who received the financial projections then considered, or now considers, the financial projections to be material information of Elecsys or a reliable prediction of future events, and the financial projections should not be relied upon as such. Elecsys views the financial projections as nonmaterial because of the inherent risks and uncertainties associated with such long-range financial forecasts. Elecsys stockholders are cautioned not to place undue reliance on the financial projections included in this proxy statement.

Interests of Elecsys Directors and Executive Officers in the Merger

In considering the recommendation of the Elecsys Board that you vote to approve the merger proposal, you should be aware that, aside from their interests as Elecsys stockholders, Elecsys’ directors and executive officers of Elecsys have interests in the merger that are different from, or in addition to, the interests of Elecsys stockholders generally.

With regard to our independent directors serving on the Elecsys Board, areas where their interests may differ from those of other Elecsys stockholders relate to the impact of the transaction on the directors’ outstanding restricted stock awards and the provision of indemnification and insurance arrangements pursuant to the merger agreement and Elecsys’ articles of incorporation and bylaws, which reflect the fact that such directors may be subject to claims arising from their service on the Elecsys Board.

Our interested director and executive officer, Karl Gemperli, and other executive officers, Todd Daniels, Michael Morgan, Daniel Hughes and Pete Osheim, may have interests that differ from or are in addition to those of our stockholders due to their potential receipt of some or all of the following payments and benefits that may be triggered by or otherwise relate to the merger:

•	the cancellation and cashing out of all stock options, whether vested or unvested, held by the executive officers;

•	the payment of cash bonuses at the effective time to such individuals equal to 100% of the payment that such executive officers would be entitled to receive assuming performance at the FY2015 Pre-Tax/Pre-Bonus income level set forth in the Elecsys FY2015 Executive Bonus Plan, prorated for the portion of fiscal 2015 ending on the last day of the month immediately preceding the effective time and reduced by any income or employment tax required to be withheld with respect to such payment;

•	the entitlement of certain of such executive officers to receive guaranteed compensation from the surviving corporation, with his current salary, until the first anniversary of the closing of the merger, unless such executive officer terminates his employment with the surviving corporation for any reason or such officer’s employment is terminated by the surviving corporation prior to the first anniversary of the closing of the merger (i) for cause (as defined in the agreement entered into by each such officer) or (ii) by reason of his death or disability; and

•	the provision of indemnification and insurance arrangements under the merger agreement and Elecsys’ articles of incorporation and bylaws.

These interests are described in more detail below, and certain of them are quantified in the tables below in accordance with applicable SEC rules.

Bonus Payments

Under the terms of the merger agreement, the executive officers named in the FY2015 Executive Bonus Plan are each entitled to receive cash payments equal to 100% of the payment that such executive officer would be entitled to receive assuming performance at the FY2015 Pre-Tax/Pre-Bonus income level set forth in the Elecsys FY2015 Executive Bonus Plan, prorated for the portion of fiscal 2015 ending on the last day of the month immediately preceding the effective time and reduced by any income or employment tax required to be withheld with respect to such payment.

The bonuses will be paid in a single lump sum cash payment not later than 3 business days following the closing of the merger, contingent on such executive officer remaining continuously employed with Elecsys, or any affiliate or subsidiary, through the effective time.  The amount of each such executive officer’s bonus, assuming the merger closes on January 31, 2015, is set forth in the table below.  If the merger closes after such date, the bonus payable to each such executive officer will increase.

Executive Officer	Bonus
Karl B. Gemperli	$35,950
Todd A. Daniels	$21,570
Michael D. Morgan	$21,570
Daniel L. Hughes	$21,570
Pete Osheim	$21,570
Total

Treatment of Executive Officer and Director Common Stock

As is the case for every holder of Elecsys common stock (other than any holder who has properly perfected his, her or its appraisal rights), Elecsys’ directors and executive officers will receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of Elecsys common stock that he or she owns at the effective time.  For information regarding beneficial ownership of Elecsys common stock by each of Elecsys’ current directors and executive officers and all directors and executive officers as a group, see the section of this proxy statement titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 66.

Treatment of Executive Officer and Director Equity and Equity−Based Awards

As described under “The Merger Agreement — Treatment of Elecsys Equity Awards” beginning on page 52, each option to purchase shares of Elecsys common stock, each outstanding share of Elecsys’ common stock subject to time-based, performance or other vesting or lapse restrictions and will be treated as set forth below.

Treatment of Stock Options

The merger agreement provides that at the effective time, each option to purchase shares of Elecsys common stock, whether vested or unvested, that is outstanding and unexercised as of the effective time will be cancelled and the holder thereof will be entitled to receive an amount in cash (if any), without interest and less any applicable withholding taxes, equal to the product of (x) the number of shares of Elecsys common stock subject to such cancelled option and (y) the excess, if any, of the merger consideration of $17.50 per share over the exercise price per share of such cancelled option, reduced by any income or employment tax required to be withheld with respect to such payment.

Payments with respect to options to purchase shares of Elecsys common stock cancelled under the merger agreement will be made as soon as reasonably practicable following the effective time.  None of our independent directors holds any outstanding stock options.  Please see the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Interests of Elecsys Directors and Executive Officers in the Merger – Equity Interests of Executive Officers and Independent Directors” beginning on page 47 for a chart showing the amount of cash that each of the executive officers of Elecsys will receive in connection with the merger in consideration for the options that he holds.

Treatment of Restricted Stock

The merger agreement provides that each outstanding share of Elecsys common stock subject to time−based vesting conditions under any plan arrangement or agreement of Elecsys (“restricted stock”) will fully vest immediately prior to the effective time, and the holder of such share will be entitled to receive the merger consideration of $17.50 in respect of such share, less any applicable withholding taxes.  Our executive officers do not hold any shares of restricted stock.  Please see the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Interests of Elecsys Directors and Executive Officers in the Merger – Equity Interests of Executive Officers and Independent Directors” beginning on page 47 for a chart showing the amount of cash that each of the independent directors of Elecsys will receive in connection with the merger in consideration for the shares of restricted stock that he or she holds.

Offer Letters Including Severance Agreements

In connection with the execution of the merger agreement, and a Support Agreement, each of Messrs. Gemperli, Daniels, Morgan and  Hughes executed an offer letter from Merger Sub. These offer letters entitle such officers to receive guaranteed compensation from the surviving corporation, at their current salary level, until the first anniversary of the closing of the merger, unless such officer terminates his employment with the surviving corporation for any reason or such officer’s employment is terminated by the surviving corporation prior to the first anniversary of the closing of the merger (i) for cause or (ii) by reason of their death or disability.  Cause is defined as (i) conviction for a felony or misdemeanor (other than for minor motor vehicle offenses or other minor offenses); (ii) willful failure to comply with any lawful directive of the board of directors of the surviving corporation, the President of Lindsay, or any lawful policy of Lindsay; or (iii) dishonesty or gross negligence in the performance of the officer’s duties for the surviving corporation.  Pursuant to the offer letters, the employment of each such officer with the surviving corporation will at all times be “at will.”

Support Agreements

In connection with the execution of the merger agreement, Elecsys directors Messrs. Taylor and Gegen, executive officers Messrs. Daniels, Morgan and Hughes, and director and executive officer Mr. Gemperli have each executed a Support Agreement with Lindsay and Merger Sub pursuant to which they have each agreed, among other things, to (i) vote their shares of Elecsys common stock in favor of the merger proposal and the other proposals to be considered at the special meeting, (ii) waive their appraisal rights in connection with the merger, and (iii) not disclose certain confidential information.  The Support Agreements entered into by Messrs. Daniels, Morgan and Hughes further provide that, subject to certain conditions, for a period of 3 years following the closing of the merger, they will not (i) compete with Elecsys within the continental United States, (ii) induce or attempt to induce any employee to leave the employ of Lindsay or Elecsys or interfere with the relationship between Lindsay or Elecsys and their employees or their customers, suppliers, licensees or others with whom they have business relationships, or (iii) publicly disparage Lindsay, Elecsys, or any of their respective shareholders, directors, officers, employees or agents, or any of the actions taken by any of the foregoing in connection with the operation of the surviving corporation’s business or the negotiation of, and performance of the transactions contemplated by, the merger agreement. The Support Agreement entered into by Mr. Gemperli provides that he will refrain from taking any of the actions described in the foregoing sentence for a period of 5 years following the closing of the merger, subject to certain conditions.  The Support Agreements automatically terminate upon termination of the merger agreement.

Indemnification and Insurance

After the effective time, Lindsay will, and will cause the surviving corporation to, indemnify present and former directors and officers of Elecsys and its subsidiaries to the fullest extent permitted by law for any claim arising out of the merger agreement or the fact that such individuals served in such capacities, in each case, to the extent that such claim pertains to any matter or fact arising, existing or occurring prior to the effective time. In addition, all rights to indemnification and limitations on liability in favor of present and former directors and officers of Elecsys and its subsidiaries pursuant to Elecsys’ articles of incorporation and bylaws as of the date of the merger agreement will be maintained in effect for a period of 6 years following the effective time.

For a period of 6 years following the effective time, Lindsay will cause the present directors and executive officers to be covered under Elecsys’ existing directors’ and officers’ liability insurance policies, or other policies of the same or substantially similar coverage, covering any claims arising with respect to acts or omissions occurring before the effective time.  In no event, however, shall Lindsay or the surviving corporation be required to pay in any one year aggregate premiums for directors’ and officers’ liability insurance in excess of 200% of the aggregate premiums paid by Elecsys in fiscal 2015 for such purposes.  In the event that, in any one year, the aggregate premiums for directors’ and officers’ liability insurance exceed 200% of the aggregate premiums paid by Elecsys in fiscal 2015 for such purposes, Lindsay or the surviving corporation shall purchase the highest level of directors’ and officers’ liability insurance coverage available for 200% of the aggregate premiums paid by Elecsys in fiscal 2015.

No Other Employment Agreements with Executive Officers or Directors

As of the date of this proxy statement, other than the offer letters discussed in the section of this proxy statement titled “The Merger Proposal (Proposal 1) – Interests of Elecsys Directors and Executive Officers in the Merger – Offer Letters Including Severance Agreements” beginning on page 45, none of our executive officers or directors has entered into any agreement, arrangement or understanding with Elecsys or its subsidiaries or with Lindsay or their respective affiliates specifically regarding employment with, or the right to participate in the equity of, Elecsys or Lindsay on a going−forward basis following the completion of the merger.  Furthermore, as of the date of this proxy statement, no member of the Elecsys Board has entered into any agreement, arrangement or understanding with Lindsay or its affiliates regarding the right to participate in the equity of Lindsay following the completion of the merger.  However, Lindsay has publicly stated that it expects Elecsys to be operated as a subsidiary of Lindsay following the merger and to continue to be led by key members of Elecsys’ senior management team.  Following the completion of the merger, none of the Elecsys Board members will remain on the Elecsys Board or become members of the board of directors of Lindsay.

Golden Parachute Compensation

Messrs. Gemperli, Daniels and Morgan, the named executive officers of Elecsys, are entitled to receive certain compensation from Elecsys as a result of the merger, consisting of cash bonuses and cash consideration paid in respect of cancelled stock options.  The named executive officers may also be entitled to additional compensation due to termination of employment in connection with the merger pursuant to the terms of the offer letters that they each executed with Merger Sub on November 4, 2014.  These types of compensation are referred to as “potential merger−related payments.”  The potential merger-related payments payable by Elecsys to Messrs. Gemperli, Daniels and Morgan are subject to a nonbinding, advisory vote of the Elecsys stockholders, as described under “Advisory Vote on Named Executive Officer Merger−Related Compensation Proposal (Proposal 2)” on page 63.

The following table and related footnotes present information about the potential merger-related payments payable to Elecsys’ named executive officers in connection with the merger, after giving effect to the merger, assuming that (i) the merger was completed on January 31, 2015, (ii) the employment of each of the named executive officers was terminated other than for cause on that date, and (iii) all other conditions to the payments of such amounts were satisfied.  Certain payments, such as the payment of cash bonuses and cash in respect of stock options subject to cancellation and cashing out, are payable at the effective time, while other payments, such as the severance payments, are only payable, as permitted under the rules of Internal Revenue Code Section 409A, upon the executive officer’s qualifying termination of employment in connection with the merger.  This table does not include the value of benefits which the named executive officers already have a vested right to receive without regard to the occurrence of the merger.  The ultimate values to be received by each named executive officer in connection with the merger may differ from the amounts set forth below.

Name	Cash(1)	Equity(2)	Other(3)	Total
Karl B. Gemperli	$255,000	$928,600	$35,950	$1,219,550
Todd A. Daniels	$160,000	$473,200	$21,570	$654,770
Michael D. Morgan	$173,500	$404,000	$21,570	$599,070

(1)	Consists of the cash payment that would be payable to the named executive officer if his employment with the surviving corporation is terminated without cause by the surviving corporation during the period lasting for 1 year after the effective time, pursuant to the terms of the offer letter that he executed with Merger Sub on November 4, 2014.

(2)	Represents the value of all stock options to be cancelled and cashed out upon closing of the merger; calculated as the merger consideration of $17.50 per share minus the exercise price of the option, multiplied by the number of shares subject to the award.

(3)	Consists of the cash bonus payable to the named executive officer pursuant to the terms of the merger agreement.

Equity Interests of Executive Officers and Independent Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards currently held by each of Elecsys’ executive officers and independent directors, in each case that either are currently vested or that will vest in connection with the merger, assuming that the effective time occurs on January 31, 2015. The table also sets forth the values of these shares and equity awards based on the $17.50 per share merger consideration (minus the applicable exercise price for the options). No new shares of common stock or equity awards were granted to any executive officer or independent director in contemplation of the merger.

Name	Shares Held (#)	Shares Held ($)	Options Held (#)	Options Held ($)	Restricted Stock Held (#)	Restricted Stock Held ($)	Total ($)
Robert D. Taylor	242,276	$4,239,830	-	-	2,678	$46,865	$4,286,695
Stan Gegen	256,293	$4,485,128	-	-	2,678	$46,865	$4,531,993
George Semb	22,000	$385,000	-	-	965	$16,888	$401,888
Laura Ozenberger	-	-	-	-	965	$16,888	$16,888
Karl B. Gemperli	517,000	$9,047,500	75,000	$928,600	-	-	$9,976,100
Todd A. Daniels	62,224	$1,088,920	40,000	$473,200	-	-	$1,562,120
Michael D. Morgan	114,728	$2,007,740	35,000	$404,000	-	-	$2,411,740
Dan Hughes	100	$1,750	55,000	$709,580	-	-	$711,330
Pete Osheim	-	-	15,000	$82,000	-	-	$82,000

Voting by Elecsys’ Directors and Executive Officers

At the close of business on the record date, the directors and executive officers of Elecsys were entitled to vote 1,214,621 shares of Elecsys common stock, or approximately31.7% of all shares of Elecsys common stock issued and outstanding on that date.  Elecsys directors Messrs. Taylor and Gegen, executive officers Messrs. Morgan, Daniels and Hughes and director and executive officer Mr. Gemperli, who are collectively entitled to vote 1,192,621 shares of Elecsys common stock, or approximately 31.2% of all shares of Elecsys common stock issued and outstanding on the record date, have each entered into a Support Agreement with Lindsay and Merger Sub, pursuant to which they have agreed, among other thing and subject to certain conditions, to vote their shares of Elecsys common stock in favor of the merger proposal and the other proposals to be considered at the special meeting.

Financing of the Merger

The closing of the merger is not conditioned on the receipt of financing by Lindsay. If all other conditions to closing of the merger have been satisfied, Lindsay will be obligated to consummate the merger regardless of whether Lindsay has obtained financing.  While Lindsay has sufficient cash on hand to consummate the merger, Lindsay may take advantage of attractive debt market interest rates in support of the merger as it continues to execute on its capital allocation plan.

Delisting and Deregistration of Elecsys Common Stock

If the merger is completed, the Elecsys common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be deregistered under the Exchange Act.

Appraisal Rights

Under Section 17-6712 of the KGCC, any holder of Elecsys common stock who does not wish to accept the per share cash consideration of $17.50 in the merger may dissent from the merger and elect to have the fair value of such stockholder’s shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 17-6712.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the KGCC, and is qualified in its entirety by the full text of Section 17-6712, which is provided in its entirety as Annex C to this proxy statement. All references in Section 17-6712 and in this summary to a “stockholder” are to a record holder of the shares of Elecsys’ common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.  If you hold your shares of Elecsys common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

                    Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. Failure to comply with the procedures specified in Section 17-6712 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising appraisal rights, we urge stockholders who consider exercising such rights to seek the advice of counsel.

                    Any record holder of Elecsys common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 17-6712 must satisfy each of the following conditions:

•	deliver to Elecsys a written demand for appraisal of such stockholder’s shares prior to the taking of the vote on the merger agreement and the merger at the special meeting of stockholders, which demand will be sufficient if it reasonably informs Elecsys of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares; and

•	not vote the holder’s shares of common stock in favor of, or consent to, the approval and adoption of the merger or the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger and the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must not vote in favor of or consent to the approval and adoption of the merger and the merger agreement.

                    Voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 17-6712. The written demand for appraisal of the stockholder’s shares must be in addition to and separate from any such proxy or vote.

                    Only a record holder of shares of Elecsys common stock is entitled to assert appraisal rights for the shares that are registered in his, her or its name as of the record date and that remain issued and outstanding immediately prior to the effective time. In order to exercise appraisal rights, a stockholder must continue to hold the shares with respect to which he, she or it intends to seek appraisal as of the effective time. A stockholder who elects to exercise appraisal rights pursuant to Section 17-6712 should mail or deliver a written demand to: Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061 Attention: Todd A. Daniels, Secretary.

                    Within ten days after the effective date of the merger, the surviving corporation must notify each dissenting stockholder of Elecsys who has made a written demand for appraisal in accordance with Section 17-6712 and who has not voted in favor of or consented to the approval and adoption of the merger or the merger agreement that the merger has become effective.

                    During a 120-day period after the effective date of the merger, a dissenting stockholder who has complied with the appraisal provisions of Section 17-6712 and who makes a written request of the surviving corporation is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement within 10 days of receiving the dissenting stockholder’s written request for such statement or within 10 days after expiration of the period for delivery of demands for appraisal provided by Section 17-6712(d), whichever is later.

                    Within 120 days after the effective date of the merger, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 17-6712 may file a petition in a Kansas district court demanding a determination of the value of the shares of Elecsys common stock held by all dissenting stockholders who have complied with such requirements. Notwithstanding this right of petition, the dissenting stockholder who has complied with the requirements of Section 17-6712 may, within 60 days after the effective date of the merger, withdraw its demand for appraisal and accept the terms offered upon the merger.

                    If a stockholder files such petition, a copy of the petition must be served on the surviving corporation. Within 20 days after service of the stockholder petition, the surviving corporation must file with the clerk of the same Kansas district court a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the surviving corporation has not reached agreements as to the value of such stockholders’ shares. If the petition is filed by the surviving corporation, such petition must be accompanied by such duly verified list.  Notice of the time and place fixed for the hearing of such petition shall be given by registered or certified mail from the clerk of the court, if so ordered by the court, to the surviving corporation and the stockholders on such list, and by publication at least one week before such hearing of a notice in a newspaper of general circulation in the county in which the court is located, or such other publication as the court deems advisable. The costs of such notices and publication shall be borne by the surviving corporation.

                    At the hearing on such petition, the court shall determine the stockholders who have complied with the requirements of Section 17-6712 and are therefore entitled to appraisal rights. The court may require stockholders who have demanded appraisal and whose shares of Elecsys common stock are represented by certificates to submit such certificates to the clerk of the court for notation thereon of the pendency of the appraisal proceedings. After determining the stockholders entitled to appraisal, the court shall determine the fair value of the Elecsys common stock held by such stockholders, exclusive of any element of value arising from the expectations or accomplishment of the merger, together with a fair rate of interest (if any) to be paid upon the amount determined to be fair value, and shall direct the payment of such value, together with interest, if any, to the holders of such common stock by the surviving corporation. The costs of such proceeding may be determined by the court and taxed upon the parties as the court deems equitable. The court may, upon application of a stockholder, order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including attorney’s fees and expenses of experts) to be charged pro rata against the value of all shares entitled to an appraisal.

                    Elecsys is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should expect to have to initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 17-6712. Inasmuch as Elecsys has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder’s previous written demand for appraisal.

                    Under the merger agreement, Elecsys has agreed to give Lindsay prompt notice of any demands for appraisal received by Elecsys. Lindsay has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the KGCC.  Elecsys will not, except with the prior written consent of Lindsay, make any voluntary payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                    Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that the opinion of CCCA is not an opinion as to fair value under Section 17-6712.

                    Any stockholder may withdraw his, her or its demand for appraisal and accept the merger consideration set forth in the merger agreement by delivering to the surviving corporation a written withdrawal of such stockholder’s demands for appraisal, except that:

•	any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation, and

•	no appraisal proceeding in the Kansas district court shall be dismissed as to any stockholder without the approval of the Kansas district court, and such approval may be conditioned upon such terms as the Kansas district court deems just.

If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when such approval is required, or if the Kansas district court does not approve the dismissal of an appraisal proceeding, such stockholder would be entitled to receive the amount determined to be the fair value (if any) in respect of his, her or its shares in any such appraisal proceeding.

                    Failure of any stockholder to comply strictly with all of the procedures set forth in Section 17-6712 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Litigation Relating to the Merger

A purported class action complaint relating to the merger has been filed in the District Court of Johnson County, Kansas on behalf of putative classes of Elecsys’ public stockholders.  The complaint names as defendants the members of the Elecsys Board, Elecsys, Lindsay and Merger Sub.  The case generally alleges that members of the Elecsys Board breached their fiduciary duties to Elecsys’ stockholders with respect to the merger agreement and that the other defendants aided and abetted that breach. The case is Shiva Y. Stein v. Elecsys Corporation. (Case No 14CV07182), filed November 12, 2014.

On November 26, 2014, a second purported class action complaint relating to the merger was filed in the District Court of Johnson County, Kansas on behalf of putative classes of Elecsys’ public stockholders.  The complaint also names as defendants the members of the Elecsys Board, Elecsys, Lindsay and Merger Sub.  As in the complaint filed on November 12, 2014, the case generally alleges that members of the Elecsys Board breached their fiduciary duties to Elecsys’ stockholders with respect to the merger agreement and that the other defendants aided and abetted that breach.  The case is Steven Latoski v. Elecsys Corporation (Case No. 14CV07472).

On December 11, 2014, a third purported class action complaint relating to the merger was filed in the District Court of Johnson County, Kansas on behalf of putative classes of Elecsys’ public stockholders.  The complaint also names as defendants the members of the Elecsys Board, Elecsys, Lindsay and Merger Sub.  The case makes the same general allegations as the prior two class action complaints.  The case is Fred Raleigh v. Elecsys Corporation (Case No. 14CV07760).

The three cases seek, among other things, injunctive relief preventing the consummation of the merger, damages and an award of plaintiff’s expenses and attorneys’ fees.  The outcome of these lawsuits is uncertain.  Elecsys and the Elecsys Board believe that the claims asserted in the suits are without merit and intend to defend themselves vigorously against the claims.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein.  The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature.  This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement.  You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger.

The merger agreement has been included to provide you with information regarding its terms.  It is not intended to provide any other factual information about Elecsys.  The representations and warranties in the merger agreement were made only for the purposes of the merger agreement as of the specific dates therein, and were solely for the benefit of the parties to the merger agreement.  The representations and warranties contained in the merger agreement may be subject to limitations agreed upon by the parties to the merger agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the merger agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.  Moreover, certain representations and warranties in the merger agreement may be subject to a standard of materiality provided for in the merger agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact.  You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Elecsys or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Elecsys’ public disclosures.  You should read the representations and warranties in the merger agreement and their description in this proxy statement in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the KGCC, at the effective time, Merger Sub, a wholly owned subsidiary of Lindsay created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Elecsys and Elecsys will survive the merger as an indirect wholly owned subsidiary of Lindsay.

Closing and Effectiveness of the Merger

The closing of the merger will take place on the first business day after the conditions to its completion have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing).  In accordance with the KGCC, the parties will file a certificate of merger with the Secretary of State of the State of Kansas and the merger will become effective upon such filing (or at such later time as may be agreed to by the parties and specified in the certificate of merger).

We expect to complete the merger during the first quarter of calendar year 2015.  However, Elecsys cannot predict the actual date on which the merger will be completed, if at all, because completion is subject to conditions beyond Elecsys’ control.  There may be a substantial amount of time between the special meeting and the completion of the merger.  We expect to complete the merger promptly following the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.  See the section of this proxy statement titled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 59.

Articles of Incorporation and Bylaws

At the effective time, the articles of incorporation and bylaws of Merger Sub in effect at the effective time will become the articles and bylaws of the surviving corporation, until such articles of incorporation and bylaws are thereafter amended in accordance with the provisions thereof and as provided by applicable law.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately before the effective time will be the initial directors of the surviving corporation.  The officers of Elecsys immediately prior to the effective time shall be the initial officers of the surviving corporation. Following the effective time, the directors and officers of the surviving corporation will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Merger Consideration

At the effective time, each issued and outstanding share of Elecsys common stock (other than Elecsys common stock held by Lindsay or Merger Sub) will be automatically converted into the right to receive $17.50 in cash, without interest and less any applicable withholding taxes (unless a stockholder has properly perfected his, her or its appraisal rights).  After the merger is completed, current holders of Elecsys common stock will have only the right to receive a cash payment in respect of their shares of Elecsys common stock, and will no longer have any rights as holders of Elecsys common stock, including voting or other rights, and Lindsay will own 100% of Elecsys’ outstanding common stock.  Shares of Elecsys common stock held by Lindsay or Merger Sub will be cancelled at the effective time.

Exchange Procedures

Lindsay will deposit in trust to a paying agent an amount in cash sufficient to pay the merger consideration to each holder of Elecsys common stock.  As soon as practicable after the effective time, Lindsay will instruct the paying agent to mail a letter of transmittal and instructions to each holder of record of Elecsys common stock.  The letter of transmittal and instructions will tell Elecsys stockholders how to surrender their common stock certificates or shares that may be represented by book entry in exchange for payment of the merger consideration.

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Registered stockholders will not receive the merger consideration until they surrender their book-entry shares of Elecsys common stock or their share certificates representing shares of Elecsys common stock, as applicable, to the paying agent, together with a properly completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal or accompanying instructions.  The merger consideration will be provided only in accordance with the procedures set forth in the letter of transmittal.

At the effective time, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Elecsys common stock.

Treatment of Elecsys Equity Awards

Stock Options.  At the effective time, Elecsys will cancel each outstanding option to purchase shares of Elecsys common stock, whether vested or unvested.  In consideration for such cancellation, the holders of cancelled options shall be entitled to receive a cash payment without interest in an amount (if any) equal to the product of (x) the number of shares of Elecsys common stock subject to such cancelled option and (y) the excess, if any, of the merger consideration of $17.50 per share over the exercise price per share of the cancelled option, reduced by any income or employment tax required to be withheld with respect to such payment.

Restricted Shares.  At the effective time, each outstanding share of Elecsys common stock subject to time−based, performance or other vesting or lapse restrictions under any plan, arrangement or agreement of Elecsys will fully vest such that each holder thereof will be entitled to 100% of the shares of Elecsys’ common stock underlying such awards and the holder thereof will receive the merger consideration of $17.50 for each such share, less any applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, existence, good standing, qualification to do business and similar corporate matters;

•	our and our subsidiaries’ capitalization and capital structure;

•	our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement;

•	the absence of conflicts with our organizational documents, applicable law or certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	the absence of defaults or accelerations of obligations under certain contracts, or creation of liens on our assets, in each case, resulting from our entry into the merger agreement or the completion of the merger;

•	consents, approvals, filings and registrations required from governmental entities to enter into the merger agreement and complete the merger;

•	our financial statements and SEC filings, disclosure controls and procedures and internal control over financial reporting, and the Sarbanes−Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the absence since April 30, 2014 of any events that have had or would reasonably be expected to have a material adverse effect on Elecsys, or certain actions by Elecsys not taken in the ordinary course of business consistent with past practice;

•	the absence of proceedings, claims, actions or governmental or regulatory investigations or other proceedings pending or threatened against us and the absence of certain orders against us;

•	our and our subsidiaries’ compliance with applicable laws, including, without limitation, applicable environmental, anticorruption and export laws;

•	our and our subsidiaries’ compliance with tax laws and other tax matters;

•	employment, labor and employee−benefit matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts;

•	our owned and leased real property and our other assets and property;

•	intellectual property;

•	environmental matters;

•	our insurance policies;

•	the absence of any rights agreement, “poison pill” or similar agreements and plans;

•	brokers and financial advisors;

•	the recommendation of the Elecsys Board that the Elecsys shareholders vote for the merger proposal;

•	transactions between Elecsys and its affiliates;

•	the validity of, and absence of default under, certain material contracts of Elecsys and its subsidiaries;

•	our customers and vendors; and

•	our receipt of an opinion from CC Capital Advisors regarding the fairness, from a financial point of view, of the consideration to be received by holders of Elecsys common stock.

Some of our representations and warranties are qualified as to materiality or by exceptions related to the absence of a material adverse effect.  Under the merger agreement, “a material adverse effect” with respect to Elecsys means an effect which is materially adverse to, or would reasonably be expected to have a material adverse effect on (i) Elecsys’ ability to consummate the merger within the timeframe contemplated by this Agreement, or (ii) the financial condition, business or results of operations of Elecsys its subsidiaries, taken as a whole; provided, that none of the following shall constitute or be taken into account in determining whether a material adverse effect has occurred or would be reasonably expected to occur:

•	seasonal fluctuations in the business of Elecsys and its subsidiaries;

•	any acts of terrorism, war, national or international calamity or any other similar event;

•	the taking of any action required by, or the failure to take any action prohibited by, the merger agreement;

•	the announcement or pendency of the merger agreement or the merger (including stockholder litigation in connection therewith);

•	general economic, business, regulatory, financial or market conditions in the United States and/or elsewhere in the world (in each case, as long as Elecsys and/or its subsidiaries are not disproportionately affected thereby);

•	conditions affecting any of the industries or industry sectors in which Elecsys or any of its subsidiaries operates (in each case, as long as Elecsys and/or its subsidiaries are not disproportionately affected thereby); or

•	any change in any law or accounting principle, or any change in interpretation of either of the foregoing.

Lindsay and Merger Sub also make a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	organization, existence, good standing, qualification to do business and similar corporate matters;

•	corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement;

•	the absence of conflicts with their respective organizational documents, applicable law or certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	consents, approvals, filings and registrations required from governmental entities to enter into the merger agreement and complete the merger;

•	the absence of actions, suits, inquiries, pending or threatened against Lindsay and the absence of certain orders against Lindsay;

•	the accuracy of the information supplied by Lindsay or any of its affiliates in connection with this proxy statement;

•	the purposes of the formation of Merger Sub and the absence of any business activities conducted by it;

•	the availability and sufficiency of funds to pay the merger consideration and merger−related costs;

•	ownership by Lindsay of Elecsys common stock or other securities of Elecsys; and

•	brokers and financial advisors.

Some of Lindsay’s and Merger Sub’s representations and warranties are qualified as to materiality or by exceptions related to the absence of a Lindsay material adverse effect.  Under the merger agreement, “material adverse effect” with respect to Lindsay and Merger Sub means an effect that has a material adverse effect upon Lindsay’s or Merger Sub’s ability to consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

We have agreed to certain restrictions on the operation of our business until the earlier of the effective time or the termination of the merger agreement.  In general, except as may be required by law, consented to in writing by Lindsay, permitted by the merger agreement or as permitted by disclosure in our confidential disclosure schedules, we have agreed to conduct our business consistent with past practice and will use reasonable efforts to preserve our business organization intact and maintain our existing relations with customers, suppliers, employees and business associates and at our expense, maintain our assets material to the business of Elecsys and its subsidiaries in good repair and condition, except to the extent of reasonable wear and tear or fire or other casualty and the sale of inventory in the ordinary course of business.  In addition, we have agreed that:

•
we will not, directly or indirectly, (i) amend our articles of incorporation or bylaws; or (ii) split, combine or reclassify the outstanding Elecsys common stock or any outstanding capital stock of any of our subsidiaries;

•	neither we nor any of our subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock (other than dividends from any of our subsidiaries to us or any other subsidiary); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to sell or acquire, any shares of capital stock of any class of ours or of our subsidiaries, other than issuances pursuant to the exercise of Elecsys stock options outstanding on the date of the merger agreement; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of our capital stock;

•	neither we nor any of our subsidiaries shall acquire, sell, lease or dispose of any material assets, stock, or other ownership interest in any of our properties or subsidiaries other than inventory in the ordinary course of business;

•	we shall not, and shall not permit any of our subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of any entity or division thereof that would be material to us and our subsidiaries, taken as a whole, or (ii) any assets, except for purchases in the ordinary course of business consistent with past practice;

•	neither we nor any of our subsidiaries shall, except as contemplated by the merger agreement, enter into, adopt or materially amend any employee benefit plans or amend any employment or severance agreement or increase in any manner the compensation of any employees, except, in the case of any increase in compensation for non-officer employees, for increases in the ordinary course of business consistent with past practice; provided, that nothing herein will be deemed to restrict or prohibit the payment of benefits as they become due and payable;

•	neither we nor any of our subsidiaries shall enter into any labor or collective bargaining agreement through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to us or any of our subsidiaries;

•	neither we nor any of our subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than our subsidiaries), except in the ordinary course of business; or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to our subsidiaries), other than in the ordinary course of business consistent with past practice and other than routine advances to employees;

•	neither we nor any of our subsidiaries shall change any of the accounting methods or practices used by it unless required by U.S. generally accepted accounting principles or applicable law;

•	neither we nor any of our subsidiaries shall: (i) settle or compromise any material tax claim, audit or assessment; (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting; (iii) amend any material tax returns or file claims for material tax refunds; or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable any material tax claim or assessment relating to us or our subsidiaries;

•	neither we nor any of our subsidiaries will adopt any plan of complete or partial liquidation, dissolution, restructuring or other reorganization of us or any of our subsidiaries;

•	neither we nor any of our subsidiaries will settle or compromise any material claim (including arbitration) or material litigation; and

•	neither we nor any of our subsidiaries will authorize or enter into an agreement to do any of the foregoing.

Special Meeting

Elecsys has agreed to call a meeting of its stockholders to be held as soon as practicable after the mailing of this proxy statement for the purpose of obtaining the approval of the merger agreement by Elecsys’ stockholders and to use its reasonable efforts to obtain such approval.

Restrictions on Solicitation of Acquisition Proposals

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Elecsys is required to immediately cease any solicitations, discussions or negotiations that may be ongoing with respect to an acquisition proposal with any person.  Elecsys is generally not permitted to:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal;

•	participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third person relating to a competing acquisition proposal;

•	afford access to the properties, books or records of Elecsys or any of its subsidiaries to any person that has made, or to the knowledge of Elecsys, is considering making, any competing acquisition proposal,

•	entering into any letter of intent or agreement in principle or any agreement or understanding providing for any competing acquisition proposal; or

•	proposing publicly or agree to any of the foregoing relating to a competing acquisition proposal.

If, however, before the Elecsys stockholders approve the merger agreement, Elecsys receives from a third party an unsolicited competing acquisition proposal that the Elecsys Board determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, to be reasonably be expected to result in a superior proposal, then subject to its providing 3 business days’ prior written notice to Lindsay of the material terms and conditions of such competing acquisition proposal:

•	Elecsys may furnish information to the person making such competing acquisition proposal pursuant to an executed confidentiality agreement on terms no less restrictive to the person making the competing acquisition proposal than the terms of the confidentiality agreement entered into between Elecsys and Lindsay prior to the negotiation of the merger agreement; provided such information is concurrently furnished to Lindsay in the same form provided to such person;

•	Elecsys may engage in discussions or negotiations with such person with respect to the competing acquisition proposal; and

•	the Elecsys Board may withhold, withdraw or change its recommendation to Elecsys’ stockholders regarding the transaction with Lindsay following receipt of a superior proposal, subject to complying with certain notice and other specified conditions, including giving Lindsay the opportunity to propose changes to the merger agreement in response to such superior proposal.

For purposes of the merger agreement, a “superior proposal” is any bona fide written acquisition proposal (provided, such proposal shall be for or in respect of at least a majority of the outstanding shares of Elecsys common stock or all or substantially all of Elecsys’ and its subsidiaries’ assets, taken as a whole), (A) that is on terms which the Elecsys Board determines in good faith, after consultation with its outside legal counsel and financial adviser, to be more favorable to Elecsys and its stockholders than the merger, (B) for which financing, to the extent required, in the good faith reasonable judgment of the Elecsys Board, is reasonably capable of being obtained by such person and (C) the conditions to consummation of which are, in the good faith reasonable judgment of the Elecsys Board, reasonably capable of being satisfied.

For purposes of the merger agreement, an “acquisition proposal” is any bona fide proposal, whether in writing or otherwise, made by a third person (other than Lindsay or its subsidiaries) for (i) a merger, reorganization, consolidation or other business combination involving Elecsys, (ii) the acquisition by any person of 20% or more of the assets of Elecsys and its subsidiaries, taken together as a whole, or (iii) the acquisition by any person of 20% or more of the outstanding shares of any class of capital stock of Elecsys or 20% or more of the voting power represented by the outstanding voting securities of Elecsys.

In determining if a competing acquisition proposal is reasonably expected to lead to a superior proposal, the Elecsys Board must take into account any revisions to the terms of the merger or the merger agreement proposed by Lindsay within the 3 business days following Lindsay’s receipt of notice from Elecsys regarding any competing acquisition proposal or any request for confidential information relating to Elecsys or any of its subsidiaries, which Elecsys is obligated to deliver to Lindsay within 24 hours of receiving such proposal or request. Such notice to Lindsay must be provided orally and in writing, and must identify the party making the competing acquisition proposal or request and set forth the material terms thereof. Elecsys is obligated keep Lindsay fully informed in all material respects of any superior proposal, including the status of such superior proposal and any material changes (or proposed material changes) to the terms thereof.

Elecsys Board Recommendation

Under the terms of the merger agreement, the Elecsys Board has agreed to recommend that the Elecsys stockholders vote in favor of the merger proposal. Nothing in the merger agreement prohibits or restricts the Elecsys Board, at any time prior to the receipt of the Elecsys stockholder approval of the merger proposal, from withdrawing, modifying or qualifying the recommendation of the Elecsys Board, if

•	the Elecsys Board shall have determined in good faith, in response to an unsolicited superior proposal made in circumstances not otherwise constituting a breach of the merger agreement, after consultation with outside legal counsel, that the failure of the Elecsys Board to effect a change of recommendation would be reasonably likely to result in a breach of the Elecsys Board’s fiduciary duties to the Elecsys stockholders under applicable law;

•	Elecsys provides Lindsay written notice of the material terms and conditions of such proposal and its intention to effect a change of recommendation 3 business days prior to effecting a change of recommendation; and

•	Lindsay does not provide, within 3 business days of receiving such written notice, revisions to the terms of the merger or the merger agreement that the Elecsys Board determines in good faith, after consultation with outside legal and financial advisors, is at least as favorable as such superior proposal from a financial point of view to the Elecsys stockholders.

Any of the foregoing actions would constitute a change in the recommendation of the Elecsys Board that the Elecsys stockholders vote in favor of the merger proposal.

Efforts to Complete the Merger

Elecsys and Lindsay are required to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective, as soon as practicable, the transactions contemplated by the merger agreement, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the merger agreement or seeking material damages.

Employee Benefits

Lindsay and Merger Sub have agreed to, or to cause the surviving corporation and its subsidiaries to, give each person who, immediately prior to the effective time, was an employee of Elecsys or its subsidiaries who remains employed by the surviving corporation or one of its subsidiaries following the effective time credit for such employee’s service with Elecsys and its subsidiaries for purposes of eligibility, vesting, and severance and vacation entitlement (but not for purposes of benefit accrual), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Lindsay or Merger Sub or the surviving corporation and its subsidiaries in which such employee participates, to the same extent recognized by Elecsys under a comparable benefit plan immediately prior to the date of the merger agreement.

Lindsay and Merger Sub have also agreed to, or to cause the surviving corporation and its subsidiaries to, make reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to employees who remain employed by the surviving corporation or any of its subsidiaries and their eligible dependents under any plan of Lindsay or Merger Sub or the surviving corporation and its subsidiaries that provides health benefits in which such employees may be eligible to participate following the effective time other than any limitations that were in effect with respect to such employees as of the date of the merger agreement or at any time prior to the effective time under the analogous Elecsys benefit plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by any such employees and their eligible dependents under the health plans in which they participated immediately prior to the date of the merger agreement during the portion of the calendar year prior to the effective time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Lindsay or Merger Sub or the surviving corporation and its subsidiaries in which they are eligible to participate after the effective time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to any such employee and his or her eligible dependents on or after the effective time, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Elecsys benefit plan prior to the effective time.

Notwithstanding the foregoing, nothing will prevent the surviving corporation or any of its subsidiaries from terminating the employment of any continuing employee.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides for certain indemnification and insurance rights in favor of our and our subsidiaries’ current and former directors and officers.  Following the effective time, Lindsay shall, and cause the surviving corporation to, indemnify the present and former directors and executive officers of Elecsys and its subsidiaries, to the fullest extent permitted under applicable law and Elecsys’ articles of incorporation and bylaws, against any claim arising out of or pertaining to the merger agreement or any of the transactions contemplated thereby, or the fact that such person is or was an officer, director, employee or agent of Elecsys or its subsidiaries or was serving at the request of such entities, in each case, to the extent that such claim pertains to any matter or fact arising, existing or occurring prior to or on the effective date of the merger.  In addition, for a period of 6 years following the effective time, the surviving corporation will maintain in effect provisions providing rights to indemnification, exculpation from liability and advancement of expenses to such individuals in the surviving corporation’s organizational documents and not amend or repeal such terms in any manner that would adversely affect the rights of the individuals covered by such provisions.

For a period of 6 years following the effective time, Lindsay will cause the present directors and executive officers to be covered under Elecsys’ existing directors’ and officers’ liability insurance policies, or other policies of the same or substantially similar coverage, covering any claims arising with respect to acts or omissions occurring before the effective time.  In no event, however, shall Lindsay or the surviving corporation be required to pay in any one year aggregate premiums for directors’ and officers’ liability insurance in excess of 200% of the aggregate premiums paid by Elecsys in fiscal 2015 for such purposes.  In the event that, in any one year, the aggregate premiums for directors’ and officers’ liability insurance exceed 200% of the aggregate premiums paid by Elecsys in fiscal 2015 for such purposes, Lindsay or the surviving corporation shall purchase the highest level of directors’ and officers’ liability insurance coverage available for 200% of the aggregate premiums paid by Elecsys in fiscal 2015.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or legal representatives.

Financing of the Merger

The closing of the merger is not conditioned on the receipt of financing by Lindsay. If all other conditions to closing of the merger have been satisfied, Lindsay will be obligated to consummate the merger regardless of whether Lindsay has obtained financing.  While Lindsay has sufficient cash on hand to consummate the merger, Lindsay may take advantage of attractive debt market interest rates in support of the merger as it continues to execute on its capital allocation plan.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:

•	the merger agreement is approved by Elecsys’ stockholders at the special meeting;

•	no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any governmental entity or court which prohibits the consummation of the transactions contemplated by the merger agreement;

Lindsay and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived by Lindsay and Merger Sub:

•	Elecsys’ representations and warranties in the merger agreement must be true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and the date of the closing of the merger;

•	Elecsys shall have performed or complied in all material respects with each of its obligations under the merger agreement at or prior to the closing of the merger; and

•	Elecsys shall have delivered to Lindsay a certificate, dated the effective time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that certifying to the effect that the conditions to closing set forth in the two bullet points immediately above have been satisfied;

•	since the date of the merger agreement, no event, change, circumstance, occurrence, effect or state of facts has occurred and is continuing that would result in a material adverse effect on Elecsys.

Elecsys will not be obligated to effect the merger unless the following conditions are satisfied or waived by Elecsys:

•	Lindsay’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct, subject to certain materiality thresholds, as of the date of the closing of the merger;

•	Lindsay shall have performed or complied in all material respects with each of its obligations under the merger agreement at or prior to the closing of the merger; and

•	Lindsay shall have delivered to Elecsys a certificate, dated the effective time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions to closing set forth in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement

Elecsys and Lindsay can terminate the merger agreement by mutual written consent. In addition, either Elecsys, on the one hand, or Lindsay and Merger Sub, on the other hand, can terminate the merger agreement under certain circumstances, including:

•	if the merger has not occurred on or before February 28, 2015, so long as the terminating party has not willfully breached any representation or warranty in the merger agreement or taken any action or failed to take any action that caused or resulted in the failure to consummate the merger;

•	if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or prohibiting Lindsay from acquiring or holding or exercising rights of ownership of the Elecsys common stock, and such order, decree, ruling or other action shall have become final and non-appealable; or

•	if the special meeting (including any adjournment or postponement thereof) has concluded, the Elecsys stockholders have voted on the merger proposal, and approval of the merger proposal by the Elecsys stockholders has not been obtained.

Elecsys can terminate the merger agreement:

•	if, prior to obtaining the approval of the Elecsys stockholders, the Elecsys Board, subject to complying with the terms of the merger agreement, authorizes Elecsys to enter into a binding written agreement concerning a transaction that constitutes a superior proposal (provided that, if Lindsay has proposed revisions to the terms of the merger or the merger agreement within 3 business days after receiving notice from Elecsys of such proposal, Elecsys has negotiated in good faith with Lindsay to amend the terms of the merger agreement so that the merger is at least as favorable as such proposal from a financial perspective); or

•	if (i) Lindsay or Merger Sub shall have breached any of their representations, warranties, covenants or agreements set forth in the merger agreement or (ii) if any of Lindsay’s or Merger Sub’s representations or warranties shall have become untrue, which, in the case of either clause (i) or (ii), would result in the failure of certain conditions to the obligations of Elecsys to consummate the merger; provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by Lindsay.

Lindsay and/or Merger Sub can terminate the merger agreement:

•	if prior to obtaining the approval of the Elecsys stockholders, (i) the Elecsys Board shall have effected a change of recommendation in a manner adverse to Lindsay or shall have recommended or adopted another acquisition proposal, (ii) the Elecsys Board shall have failed to affirm its recommendation of the merger within 5 days of a reasonable request to do so by Lindsay, or (iii) Elecsys or the Elecsys Board shall have resolved, or publicly announced an intention to, take either of the foregoing actions;

•	if (i) Elecsys shall have breached any of its representations, warranties, covenants or agreements set forth in the merger agreement or (ii) any of Elecsys’ representations or warranties shall have become untrue, which, in the case of either clause (i) or (ii), would result in the failure of certain conditions to the obligations of Lindsay and Merger Sub to consummate the merger; provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by Elecsys;

•	if prior to obtaining the approval of Elecsys stockholders, any of Messrs. Daniels, Gegen, Taylor, Morgan, Hughes or Gemperli breaches or rescinds the Support Agreement that he executed and delivered to Lindsay concurrently with the execution and delivery of the merger agreement; or

•	the special meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated by the merger agreement and which will not, in any event, exceed 20 days) within 10 days after written notice of the failure to hold the special meeting shall have been received by Elecsys from Lindsay, or Elecsys or the Elecsys Board shall have resolved not to, or publicly announced an intention not to, call or hold the special meeting.

Termination Fees and Expenses

Elecsys has agreed to pay Lindsay a termination fee of $2,680,000 under any of the following circumstances:

•	if the merger agreement is terminated by Elecsys because the Elecsys Board authorizes, prior to obtaining the approval of the Elecsys stockholders and subject to complying with the terms of the merger agreement, Elecsys to enter into a binding written agreement concerning a transaction that constitutes a superior proposal;

•	if the merger agreement is terminated by Lindsay prior to obtaining the approval of the Elecsys stockholders because (i) the Elecsys Board shall have effected a change of recommendation in a manner adverse to Lindsay or shall have recommended or adopted another acquisition proposal, (ii) the Elecsys Board shall have failed to affirm its recommendation of the merger within 5 days of a reasonable request to do so by Lindsay, or (iii) Elecsys or the Elecsys Board shall have resolved, or publicly announced an intention to, take either of the foregoing actions;

•	if the merger agreement is terminated by Lindsay because (i) the special meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated by the merger agreement and which will not, in any event, exceed 20 days) within 10 days after written notice of the failure to hold the special meeting shall have been received by Elecsys from Lindsay, or Elecsys or the Elecsys Board shall have resolved not to, or publicly announced an intention not to, call or hold the special meeting, and (ii) within 1 year of such termination of the merger agreement, Elecsys consummates a competing acquisition proposal;

•	if a competing acquisition proposal shall have been made known to Elecsys or shall have been made directly to Elecsys’ stockholders or any third party shall have publicly announced an intention (whether or not conditional) to make a competing acquisition proposal, and thereafter (i) the merger agreement is terminated by Elecsys or Lindsay or Merger Sub because the effective time has not occurred on or before February 28, 2015, and (ii) such competing acquisition proposal (whether or not modified after it was first made) is consummated within 1 year of such termination of the merger agreement; or

•	if the merger agreement is terminated by Lindsay because Elecsys breached its covenants restricting its ability to solicit competing acquisition proposals, as described in the section of this proxy statement titled “The Merger Agreement – Restrictions on Solicitation of Acquisition Proposals” beginning on page 56.

If the merger agreement is terminated in accordance with the first, second or fifth bullet points immediately above, the termination fee is due and payable to Lindsay upon the termination of the merger agreement.  If the merger agreement is terminated in accordance with the third or fourth bullet point immediately above, the termination fee is due and payable to Lindsay upon the consummation of such competing acquisition proposal.

In the event that the termination fee is due and payable to Lindsay, Elecsys has also agreed to pay Lindsay’s documented out-of-pocket expenses in connection with the merger agreement and the merger in an amount not to exceed $400,000.  Except as set forth in the foregoing sentence, each party to the merger agreement has agreed to pay the fees or expenses incurred by such party, whether or not the merger is consummated.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Elecsys, by written agreement of Elecsys, Lindsay and Merger Sub, by action taken by their respective Boards of Directors, at any time prior to the closing date of the merger with respect to any of the terms contained herein; provided, however, that after the approval of the merger agreement by the Elecsys stockholders, no such amendment, modification or supplement will reduce or change the merger consideration or adversely affect the rights of the Elecsys stockholders under the merger agreement without the approval of such stockholders; provided, further, however, that after any adoption of the merger agreement by the Elecsys stockholders, no amendment will be made which by law requires further approval of the Elecsys stockholders without the further approval of such stockholders.

Specific Performance; Remedies

Elecsys has agreed with Lindsay and Merger Sub that in the event of any breach of the merger agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  The parties have thus agreed they (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of the merger agreement in any action instituted in a court of competent jurisdiction.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER−RELATED
COMPENSATION PROPOSAL
 (PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Elecsys is providing its stockholders with the opportunity to cast a nonbinding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Elecsys in connection with the merger, the value of which is set forth in the table titled “Golden Parachute Compensation” on page 46.  This proposal, commonly known as “say-on-golden parachutes,” is referred to in this proxy statement as the named executive officer merger−related compensation proposal.  As required by Section 14A of the Exchange Act, Elecsys is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders of Elecsys Corporation hereby approve, on an advisory basis, the compensation that may be paid or become payable to Elecsys’ named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) or Regulation S-K in the section of the proxy statement for the special meeting entitled “The Merger Proposal — Interests of Elecsys Directors and Executive Officers in the Merger — Quantification of Payments and Benefits,” including the table, associated footnotes and narrative discussion related thereto.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa.  Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Elecsys, Lindsay or the surviving corporation.  Because Elecsys is contractually obligated to make the potential merger−related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and regardless of the outcome of the advisory vote.

Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon (provided a quorum is present in person or by proxy).  Abstentions and the failure to vote your shares will have no effect on the outcome of the proposal. Similarly, broker non−votes will have no effect on the outcome of the proposal.

The Elecsys Board unanimously recommends that the Elecsys stockholders vote “FOR” the named executive officer merger−related compensation proposal.

ADJOURNMENT PROPOSAL
 (PROPOSAL 3)

Elecsys stockholders are being asked to approve a proposal that will give us the authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal.  If a quorum does not exist, the special meeting may be adjourned to another place, date or time if approved by the holders of a majority of the votes cast with respect to the motion to adjourn in person or represented by proxy. If the adjournment proposal is approved, the special meeting could be adjourned by the Elecsys Board. In addition, the Elecsys Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.  Among other things, the approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the special meeting without a vote on the approval of the merger agreement and seek to convince the holders of those shares to change their votes in favor of approval of the merger agreement.  If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. Elecsys does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.  Approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of those shares of Elecsys common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The Elecsys Board unanimously recommends that the Elecsys stockholders vote “FOR” the adjournment proposal.

HISTORICAL MARKET PRICES OF ELECSYS COMMON STOCK AND DIVIDEND INFORMATION

Elecsys common stock trades on NASDAQ under the symbol “ESYS.”  The following table shows, for the periods indicated, the high and low closing sales price of Elecsys common stock as reported by NASDAQ and the dividends declared per share of Elecsys common stock:

Fiscal Quarter	High ($)	Low ($)
Fiscal 2015
First Quarter ended July 31, 2014	14.91	10.92
Second Quarter ended October 31, 2014	15.21	9.99

Fiscal 2014
First Quarter ended July 31, 2013	7.40	5.56
Second Quarter ended October 31, 2013	10.50	5.85
Third Quarter ended January 31, 2014	15.20	7.91
Fourth Quarter ended April 30, 2014	15.15	11.80

Fiscal 2013
First Quarter ended July 31, 2012	5.00	3.75
Second Quarter ended October 31, 2012	3.98	3.00
Third Quarter ended January 31, 2013	4.82	3.00
Fourth Quarter ended April 30, 2013	5.88	4.01

Fiscal 2012
First Quarter ended July 31, 2011	7.15	4.85
Second Quarter ended October 31, 2011	6.06	3.55
Third Quarter ended January 31, 2012	4.70	4.00
Fourth Quarter ended April 30, 2012	5.37	4.10

The closing sales price of Elecsys common stock on NASDAQ on December 19, 2014, the latest practicable date before the printing of this proxy statement, was $17.35 per share.  The closing sales price of Elecsys common stock on NASDAQ on November 4, 2014, the day the merger was announced, was $9.57 per share.  You are urged to obtain current market quotations for Elecsys common stock when considering whether to approve the merger proposal.

As of December 19, 2014, there were approximately 175 record holders of Elecsys common stock.  Following the merger, there will be no further market for Elecsys common stock.

Elecsys has not declared or paid cash dividends on any shares of Elecsys common stock at any time since the first quarter of fiscal 2012. The merger agreement prohibits Elecsys from declaring or paying any cash dividends on any shares of Elecsys common stock at any time prior to the completion of the merger or the termination of the merger agreement in accordance with its terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information concerning the beneficial ownership, within the meaning of applicable securities regulations, of Elecsys common stock as of the record date December 19, 2014, by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding shares of Elecsys common stock; (ii) each director of Elecsys; (iii) each named executive officer of Elecsys; and (iv) all current directors and executive officers of Elecsys as a group.  Unless otherwise indicated, Elecsys believes that those stockholders listed below have sole voting and investment power with respect to the common stock indicated as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Robert D. Taylor	242,276		6.3%
Stan Gegen	256,293		6.7%
Dr. George B. Semb	22,000	(3)	*
Laura L. Ozenberger	--		*
Karl B. Gemperli	580,333	(4)	15.2%
Michael D. Morgan	138,061	(5)	3.6%
Todd A. Daniels	90,557	(6)	2.4%

All directors and officers as a group (9 persons)	1,354,620	(7)	35.4%

* Percent of Class is less than 1.0%.

(1)	Unless otherwise noted, the address of all the named individuals is c/o Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061.

(2)	Pursuant to the rules of the SEC, shares of Elecsys common stock that an individual or a group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3)	Includes 2,500 shares of Elecsys common stock indirectly owned by Dr. Semb’s spouse.

(4)	The total beneficial ownership of Mr. Gemperli is made up of the following: (i) 482,000 shares of Elecsys common stock directly owned, (ii) 35,000 shares of Elecsys common stock indirectly owned by Mr. Gemperli’s children, and (iii) presently exercisable options to purchase 63,333 shares of Elecsys common stock.

(5)	Includes presently exercisable options to purchase 23,333 shares of Elecsys common stock held by Mr. Morgan.

(6)	Includes presently exercisable options to purchase 28,333 shares of Elecsys common stock held by Mr. Daniels.

(7)	Includes presently exercisable options to purchase 139,999 shares of Elecsys common stock held by executive officers and directors as a group.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non−U.S. holders” (in each case, as defined below) of Elecsys common stock whose shares of common stock are converted into the right to receive cash in the merger.  This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect.  Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger.

This discussion does not purport to be a complete analysis of all potential tax effects of the merger.  For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non−income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by Elecsys that are cancelled and cashed out in connection with the merger.  Furthermore, this discussion applies only to holders that hold their Elecsys common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U. S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark−to−market method of tax accounting with respect to Elecsys common stock;

•	persons holding Elecsys common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	holders whose functional currency is not the U.S. dollar;

•	persons who acquired Elecsys common stock through the exercise of employee stock options or otherwise as compensation;

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships, S corporations or other pass−through entities;

•	controlled foreign corporations and passive foreign investment companies;

•	certain former citizens or residents of the United States;

•	tax−exempt organizations;

•	tax−qualified retirement plans; or

•	persons subject to the United States alternative minimum tax.

If a partnership (or other entity classified as a partnership for U. S. federal income tax purposes) holds Elecsys common stock, the U. S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Elecsys common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U. S. holder” means a beneficial owner of Elecsys common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U. S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The exchange of the Elecsys common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. holder whose shares of Elecsys common stock are exchanged for cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.  Gain or loss will be determined separately for each block of shares of Elecsys common stock (i.e., shares of Elecsys common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long−term capital gain or loss if the U. S. holder’s holding period in the shares of Elecsys common stock exceeds one year at the time of the completion of the merger.  Long−term capital gains of noncorporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.  Certain U.S. holders that are individuals, trusts or estates are subject to a 3.8% U.S. federal tax on certain investment income, including gain from the exchange of Elecsys common stock for  cash in the merger.

Non−U.S. Holders

A “non−U.S. holder” is a beneficial owner of Elecsys common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).  Payments made to a non−U.S. holder upon the conversion of the Elecsys common stock into the right to receive cash in the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non−U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non−U.S. holder’s permanent establishment in the United States);

•	the non−U. S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Elecsys common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non−U. S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Elecsys common stock at any time during the five−year period preceding the merger, and Elecsys is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five−year period preceding the merger or the period that the non−U.S. holder held Elecsys common stock.

A non−U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain from the exchange of shares of Elecsys common stock for cash in the merger as if the non−U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise.  If such non−U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate).  A non−U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.−source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Elecsys has not undertaken the analysis necessary to determine whether or not it is or has been at any time during the five−year period preceding the effective time a “United States real property holding corporation” for U. S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Elecsys common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%.  To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W−9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.  A non−U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W−8BEN (or other applicable IRS Form W−8) will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE ELECSYS STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meeting of the stockholders of Elecsys.  However, if the merger is not completed, Elecsys’ stockholders as of the applicable record date will continue to be entitled to attend and participate in Elecsys’ annual meeting of stockholders.   Stockholder proposals, including nominations for director, to be considered for inclusion in the proxy statement and considered at the 2015 Annual Meeting of the Stockholders must be received by Elecsys no later than April 17, 2015. Any such proposals should be directed to the Secretary of Elecsys at 846 N. Mart-Way Court, Olathe, Kansas, 66061 and must have met the requirements of Rule 14a−8 under the Exchange Act and Elecsys’ bylaws, as applicable.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC rules permit registrants to send a single notice to any household at which two or more stockholders reside if the registrant believes they are members of the same family.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces the expense to the registrant.  Elecsys has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Elecsys common stock.  If your family has multiple accounts by which you hold Elecsys common stock, you may have previously received a householding notification from your broker.  Please contact your broker directly if you have any questions, require additional copies of the proxy statement, or wish to revoke your decision to household, and thereby receive multiple proxy statements.  Those options are available to you at any time.

OTHER MATTERS COMING BEFORE THE SPECIAL MEETING.

As of the date of this proxy statement, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement thereof.  If, however, any other matters should properly come before the special meeting, it is the intention of the persons named on the proxy card to vote the shares represented thereby in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Elecsys is subject to the reporting requirements of the Exchange Act.  Accordingly Elecsys files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1−800−SEC−0330.  In addition, Elecsys’ SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Elecsys also makes available free of charge through its website its Annual Report on Form 10−K, Quarterly Reports on Form 10−Q, Current Reports on Form 8−K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and any Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after such reports or amendments are filed with or furnished to the SEC.  Elecsys’ internet website address is www.elecsyscorp.com.  The information located on, or hyperlinked or otherwise connected to, Elecsys’ website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information.  This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Elecsys’ Annual Report on Form 10−K for the fiscal year ended April 30, 2014, filed July 14, 2014;

•	Elecsys’ Quarterly Report on Form 10−Q for the period ended July 31, 2014 filed on September 8, 2014;

•	Elecsys’ Quarterly Report on Form 10−Q for the period ended October 31, 2014 filed on December 15, 2014; and

•	Elecsys’ Current Reports on Form 8−K filed with the SEC on November 3, 2014, November 4, 2014 and November 6, 2014.

We also incorporate by reference into this proxy statement additional documents that Elecsys may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing Todd A. Daniels, Secretary, Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061, or by calling 913-647-0158.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED DECEMBER 23, 2014.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

LINDSAY CORPORATION

MATTERHORN MERGER SUB, INC.

and

ELECSYS CORPORATION

November 4, 2014

i

 (continued)

TABLE OF DEFINED TERMS

Acquisition Proposal	Section 4.4(e)(i)
Affiliate	Section 2.17
Agreement	Preamble
Benefit Plans	Section 2.9(a)
Board of Directors	Recitals
Book Entry Share	Section 1.7(c)
Cash-Based Awards	Section 1.8(b)
Certificate of Merger	Section 1.3
Certificates	Section 1.8(b)
Change of Recommendation	Section 4.4(c)
Claim	Section 4.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.9(b)
Company	Preamble
Company Assets	Section 2.26
Company Board Recommendation	Section 4.7(b)
Company Common Stock	Section 1.7
Company Disclosure Documents	Section 4.7(e)
Company Disclosure Letter	Article II
Company Equity Plans	Section 1.10(b)
Company Intellectual Property	Section 2.16(b)
Company Material Adverse Effect	Section 2.1(a)
Company Permits	Section 2.11(b)
Company Preferred Stock	Section 2.2(a)
Company Restricted Stock Plans	Section 1.10(b)
Company SEC Documents	Section 2.5
Company Stockholder Approval	Section 4.7(a)(i)
Company Stock Option Plans	Section 1.10(a)
Company Stock Options	Section 1.10(a)
Confidentiality Agreement	Section 4.2
Designated Company Representations	Section 5.3(a)
D&O Insurance	Section 4.6(d)
Dissenting Shares	Section 1.9
Effective Time	Section 1.3
Employee	Section 4.3(a)
Entity	Section 7.4(a)(i)
Environmental Law	Section 2.12(c)(i)
Environmental Permit	Section 2.12(c)(i)
Export Law	Section 2.11(c)
ERISA	Section 2.9(a)
ERISA Affiliate	Section 2.9(a)
Exchange Act	Section 2.4
Executive Incentive Plan	Section 4.3(c)
Final Order	Section 6.1(b)(ii)

Foreign Company Plan	Section 2.9(g)
GAAP	Section 2.1(a)
Governmental Entity	Section 2.4
Hazardous Substance	Section 2.12(c)(iii)
Insurance Policies	Section 2.25
Indemnified Party	Section 4.6(a)
IRS	Section 2.13(d)
KGCC	Recitals
Knowledge	Section 7.4(a)(ii)
Law	Section 2.11(a)
Legal Proceeding	Section 4.8(b)
Material Contracts	Section 2.4
Merger	Recitals
Merger Consideration	Section 1.7(c)
Merger Sub	Preamble
Parent	Preamble
Parent Material Adverse Effect	Section 3.1
Paying Agent	Section 1.8(a)
Person	Section 7.4(a)(iii)
Proxy Statement	Section 4.7(a)(ii)
Release	Section 2.12(c)(iv)
Representatives	Section 4.4(a)
Restricted Stock Awards	Section 1.10(b)
SEC	Section 2.5
Section 409A	Section 2.9(f)
Securities Act	Section 2.5
Shares	Section 1.7
Special Meeting	Section 4.7(a)(i)
Subsidiary	Section 2.1(b)
Superior Proposal	Section 4.4(e)(ii)
Support Agreement	Recitals
Supporting Stockholder	Recitals
Surviving Corporation	Section 1.1
Taxes	Section 2.13(i)(i)
Tax Return	Section 2.13(i)(ii)
Termination Date	Section 6.1(b)(i)
Termination Fee	Section 6.3(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2014 (this “Agreement”), by and among Lindsay Corporation, a Delaware corporation (“Parent”), Matterhorn Merger Sub, Inc., a Kansas corporation and an indirect wholly owned subsidiary of Parent (the “Merger Sub”), and Elecsys Corporation, a Kansas corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Board of Directors”) has approved this Agreement and the transactions contemplated hereby in accordance with Section 17-6701, et seq. of the Kansas General Corporation Code, as amended (the “KGCC”), and deem it advisable and in the best interests of the Company’s stockholders, that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have taken all necessary corporate action to approve the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into Support Agreements with certain stockholders of the Company (each, a “Supporting Stockholder”), each dated as of the date hereof and each in substantially the form attached hereto as Exhibit A (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which such stockholders agree, among other things, to vote all Shares held by such stockholder in favor of this Agreement and the Merger, in each case, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, and intend to be legally bound, as follows:

ARTICLE I
THE MERGER

Section 1.1          The Merger.  Upon the terms and subject to conditions of this Agreement and in accordance with the KGCC, at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2          Closing.  The closing of the Merger (the “Closing”) shall take place at or be directed from the offices of Munger, Tolles & Olson LLP, 355 South Grand Ave, 35th Floor, Los Angeles, California, at 8:00 a.m. (Pacific Time) on the first business day after the conditions to the parties’ obligation to effect the Merger contained in Article V have been satisfied or waived (the “Closing Date”), unless another date or place is agreed to in writing by the parties hereto.

Section 1.3          Effective Time.  On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed, filed and recorded in accordance with the relevant provisions of the KGCC (the “Certificate of Merger”). The Merger shall become effective at the time of the filing with the Secretary of State of the State of Kansas of such certificate of merger in accordance with the relevant provisions of the KGCC or at such later time as shall be specified in the certificate of merger (the “Effective Time”).

Section 1.4          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the KGCC.

Section 1.5          Articles of Incorporation and By-Laws.  Subject to Section 4.6(b) hereof, the articles of incorporation and by-laws of Merger Sub as in effect at the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation until thereafter amended, provided that Article First of the articles of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:  “FIRST” The name of the Corporation is Elecsys Corporation.”

Section 1.6          Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by Law.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by Law.

Section 1.7          Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any of the holders of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (referred to herein as either the “Shares” or “Company Common Stock”) or the common stock of the Parent:

(a)              Merger Sub Common Stock.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)             Cancellation of Treasury Stock and Parent‑Owned Stock.  Any shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary (as defined in Section 2.1(b)) of Parent, and any shares of Company Common Stock owned by the Company as treasury stock, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore.

(c)             Exchange of Shares.  Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 1.7(b) hereof and any Dissenting Shares (if applicable and as defined in Section 1.9)), shall be converted automatically into and shall thereafter represent the right to receive $17.50 in cash without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock or, in the case of a share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”), the proper surrender of such Book-Entry Share, in each case in the manner provided in Section 1.8 hereof.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8 hereof, without interest.

(d)             Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change.

Section 1.8          Exchange of Certificates

(a)             Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive and make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.7(c) hereof.  When and as needed, Parent shall deposit or cause to be deposited with the Paying Agent such funds in trust for the benefit of the holders of shares of Company Common Stock for exchange in accordance with Section 1.7 hereof, for timely payment hereunder.  Such funds shall be invested by the Paying Agent as reasonably directed by Parent or the Surviving Corporation and approved by the Company, with any net profit resulting from, or interest or income produced by, such investments payable to Parent; provided, however, that no such investment or loss thereon shall reduce the amounts payable to holders of Company Common Stock pursuant to this Article I.

(b)             Exchange Procedures.

 (i)            As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 1.7 hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.8, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.8.

  (ii)            Parent and Company will work together to establish mutually acceptable procedures for the surrender of, and delivery of Merger Consideration in exchange for, uncertificated shares of Company Common Stock represented by Book-Entry Shares.  Without limiting the generality of the foregoing, promptly after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of Book-Entry Shares (other than Dissenting Shares) instructions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares for use in such exchange.  Upon delivery of an “agent’s message” to the Paying Agent for exchange and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Book-Entry Shares will be entitled to receive in exchange therefor the applicable Merger Consideration deliverable to such holder pursuant to Section 1.7(c).

(c)             Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(d)             Termination of Fund; No Liability.  At any time following one year after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of their Certificates or Book-Entry Shares, as determined pursuant to this Agreement, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(e)             Withholding Taxes.  To the extent required by the Code (as defined below) or any provision of state, local or foreign tax Law, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger to a holder of Shares (with respect to whom Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold), such amounts as are required to be so deducted and withheld with respect to the making of such payment to such holder.  To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

Section 1.9          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Section 17-6712 of the KGCC (the “Dissenting Shares”) shall not have any of such Shares converted into or become exchangeable for the right to receive the Merger Consideration, and holders of such Shares shall be entitled only to such rights as are granted by such Section 17-6712, including the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 17-6712 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the KGCC.  If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without interest thereon, as provided in Section 1.7(c) hereof.  The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the KGCC relating to rights of appraisal which are received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the KGCC.  The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.10        Company Option Plans; Restricted Stock Awards

(a)  As of the Effective Time, all issued and outstanding options to purchase shares of Company Common Stock, whether vested or unvested (the “Company Stock Options”), granted under any plan, arrangement or agreement that provide for the grant of Company Stock Options (the “Company Stock Option Plans”), shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive a cash payment without interest from the Surviving Corporation in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option (whether or not vested at the time of such cancellation) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, reduced by any income or employment Tax required to be withheld with respect to such payment. Each applicable payment required under this Section 1.10(a) shall be made not later than 3 business days after the Effective Time so long as payment information for the applicable recipient of such payment is delivered to Parent no later than the Effective Time. Parent shall not assume or otherwise replace any Company Stock Options in connection with the Merger.

(b)             As of the Effective Time, each share of restricted stock subject to restricted stock awards  (the “Restricted Stock Awards”) granted under any plan, arrangement or agreement that provides for the grant of Restricted Stock Awards (the “Company Restricted Stock Plans” and, together with the Company Stock Option Plans, the “Company Equity Plans”), shall vest and become free of restrictions and be treated as a Share in accordance with the applicable provisions of  Section 1.7 and Section 1.8.

(c)             Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.10, including but not limited to complying with the relevant notice provisions under the Company Equity Plans.

(d)             The Company Equity Plans will terminate upon the Effective Time and no awards will thereafter be issued under such plans.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as defined below) or in the disclosure letter delivered to Parent and Merger Sub immediately prior to or at the execution of this Agreement (it being agreed that each and every statement set forth in Article II of this Agreement is qualified by the matters set forth in such disclosure letter, which has been organized  in sections that correspond with the sections set forth in this Article II.  Any fact or circumstance disclosed with respect to a particular section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1          Organization of the Company and its Subsidiaries.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so would not, individually or in the aggregate, have a Company Material Adverse Effect. For the purposes of this Agreement, “Company Material Adverse Effect” means an effect which is materially adverse to, or would reasonably be expected to have a material adverse effect on (i) the Company’s ability to consummate the Merger within the timeframe contemplated by this Agreement, or (ii) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, provided, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: (A) seasonal fluctuations in the business of the Company and its Subsidiaries, (B) any acts of terrorism, war, national or international calamity or any other similar event, (C) the taking of any action required by, or the failure to take any action prohibited by, this Agreement, (D) the announcement or pendency of the Agreement or the Merger (including stockholder litigation in connection therewith), (E) general economic, business, regulatory, financial or market conditions in the United States and/or elsewhere in the world (in each case, as long as the Company and/or its Subsidiaries are not disproportionately affected thereby), (F) conditions affecting any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (in each case, as long as the Company and/or its Subsidiaries are not disproportionately affected thereby), or (G) any change in, any Law or accounting principles generally acceptable in the United States (“GAAP”), or any change in interpretation of either of the foregoing.

(b)             Section 2.1(b) of the Company Disclosure Letter contains a true, complete and correct list of all of the Subsidiaries of the Company. Each Subsidiary of the Company is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite corporate, partnership or limited liability company power and authority to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so would not have, individually or in the aggregate, a Company Material Adverse Effect.  For the purposes of this Agreement, “Subsidiary” means, with respect to any party, any Entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Entity or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 2.2          Capitalization.

(a)             As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.  As of the date hereof, (i) 3,827,658 shares of Company Common Stock are issued and outstanding (excluding treasury stock), (ii) 158,151 shares of Company Common Stock are issued and held in the treasury of the Company, and (iii) there are no shares of Company Preferred Stock issued and outstanding.  From April 30, 2014 through the date hereof, no additional shares of capital stock have been issued (except for shares of Company Common Stock and options therefore issued pursuant to Company Equity Plans).  As of the date of this Agreement, 294,823 shares of Company Common Stock are reserved for issuance pursuant to the Company Equity Plans of which 287,537 shares of Company Common Stock are issuable pursuant to outstanding Company Stock Options and 7,286 shares are subject to Restricted Stock Awards.  All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, and non-assessable.  Except as disclosed in Section 2.2(a) of the Company Disclosure Letter, as of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.  Section 2.2(a) of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding Company Stock Options and Restricted Stock Awards, indicating (i) the holder thereof, (ii) the number of shares of Company Common Stock subject to each Company Stock Option and each Restricted Stock Award, and (iii) the exercise price, expiration date and whether the Company Stock Option is an incentive stock option for each Company Stock Option.  All Company Stock Options and Restricted Stock Awards have been documented with the Company’s standard form(s) of option agreement or restricted stock award agreement under the Company Equity Plans without material deviation or amendment, modification, or supplement. Complete and correct copies of the Company Equity Plans and the standard form(s) of option agreement and restricted stock award agreement under the Company Equity Plans have been made available to Parent.

(b)             All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests.

Section 2.3          Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 4.7 hereof and filing the Certificate of Merger with the Secretary of State of the State of Kansas as contemplated by Section 1.3 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.4          Consents and Approvals; No Violations.  Except for (a) applicable requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) the filing of the Certificate of Merger, and (c) matters specifically described in this Agreement, the transactions contemplated hereby do not require any consent, approval, compliance exemption, authorization or other action by, or filing with any United States or foreign court, legislative, executive or regulatory authority or agency (a “Governmental Entity”), except for the filings or approvals which are not required prior to the consummation of the Merger. Except as disclosed in Section 2.4(ii) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound (the “Material Contracts”), (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) except as specified in the immediately preceding sentence, require on the part of the Company any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 2.5          SEC Reports and Financial Statements.  Since January 1, 2009, the Company has filed or furnished all reports required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the date of their filing, collectively, the “Company SEC Documents”).  The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and other adjustments described therein, including in the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 2.6          Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 2.7          No Undisclosed Liabilities.  Except for liabilities and obligations (a) incurred in the ordinary course of business since April 30, 2014, (b) disclosed in the Company SEC Documents, or (c) incurred in connection with the transactions contemplated by this Agreement, since April 30, 2014, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature, either matured or unmatured, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.8          Absence of Certain Changes.  Except as required or permitted by this Agreement, since April 30, 2014 and through the date hereof, (a) there has not occurred any change, effect, event or occurrence that would have, individually or in the aggregate, a Company Material Adverse Effect; and (b) the Company has not (i) amended its articles of incorporation or by-laws; (ii) split, combined or reclassified the Company Common Stock or any capital stock of any of the Subsidiaries of the Company; (iii) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock; or (iv) materially changed the Company’s accounting methods, except as required by GAAP or applicable Law.

Section 2.9          Employee Benefit Plans; ERISA.

(a)             Section 2.9(a) of the Company Disclosure Letter sets forth a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material employment agreements (which will include any employment agreement that provides for severance, change of control or retention benefits or includes material notice or pay-in-lieu of notice provisions), and all material bonus, incentive compensation, deferred compensation, change-in-control, severance pay, option, phantom unit, or other equity-based compensation, retention, or fringe plans, programs, arrangements, or agreements (A) to which the Company or any Subsidiary is a party, (B) that are maintained, contributed to or sponsored by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed a “single employer” within the meaning of section 4001(b)(15) of ERISA and under which any current or former employee or consultant or independent contractor of the Company (or any of their respective beneficiaries) has any present or future right to benefits, or (C) under which the Company has any direct or indirect liability, whether contingent or otherwise, with respect to any current or former employee or consultant or independent contractor (or any of their respective beneficiaries) (“Benefit Plans”).  True and complete copies of all Benefit Plans, including all amendments to date, have been made available to Parent by the Company.

(b)            With respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred since the date of such determination that could adversely affect such qualification or exempt status; (ii) such plan has been administered in all material respects in accordance with its terms and applicable Law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the Knowledge of the Company, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; and (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that give rise to or might reasonably be expected to give rise to material liability on the part of the Company.

(c)             No Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever previously or currently maintains, contributes to, or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to, or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent, or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d)             Neither the Company nor any Subsidiaries have sponsored, maintained, administered, contributed to, had any obligation to contribute to, nor incurred any other material liability under or with respect to any Benefit Plan which provides health, life or other coverage for former employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar state Laws.

(e)             Except as disclosed in Section 2.9(e) of the Company Disclosure Letter, no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.  Except as disclosed in Section 2.9(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.  There is no written or unwritten agreement, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)              Each “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated since January 1, 2009 in good faith compliance with Section 409A of the Code (together with the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”) and has been, since January 1, 2009, in documentary and operational compliance with Section 409A. There is no contract, agreement, plan, or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former employee or consultant or independent contractor (or any of their respective beneficiaries), which individually or collectively could require the Company or any of its Subsidiaries to pay a tax gross-up payment to any person for tax-related payments under Section 409A.

(g)             With respect to each Benefit Plan subject to the laws other than those of the United States (each, a “Foreign Company Plan”), (i) each such Foreign Company Plan required to be registered has been registered and, to the Knowledge of the Company, no fact or event has occurred that would adversely affect such registration, (ii) each such Foreign Company Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law, and (iii) the fair market value of the assets of each funded Foreign Company Plan, the liability of the insurers for each such Foreign Company Plan funded through insurance or the book reserve established for each such Foreign Company Plan which is required to be book reserved, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan and, to the Knowledge of the Company, no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be materially less than such benefit obligations.

Section 2.10        Litigation.  As of the date hereof, there are no (a) actions, suits, inquiries, claims or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, which, in the case of either (a) or (b), would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11        Compliance with Laws; Permits.

(a)             Except as disclosed in Section 2.11(a) of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries are, and since January 1, 2010 have been, in substantial compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, writ, injunction, judgment or order, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a “Law” and collectively, “Laws”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) since January 1, 2010, neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice of any violation of any Law relating to the Company or any of its Subsidiaries, except for possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)             The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)             Without limiting the generality of Section 2.11(a), (i) the Company and each of its Subsidiaries are, and since January 1, 2010 have been, in substantial compliance with and are not in default under or in violation of the export Laws of the United States (each, an “Export Law” and collectively, “Export Laws”), including, without limitation, (A) the Bureau of Industry and Security’s Export Administration Regulations, (B) the Office of Foreign Assets Control’s Trade Sanctions, (C) Arms Export Control Act, (D) the International Traffic in Arms Regulations, (E) antiboycott controls under the EAR’s Commerce Rules or the Internal Revenue Code’s Treasury Regulations, and (F) the United States Foreign Corrupt Practices Act, and (ii) since January 1, 2010, neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice of any violation of any Export Law relating to the Company or any of its Subsidiaries.

Section 2.12        Environmental Matters.

(a)             Except (i) as disclosed in Section 2.12(a) of the Company Disclosure Letter or (ii) as would not, individually or in the aggregate, have a Company Material Adverse Effect:

 (i)           each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits necessary for the conduct of its business;

 (ii)          there has been no penalty or fine assessed, and no investigation, action, claim, suit or proceeding pending or, to the Knowledge of the Company, threatened by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law, which has not been resolved in all material respects; and

 (iii)         to the Knowledge of the Company, the Company has not disposed or Released any Hazardous Substances at, on, above, under or from any properties currently owned, leased, operated or used by the Company or any Subsidiary of the Company that are reasonably likely to require an investigation or remediation pursuant to applicable Environmental Law.

(b)             The representations and warranties set forth herein are the Company’s sole and exclusive representation and warranties with respect to Environmental Laws, Environmental Permits and Hazardous Substances.

(c)             For the purposes of this Section 2.12,

 (i)           “Environmental Law” means any foreign, federal, state or local Law regulating or relating to the protection of human health and safety (as affected by exposure due to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances;

 (ii)         “Environmental Permit” means any permit, license, authorization or consent required to be obtained by the Company or its Subsidiaries from any Governmental Entity pursuant to applicable Environmental Laws to enable the Company and its Subsidiaries to conduct their businesses in substantially the manner they are being conducted as of the date of the Agreement;

 (iii)         “Hazardous Substance” means any substance that:  (i) is or contains asbestos or asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, (iii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import under any Environmental Law, or (iv) is regulated as such under any Environmental Law; and

 (iv)        “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, or seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials of Hazardous Substances into or through , into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

Section 2.13        Taxes.

(a)             Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid, except for such amounts as would not, individually or in the aggregate, be material.  There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.  The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, or other third party.

(b)             The most recent financial statements contained in the Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements.  Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(c)             There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes or material Tax Return of the Company or its Subsidiaries; to the Knowledge of the Company; no material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries; and no waivers or requests for waivers of the time to assess any material amount of Taxes are pending.

(d)             The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation have lapsed) for all years through April 30, 2013.  All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(e)             There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f)               Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g)             Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign law), as a transferee or successor, by contract, or otherwise, or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(h)             Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code; a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code; or a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)               For the purposes of this Agreement,

 (i)           “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and

 (ii)          “Tax Return” means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 2.14        Labor Relations.  None of the Company or any of its Subsidiaries are party to any collective bargaining agreement.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment. None of the Company or any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice. There is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened or being carried out against the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

Section 2.15        Real Property.  The Company and its Subsidiaries own and have valid title to all of their respective owned real property and have valid leasehold interests in all of their respective leased properties, except for properties and assets that have been disposed of in the ordinary course of business since April 30, 2014, free and clear of all liens (except for liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company and its Subsidiaries as of the date hereof or as disclosed in Section 2.15 of the Company Disclosure Letter).  Section 2.15 of the Company Disclosure Letter sets forth a list of (a) all real property owned by the Company or any of its Subsidiaries, and (b) all real property leased by the Company or any of its Subsidiaries.

Section 2.16        Intellectual Property.

(a)             Except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, as of the date hereof, there are no pending or threatened claims of which the Company or its Subsidiaries have been given written notice, by any person against their use of any Company Intellectual Property.  The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no Person or Persons are infringing the rights of the Company or its Subsidiaries with respect to Company Intellectual Property.  To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted has not infringed or misappropriated and does not infringe or misappropriate the intellectual property rights of any third party.  All registrations of Company Intellectual Property are in good standing and the correct chain of title has been recorded with the applicable Government Entity.

(b)             For the purposes of this Section 2.16, “Company Intellectual Property” shall mean each of the following owned by the Company: (a) trademarks, service marks, trade names and Internet domain names, together with all goodwill connected therewith or symbolized thereby; (b) patents (including any continuations and continuations in part); (c) copyrights; (d) trade secrets and know-how; (e) other intellectual property rights; and (f) registrations and applications for registration of any of the foregoing.

Section 2.17        Brokers or Finders.  The Company represents, as to itself, its Subsidiaries and its affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) (“Affiliates”), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 2.18        Opinion of Financial Advisor.  The Board of Directors has received the opinion of Country Club Financial Services, Inc., d/b/a CC Capital Advisors, its financial advisor in connection with the transactions contemplated by this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 2.19        Board Recommendation.  The Board of Directors of the Company, at a meeting duly called and held, has determined that the Merger is advisable and in the best interests of the Company’s stockholders, and has adopted (A) a resolution approving this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, and (B) a resolution  to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger, subject to Section 4.4.

Section 2.20        Material Contracts.  As of the date of this Agreement, other than the Material Contracts there is no contract, agreement or understanding required to be described in or filed as an exhibit to any Company SEC Document.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business.  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no counterparty to any Material Contract is in breach or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.21        Transactions with Affiliates.  Since the date the Company’s last proxy statement was filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.22        Anti-Takeover Provisions; Absence of Rights Agreement.  No “moratorium,” “control share acquisition,” “fair price,” or other anti-takeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.  The Company is not a party to or otherwise bound by or subject to any stockholder rights agreement, “poison pill” or similar agreement or plan.

Section 2.23        Company Stockholder Approval.  The only vote of holders of capital stock of the Company necessary to adopt this Agreement or approve the Merger is the Company Stockholder Approval.

Section 2.24        Customers and Vendors.

(a)             Section 2.24(a) of the Company Disclosure Letter sets forth a list of all customers and vendors that are located outside of the United States with whom the Company or its Subsidiaries have transacted business since October 31, 2013.  Neither any customer or vendor listed in Section 2.24(a) of the Company Disclosure Letter, nor any other customer or vendor that is located outside of the United States with whom the Company or its Subsidiaries have transacted business since January 1, 2010, is included on any list of proscribed end-users maintained by any Government Entity having jurisdiction over the Company or its Subsidiaries, including, without limitation, the Department of the Treasury’s List of Specially Designated Nationals and Other Blocked Persons; the Department of Commerce’s Denied Parties List, Entity List, and Unverified List; or the Department of State’s List of Debarred Parties and list of persons subject to non-proliferation sanctions.  Neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice about any of the customers or vendors listed in Section 2.24(a) of the Company Disclosure Letter or any other customer or vendor that is located outside of the United States with whom the Company or its Subsidiaries have transacted business since January 1, 2010 being included in any such list.

(b)             Section 2.24(b) of the Company Disclosure Letter sets forth a list of each of the Company’s customers and vendors, currently and since January 1, 2010, that would qualify as (i) a foreign government, agency, instrumentality, subdivision, political party or other body at the federal, regional or municipal level, (ii) a commercial entity owned or controlled by any of the foregoing, or (iii) an intergovernmental organization or other international organization such as the United Nations or the World Bank.

(c)             Since April 30, 2014, there has not been any material adverse change in (i) the business relationship of the Company or its Subsidiaries with any of its 10 largest customers by dollar volume of sales for the current fiscal year, or any material adverse change in the terms of any Material Contract with any such customer, or (ii) the business relationship of the Company or its Subsidiaries with any of its 10 largest vendors by dollar volume for the current fiscal year, or any material adverse change in the terms of any Material Contract with any such vendor.

Section 2.25        Insurance.  Section 2.25 of the Company Disclosure Letter sets forth a list of all insurance policies covering the Company and its Subsidiaries and their respective businesses, properties, and assets (the “Insurance Policies”).  All of the Insurance Policies are in full force and effect.  Neither the Company nor any of its Subsidiaries is in breach of or default under,  nor have they have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach of or default under, any Insurance Policy.  Neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice of cancellation of, or denial of coverage under, any of the Insurance Policies.

Section 2.26        Assets and Property .  The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to all of the assets and property used in their respective businesses (the “Company Assets”) as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.1          Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware or the State of Kansas, as applicable, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be duly qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.  For the purposes of this Agreement, “Parent Material Adverse Effect” means an effect that has a material adverse effect upon Parent or Merger Sub’s ability to consummate the Merger.

Section 3.2          Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the each of Parent and Merger Sub, as the case may be, (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3          Consents and Approvals; No Violations.  Except for (a) applicable requirements under the Exchange Act, (b) the filing of the Certificate of Merger, and (c) matters specifically described in this Agreement, the transactions contemplated hereby do not require any consent, approval, compliance exemption, authorization or other action by, or filing with any Governmental Entity, except for the filings or approvals which are not required prior to the consummation of the Merger.  Neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of Parent, Merger Sub or any of their respective Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound, (iii) violate any Law applicable to Parent or any of its Subsidiaries or any of their properties or assets, or (iv) except as specified in the immediately preceding sentence, require on the part of Parent or any of its Subsidiaries any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 3.4          Sufficient Funds.  As of the date hereof, Parent has, and Parent will make available to Merger Sub at the Closing Date, sufficient cash or other sources of immediately available funds to enable it to pay the Merger Consideration as required by this Agreement

Section 3.5          Share Ownership.  Neither Parent, Merger Sub, nor any of their respective Affiliates, excluding the directors thereof in their individual capacities, owns any shares of Company Common Stock beneficially or of record.

Section 3.6          Merger Sub’s Operations.  Merger Sub is a direct wholly-owned subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 3.7          Brokers or Finders. Parent and Merger Sub each represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.8          Litigation.  As of the date hereof, there are no (a) actions, suits, inquiries, claims or proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or Merger Sub or any of their respective Subsidiaries, or any of their respective properties at Law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would impair in any material respect the ability of each of Parent and Merger Sub to perform its respective obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE IV
COVENANTS

Section 4.1          Interim Operations of the Company.  From the date hereof until the Effective Time, the Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent:

(a)             the Company shall, and shall cause its Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice, (ii) use its reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates and (iii) at its expense, maintain its assets material to the business of the Company and its Subsidiaries in good repair and condition, except to the extent of reasonable wear and tear or fire or other casualty and the sale of inventory in the ordinary course of business;

(b)             the Company will not, directly or indirectly, (i) amend its articles of incorporation or by-laws; or (ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

(c)             neither the Company nor any of its Subsidiaries shall:  (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock (other than dividends from any of the Company’s Subsidiaries to the Company or any of the Company’s other Subsidiaries); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to sell or acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d)             neither the Company nor any of its Subsidiaries shall acquire, sell, lease or dispose of any material assets, stock, or other ownership interest in any of its properties or Subsidiaries other than inventory in the ordinary course of business;

(e)             the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of any Entity or division thereof that would be material to the Company and its Subsidiaries, taken as a whole, or (ii) any assets, except for purchases in the ordinary course of business consistent with past practice;

(f)              neither the Company nor any of its Subsidiaries shall, except as contemplated by this Agreement, enter into, adopt or materially amend any employee Benefit Plans or amend any employment or severance agreement or increase in any manner the compensation of any employees, except, in the case of any increase in compensation for non-officer employees, for increases in the ordinary course of business consistent with past practice; provided, that nothing herein will be deemed to restrict or prohibit the payment of benefits as they become due and payable;

(g)             neither the Company nor any of its Subsidiaries shall enter into any labor or collective bargaining agreement through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(h)             neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than Subsidiaries of the Company), except in the ordinary course of business; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of the Company), other than in the ordinary course of business consistent with past practice and other than routine advances to employees;

(i)             neither the Company nor any of its Subsidiaries shall change any of the accounting methods or practices used by it unless required by GAAP or applicable Law;

(j)              neither the Company nor any of its Subsidiaries shall: (i) settle or compromise any material Tax claim, audit or assessment; (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting; (iii) amend any material Tax Returns or file claims for material Tax refunds; or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable any material Tax claim or assessment relating to the company or its Subsidiaries;

(k)             neither the Company nor any of its Subsidiaries will adopt any plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its Subsidiaries;

(l)               neither the Company nor any of its Subsidiaries will settle or compromise any material claim (including arbitration) or material litigation; and

(m)            neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

Section 4.2          Access to Information.  From the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours, and with reasonable advance notice to the Company’s CEO or his designee, to its properties, books and records.  All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be held in accordance with the terms of the confidentiality agreement, dated as of July 25, 2014, between the Company and Parent (the “Confidentiality Agreement”).  Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable Law, or which constitutes information protected by attorney/client privilege.

Section 4.3          Employee Benefits.

(a)             Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries, to, give each person who, immediately prior to the Effective Time, was an employee of the Company or its Subsidiaries (an “Employee”) who remains employed by the Surviving Corporation or one of its Subsidiaries following the Effective Time credit for such Employee’s service with the Company and its Subsidiaries for purposes of eligibility, vesting, and severance and vacation entitlement (but not for purposes of benefit accrual), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent or Merger Sub or the Surviving Corporation and its Subsidiaries in which such Employee participates, to the same extent recognized by the Company under a comparable benefit plan immediately prior to the date hereof (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Effective Time); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(b)             Following the Effective Time, Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries to, make reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Employees who remain employed by the Surviving Corporation or any of its Subsidiaries and their eligible dependents under any plan of Parent or Merger Sub or the Surviving Corporation and its Subsidiaries that provides health benefits in which such Employees may be eligible to participate following the Effective Time other than any limitations that were in effect with respect to such Employees as of the date hereof or at any time prior to the Effective Time under the analogous Company benefit plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by any such Employees and their eligible dependents under the health plans in which they participated immediately prior to the date hereof during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or Merger Sub or the Surviving Corporation and its Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to any such Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the Effective Time.

(c)              As of and contingent upon the Effective Time, each of the executives of the Company identified in the FY2015 Executive Bonus Plan (the “Executive Incentive Plan”) shall be entitled to receive a cash payment from the Surviving Corporation in an amount equal to 100% of the payment that such executive would be entitled to receive assuming performance at the FY2015 Pre-Tax/Pre-Bonus income level set forth in such plan, prorated for the portion of fiscal 2015 ending on the last day of the month immediately preceding the Effective Time, reduced by any income or employment Tax required to be withheld with respect to such payment.  Each applicable payment required under this Section 4.3(c) shall be made not later than 3 business days after the Effective Time so long as payment information  for the applicable recipient of such payment is delivered to Parent no later than the Effective Time.  The Executive Incentive Plan will terminate upon the Effective Time and, except as set forth in this Section 4.3(c), no payments will thereafter be issued under such plan.

(d)             Notwithstanding the foregoing, the provisions of Section 4.3(a) through Section 4.3(c) shall not apply with respect to any Employee whose employment is governed by any collective bargaining agreement in effect as of the Closing Date.

(e)             No provision of this Section 4.3 shall be construed (i) to create a right of any Employee to continued employment by the Surviving Corporation or any of its Subsidiaries following the Effective Time, (ii) (without limiting the generality of Section 7.6) to create a right in any Employee or beneficiary of any Employee under any benefit plan of the Surviving Corporation or any of its Subsidiaries or Affiliates, (iii) to require Parent or any of its Subsidiaries to provide any particular employee benefits rates of base salary or hourly wage or annual bonus opportunities for any period following the Effective Time, or (iv) obligate the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries to maintain any particular Benefit Plan.

(f)              Prior to the Effective Time, the Company shall take the necessary action to terminate its 401(k) plan effective as of the Closing Date. Upon request of an Employee and to the extent permitted by the Company’s 401(k) plan and applicable Law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to Parent’s 401(k) plan.

(g)             The Company further agrees, upon Parent’s request (which request shall be made no less than ten (10) days prior to the Effective Time), to take any and all actions required to amend, freeze, and/or terminate any or all Benefit Plans, effective no earlier than immediately before the Effective Time.

Section 4.4          No Solicitation.

(a)             Except as otherwise set forth herein, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company agrees that it and its Subsidiaries will not, and it will not authorize any of its officers, directors, employees and investment bankers, attorneys, consultants or other agents retained by the Company or any of its Subsidiaries (each, a “Representative”) to, and it will instruct all Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third Person relating to an Acquisition Proposal, (iii) afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made, or to the Company’s Knowledge, is considering making, any Acquisition Proposal, (iv) enter into any letter of intent or agreement in principle or any agreement or understanding providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 4.4(b)) or (v) propose publicly or agree to any of the foregoing relating to an Acquisition Proposal.  Without limiting the foregoing, it is agreed that any violation of the preceding sentence by a Representative of the Company or any of its Subsidiaries (including as a result of a failure to follow the instructions referred to above) shall be deemed a breach of this Section 4.4(a) by the Company.  The Company and its Subsidiaries will, and the Company will cause the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Acquisition Proposal.

(b)             Notwithstanding Section 4.4(a), if (i) the Company receives an unsolicited Acquisition Proposal that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be reasonably expected to lead to a Superior Proposal (after consulting with its outside legal and financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 4.4(b)(ii) if such revisions are made within the 3 business days following Parent’s receipt of the written notice referred to below, and (ii) the Company is not then in breach of this Section 4.4, the Company may, subject to its providing 3 business days’ prior written notice to Parent of the material terms and conditions of such Acquisition Proposal: (x) furnish information to the Person making such Acquisition Proposal pursuant to an executed confidentiality agreement on terms no less restrictive to the Person making the Acquisition Proposal than the terms of the Confidentiality Agreement, provided such information is concurrently furnished to Parent in the same form provided to such Person; and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal.  The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal or request and set forth the material terms thereof) of any Acquisition Proposal or any request for confidential information relating to the Company or any of its Subsidiaries by any Person that has made, or to the Company’s Knowledge intends to make, an Acquisition Proposal, and shall keep Parent fully informed in all material respects of any Superior Proposal, including the status of such Superior Proposal and any material changes (or proposed material changes) to the terms thereof.

(c)             Nothing in this Agreement shall prohibit or restrict the Board of Directors, at any time prior to the receipt of the Company Shareholder Approval, from withdrawing, modifying or qualifying the Company Board Recommendation (a “Change of Recommendation”), if (i) the Board of Directors shall have determined in good faith, in response to an unsolicited Superior Proposal made after the date hereof in circumstances not otherwise constituting a breach of this Agreement, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, (ii) the Company provides Parent written notice of the material terms and conditions of such proposal and its intention to effect a Change of Recommendation 3 business days prior to effecting a Change of Recommendation, and (iii) Parent does not provide, within 3 business days of receiving such written notice, revisions to the terms of the Merger or this Agreement that the Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, is at least as favorable as such Superior Proposal from a financial point of view to the Company’s stockholders.

(d)             Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any such other disclosures that are required by applicable Law, provided that the Company shall not make any disclosure or take any action that represents a Change of Recommendation other than in compliance with Section 4.4(c); provided, that the Company shall not be required to comply with Section 4.4(c)(ii) if (i) upon the advice of the Company’s outside legal counsel, such Change of Recommendation is required by applicable Law to be disclosed sooner than 3 business days prior to effecting a Change of Recommendation, and (ii) the Company provides as much advance written and oral notice as possible to Parent considering such requirements of applicable Law, it being agreed that the Company shall always notify Parent orally and in writing in advance of effecting a Change of Recommendation in order to comply with this proviso.

(e)             For the purposes of this Section 4.4,

 (i)            “Acquisition Proposal” means any bona fide proposal, whether in writing or otherwise, made by a third Person (other than Parent or any of its Subsidiaries) for (i) a merger, reorganization, consolidation or other business combination involving the Company, (ii) the acquisition by any Person of 20% or more of the assets of the Company and its Subsidiaries, taken together as a whole, or (iii) the acquisition by any Person of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company; and

 (ii)          “Superior Proposal” means any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, such proposal shall be for or in respect of at least a majority of the outstanding Shares or all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole), (A) that is on terms which the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, to be more favorable to the Company and its stockholders than the Merger, (B) for which financing, to the extent required, in the good faith reasonable judgment of the Board of Directors, is reasonably capable of being obtained by such Person and (C) the conditions to consummation of which are, in the good faith reasonable judgment of the Board of Directors, reasonably capable of being satisfied.

Section 4.5          Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company.  Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Subsidiaries or Affiliates shall issue or cause the publication of any press release or make any public statement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except (a) as may be required by Law or by any listing agreement with the New York Stock Exchange or The NASDAQ Capital Market, as applicable, and (b) with respect to a press release or public statement made or proposed to be made in connection with a Change of Recommendation or in response to a publicly announced  Acquisition Proposal; provided, that any such Change of Recommendation or response to a publicly announced Acquisition Proposal is made in accordance with the terms of this Agreement; provided, further, that nothing in this Section 4.5 shall limit Parent’s right to terminate this Agreement in accordance with Section 6.1 or to receive the Termination Fee in accordance with Section 6.3.

Section 4.6          Directors’ and Officers’ Insurance and Indemnification.

(a)             From and after the consummation of the Merger, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the “Indemnified Party”) of the Company and/or its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, amounts paid in settlement, any such settlement to be with the approval of the indemnifying party (which approval shall not be unreasonably withheld), and fines in connection with any actual or threatened action, suit, claim, proceeding or investigation whether civil, criminal, administrative, or investigative, (each a “Claim”) to the extent that any such Claim is based on, arises out of, or pertains to (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case, to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable Law and the Company’s articles of incorporation, by-laws or other indemnification agreements in effect as of the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit.  Any Indemnified Party wishing to claim indemnification under this Section 4.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent, Merger Sub or the Surviving Corporation and shall deliver to Merger Sub and the Surviving Corporation the undertaking contemplated by Section 17-6305(e) of the KGCC.  The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.  In the event any Indemnified Party brings any action against Parent or the Surviving Corporation to enforce rights or to collect monies due under this Section 4.6, the prevailing party in such action shall be entitled to recover its costs, including reasonable attorneys’ fees and costs.

(b)             Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in the Company’s articles of incorporation and by-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, that, in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the Company’s articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by Parent and reasonably acceptable to such Indemnified Party.

(c)             In the event Parent or Merger Sub or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 4.6, proper provision shall be made so that the successors and assigns of Parent or Merger Sub, as applicable, assume the obligations set forth in this Section 4.6 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

(d)             Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Closing Date; provided, that the Parent may substitute therefor policies of the same or substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further, that notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to pay in any one year aggregate premiums for D&O Insurance under this Section 4.6 in excess of 200% of the aggregate premiums paid by the Company in fiscal 2015 for such purposes.  In the event that, in any one year, the aggregate premiums for D&O Insurance exceed 200% of the aggregate premiums paid by the Company in fiscal 2015 for such purposes, Parent or the Surviving Corporation shall purchase the highest level of D&O Insurance coverage available for 200% of the aggregate premiums paid by the Company in fiscal 2015.

(e)              This Section 4.6 will survive the consummation of the Merger and shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by all Indemnified Parties.

Section 4.7          Stockholder Meeting; Proxy; Company Disclosure Documents.

(a)             The Company will, in accordance with applicable Law and its articles of incorporation and by-laws:

 (i)           duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption and approval of this Agreement and the Merger, in accordance with Section 17-6701(c)(4) of the KGCC (the “Company Stockholder Approval”) as soon as practicable following the date hereof; and

 (ii)          prepare and file with the SEC, as soon as reasonably practicable (but in no event later than 20 days after the date hereof), a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities Laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable.

(b)             Subject to Section 4.4(c), the Company will, through the Board of Directors, recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger (the “Company Board Recommendation”) and include such recommendation in the Proxy Statement.

(c)             Parent agrees that it will provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement.  The information with respect to Parent and Merger Sub that Parent and Merger Sub, as the case may be, furnishes to the Company in writing for use in the Company Disclosure Documents (as defined below), including, without limitation, the Proxy Statement, at the respective times of the filing with the SEC and distribution or dissemination thereof, and in the case of the Proxy Statement, if applicable, at the date it or any amendment or supplement is first mailed to stockholders and at the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading

(d)             Parent and Merger Sub each agrees that, prior to the Closing, it will not acquire, or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any Shares or any of the assets or businesses of the Company, or any right or option to acquire any of the foregoing (including from a third party), except by way of stock dividends or other distributions made by the Company on a pro rata basis with respect to Shares acquired by Parent or Merger Sub prior to the date of this Agreement.

(e)             Each document filed by the Company with the SEC or distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including, without limitation, the Proxy Statement, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(f)             The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of filing of such Company Disclosure Documents, or any supplement or amendment thereto and at the time of any distribution and dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The covenants contained in this Section 4.7(f) will not apply to any statements or omissions which are based on information furnished to the Company by or on behalf of Parent or Merger Sub and that are included in the Company Disclosure Documents.

Section 4.8          Approvals and Consents; Cooperation; Notification.

(a)             Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and any other applicable Governmental Entity with respect to the Merger; and (ii) subject to the other provisions of this Agreement, use its reasonable efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub will (A) as promptly as practicable file any forms, registrations, notices, filings and documents of any other applicable Governmental Entity, to the extent required by applicable Law, (B) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, and (C) shall use its reasonable efforts to promptly take, and cause its Affiliates to promptly take all actions and steps necessary to obtain any clearance or approval required to be obtained from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b)             Each party hereto shall (i) give the other parties prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding (as defined below) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, action, claim, suit, action or legal, governmental, administrative, arbitration or other alternative dispute resolution proceeding or investigation (collectively, “Legal Proceedings”), and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger or Parent’s ownership or operation of the Company or its business following the consummation of the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Legal Requirement, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to any such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding.

(c)             Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the Merger not to be satisfied.  The Company will as promptly as reasonably practicable notify Parent of (A) the occurrence of any Company Material Adverse Effect, (B) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transaction contemplated by this Agreement, and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub will as promptly as is reasonably practicable notify the Company of (A) the occurrence of any Parent Material Adverse Effect, (B) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transaction contemplated by this Agreement, and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the provision of notice pursuant to this Section 4.8(c) shall not affect the representations or warranties of any party or the conditions or obligations of any party hereunder.

Section 4.9          Reasonable Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement including, without limitation, provisions expressly acknowledging and permitting the Board to act consistently with its fiduciary duties, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.  No later than 1 business day prior to the anticipated Closing Date, the Company shall provide Parent with a version of the Company Disclosure Letter that has been revised to incorporate updates, if any, as of the anticipated Closing Date.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 4.10        Merger Sub.  Parent will take all action necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and in accordance with the KGCC as promptly as is reasonably practicable following the execution of this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub will not conduct any business or make any investments other than as expressly contemplated by this Agreement.

ARTICLE V
CONDITIONS

Section 5.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger will be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by Parent and the Company, at or prior to the Effective Time of the following conditions:

(a)             this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the KGCC and the Company’s articles of incorporation; and

(b)             no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this provision, each party will use its reasonable efforts to prevent such entry.

Section 5.2          Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction, or, to the extent permitted by Law, waiver by the Company, of the following conditions:

(a)             Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all “Parent Material Adverse Effect” and materiality qualifications limiting the scope of such representations and warranties will be disregarded;

(b)             Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c)             Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

Section 5.3          Condition to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent and Merger Sub, of the following conditions:

(a)             Each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties set forth in Section 2.2, Section 2.3, Section 2.17 and Section 2.23 (the representations and warranties set forth in these 4 sections of this Agreement collectively, the “Designated Company Representations”), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date), other than such failures to be true and correct that have not had, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, for purposes of determining the truth and correctness of such representations and warranties: (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement will be disregarded.

(b)             Each of the Designated Company Representations shall have been true and correct in all respects as of date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than any Designated Company Representation made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date); provided, however, that, for purposes of determining the truth and correctness of such Designated Company Representations: (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such Designated Company Representations will be disregarded; and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement will be disregarded;

(c)             the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(d)             the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied;

(e)             there shall not have occurred since the date of this Agreement, and be continuing a Company Material Adverse Effect; and

(f)              the Company shall have delivered to Parent executed consents from the applicable counterparties to the Material Contracts disclosed in Section 2.4(ii) of the Company Disclosure Letter, in each case, waiving any violation, breach or default under such agreement that may otherwise be caused by the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

ARTICLE VI
TERMINATION

Section 6.1          Termination.  This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a)             by the mutual written consent of Parent and the Company;

(b)            by either of the Company, on the one hand, or Parent and Merger Sub, on the other hand:

 (i)            if the Effective Time should not have occurred on or prior to February 28, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any party whose willful breach of any representation or warranty in this Agreement, or whose other action or failure to act, has been the cause of, or resulted in, the failure of the Company or Merger Sub to consummate the Merger on or before the Termination Date;

 (ii)          if any Governmental Entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action Parent and Merger Sub hereto will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); or

 (iii)         if the Special Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted and the Company Stockholder Approval has not been obtained;

(c)             by Parent and/or Merger Sub:

 (i)            if prior to the Company Stockholder Approval, (A) the Board of Directors shall have effected a Change of Recommendation in a manner adverse to Parent or shall have recommended or adopted another Acquisition Proposal, (B) the Board of Directors shall have failed to affirm the Company Board Recommendation within 5 days of a reasonable request to do so by Parent, or (C) the Company or the Board of Directors shall have resolved, or publicly announced an intention to, take any of the foregoing actions;

 (ii)          if (A) the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement or (B) any of the Company’s representations or warranties shall have become untrue, which, in the case of either clause (A) or (B), would result in the failure of the conditions set forth in Section 5.3(a), Section 5.3(b) or Section 5.3(c); provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by the Company;

 (iii)         if prior to the Company Stockholder Approval, any Supporting Stockholder breaches or rescinds the Support Agreement that he, she or it executed and delivered to Parent concurrently with the execution and delivery of this Agreement; or

 (iv)        the Special Meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated hereby and which will not, in any event, exceed 20 days) as required by Section 4.7 within 10 days after written notice of the failure to comply with Section 4.7 shall have been received by the Company from Parent, or the Company or the Board of Directors shall have resolved not to, or publicly announced an intention not to, call or hold such Special Meeting.

(d)            by the Company:

 (i)           if, prior to obtaining the Company Stockholder Approval, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, that for the termination to be effective under this subsection, (A) if, in accordance with Section 4.4(b) and Section 4.4(c), Parent has proposed revisions to the terms of the Merger or this Agreement within the 3 business day period referenced therein, the Company has negotiated in good faith with Parent to amend the terms of this Agreement so that the Merger is at least as favorable as such proposal from a financial point of view to the Company’s Stockholders, and (B) the Company shall have paid the Termination Fee in accordance with Section 6.3 of this Agreement;

 (ii)          if (A) Parent or Merger Sub shall have breached any of their representations, warranties, covenants or agreements set forth in this Agreement or (B) if any of Parent’s or Merger Sub’s representations or warranties shall have become untrue, which, in the case of either clause (A) or (B), would result in the failure of the conditions set forth in Section 5.2(a) and Section 5.2(b); provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by Parent; or

Section 6.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall become null and void and of no force and effect, and there will be no liability on the part of Parent, Merger Sub or the Company (or their respective directors, officers, employees, stockholders, representatives, agents or advisors) to the other parties hereto, except for any liability arising out of a willful breach of this Agreement or as provided for in the Confidentiality Agreement or the Standstill and Exclusivity Agreement,  in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.  Notwithstanding the foregoing, the provisions of Section 6.2, Section 6.3, Article VII and the confidentiality obligations of Section 4.2 shall survive any termination hereof.

Section 6.3          Termination Fee; Expenses.

(a)             Notwithstanding any provision in this Agreement to the contrary, in the event that (i) this Agreement is terminated by the Company pursuant to Section 6.1(d)(i), (ii) this Agreement is terminated by Parent pursuant to Section 6.1(c)(i), (iii) this Agreement is terminated by Parent pursuant to Section 6.1(c)(iv) and within 1 year of termination of this Agreement, the Company consummates an Acquisition Proposal, (iv) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 6.1(b)(i) and such Acquisition Proposal (whether or not modified after it was first made) is consummated within 1 year of such termination, or (v) this Agreement is terminated by Parent pursuant to Section 6.1(c)(ii)(A) because the Company has breached any of its covenants set forth in Section 4.4(a) or Section 4.4(b) hereof, then the Company shall pay to Parent (x) in the case of clauses (i), (ii) or (v) of this Section 6.3(a), upon the date of termination, or (y) in the case of clauses (iii) or (iv) of this Section 6.3(a), upon such consummation, a fee of $2,680,000.00 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)             In the event that the Termination Fee is due and payable to Parent pursuant to the circumstances set forth in Section 6.3(a), then the Company shall pay to Parent an amount equal to the documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions contemplated hereby within 10 business days after receiving Parent’s demand therefor, supported by reasonable documentation; provided, that the aggregate amount due and payable to Parent pursuant to Section 6.3(a) and this Section 6.3(b) shall not exceed $3,080,000.00.

(c)             Except as provided in this Section 6.3, all fees and expenses incurred by the parties hereto shall be borne by the party incurring such expenses. For the avoidance of doubt, the costs of preparing, printing and mailing the Proxy Statement shall be borne by the Company.

(d)             The Company acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  The Termination Fee and any reimbursement of any expenses pursuant to Section 6.3(b) shall be due and payable to parent in accordance with this Section 6.3 regardless of any alleged breach by Parent or Merger Sub of their respective obligations hereunder.

ARTICLE VII
MISCELLANEOUS

Section 7.1          Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Company’s stockholders, no such amendment, modification or supplement will reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders; provided, further, however, that after any adoption of this Agreement by the Company’s stockholders, no amendment will be made which by Law requires further approval of the Company’s stockholders without the further approval of such stockholders

Section 7.2          Nonsurvival of Representations and Warranties.  None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered in connection with any of the transactions contemplated by this Agreement, will survive the Effective Time.  This Section 7.2 will not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time

Section 7.3          Notices.  All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, by facsimile (receipt of which is confirmed) or electronic communication, or sent by an overnight courier service (providing proof of delivery), such as Federal Express, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	if to Parent or Merger Sub, to:
Lindsay Corporation
2222 N 111th Street
Omaha, Nebraska 68164
Attention:              Eric Arneson
Telephone:           (402) 827-6569
Facsimile:               (402) 829-6836
Email:                          Eric.Arneson@Lindsay.com

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, California  90071-1560
Attention:              Brett Rodda
   Sarah Graham
Telephone:           (213) 683-9100
Facsimile:               (213) 683-4061
Email:                          Brett.Rodda@mto.com
   Sarah.Graham@mto.com

(b)	if to the Company, to:

Elecsys Corporation
846 N. Mart-Way Court
Olathe, Kansas 66016
Attention:             Robert D. Taylor
Telephone:           (316) 393-8344
Facsimile:               (816) 221-7270
Email:                          btaylor@execairshare.com

with a copy to:

Husch Blackwell LLP
4801 Main Street
Suite 1000
Kansas City, MO 64112
Attention:              Steve Carman
   Candace Jackson
Telephone:           (512) 370-3451
Facsimile:               (512) 479-1101
Email:                          Steve.Carman@huschblackwell.com
   Candace.Jackson@huschblackwell.com

Section 7.4          Other Defined Terms; Interpretation.

(a)             For the purposes of this Agreement,

 (i)           “Entity” means any corporation (including any non-profit corporation) general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity);

 (ii)         “Knowledge” means with respect to the Company and Parent, the actual knowledge of any executive officer of the Company or Parent, as the case may be; and

 (iii)        “Person” means any individual or Entity.

(b)             The definitions contained herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  All references herein to Articles, Sections, and Exhibits will be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context otherwise requires.  All Exhibits attached hereto will be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit will have the meaning ascribed to such term in this Agreement.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any statute referred to herein means such statute as from time to time amended, modified or supplemented.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 7.5          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.6          Entire Agreement; Third Party Beneficiaries.  This Agreement,  the Confidentiality Agreement and the Standstill and Exclusivity Agreement (including the documents and the instruments referred to herein and therein) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time in accordance with Section 1.7, (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 4.6 (which is intended for the benefit of the Company’s former and current officers, directors, employees and other indemnitees, all of whom shall be third party beneficiaries of this provision), are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.7          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 7.8          Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the Laws of the State of Kansas without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.  In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts, and if they have or can acquire jurisdiction, the federal courts, sitting in Kansas City, Kansas, and irrevocably and unconditionally consents to service of process in any such action by notice in accordance with Section 7.3.

Section 7.9          Specific Performance.  Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) will be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

Section 7.10        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (other than its obligations under Section 1.8(a) hereof) to any direct or indirect wholly owned Subsidiary of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 7.11        Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and will be given no substantive or interpretative effect whatsoever.

Section 7.12        Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.13        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above

ELECSYS CORPORATION

By:	/s/ Karl B. Gemperli
Name: Karl B. Gemperli
Title: President and Chief Executive Officer

LINDSAY CORPORATION

By:	/s/ Richard W. Parod
Name: Richard W. Parod
Title: President and Chief Executive Officer

MATTERHORN MERGER SUB, INC.

By:	/s/ Richard W. Parod
Name: Richard W. Parod
Title: President

[Merger Agreement]

EXHIBIT A

FORM OF
SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2014, by and among Lindsay Corporation, a Delaware corporation (“Parent”), Matterhorn Merger Sub, Inc., a Kansas corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Supporting Stockholder”) of Elecsys Corporation, a Kansas corporation (the “Company”).

Recitals

A.            Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger dated as of November 4, 2014 (as it may be amended or supplemented, the “Merger Agreement”).  This Agreement is a “Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein will have the respective meanings ascribed to such terms in the Merger Agreement.

B.            As of the date hereof, the Supporting Stockholder is the record or beneficial holder of the number of shares of Company Common Stock set forth opposite such Supporting Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned of record or beneficially by the Supporting Stockholder prior to [the termination of this Agreement] [the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article VI thereof] (including pursuant to any acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, the “Subject Shares”)).

C.            The Supporting Stockholder has agreed to vote the Subject Shares with respect to the adoption of the Merger Agreement and certain other matters pursuant to, and in accordance with, the terms and conditions of this Agreement, and to certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Supporting Stockholder, intending to be legally bound, hereby agrees, jointly and severally, as follows:

ARTICLE 1
Agreement to Vote

Section 1.1.  Agreement to Vote; Proxy.

(a)    At the Special Meeting or any other annual, special or other meeting of the stockholders of the Company (whether postponed, adjourned or otherwise) called for the purpose of voting upon the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, or the approval of any Acquisition Proposal (a “CIC Stockholders Meeting”), the Supporting Stockholder will:

(i)    appear, in person or by proxy, or otherwise cause all of the Subject Shares to be counted as present at such meeting for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy all of the Subject Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby; (B) in favor of any proposal to adjourn or postpone any CIC Stockholders Meeting to a later date if there are not sufficient votes for approval of such matters on the date on which such CIC Stockholders Meeting is held; and (C) against (x) any Acquisition Proposal (other than the Merger), (y) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any representation or warranty or any covenant or other obligation or agreement of the Supporting Stockholder under this Agreement or of the Company under the Merger Agreement, or (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone, prevent, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any of the conditions to the obligations of Parent, Merger Sub or the Company under the Merger Agreement or the Supporting Stockholder’s obligations under this Agreement or change in any manner the capitalization of the Company or the voting rights of Company Common Stock (including any amendments to the articles of incorporation or by-laws of the Company).

(b)    Except as set forth in or otherwise contemplated by this Agreement, the Supporting Stockholder may vote the Subject Shares beneficially owned by him in his discretion on all matters submitted for the vote of stockholders of the Company.

(c)    The Supporting Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as the Supporting Stockholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote the Subject Shares with respect to the matters described in Section 1.1(a). This proxy and power of attorney is given to secure the performance of the duties of the Supporting Stockholder under this Agreement.  The Supporting Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Section 1.1(c).  This proxy and power of attorney granted by the Supporting Stockholder is irrevocable during the [term of this Agreement] [period from the date of this Agreement to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article VI thereof (the “Voting Obligation Period”)] and is coupled with an interest sufficient in law to support an irrevocable proxy.  The power of attorney granted by the Supporting Stockholder herein is a durable power of attorney and will survive the death, incapacity, dissolution or bankruptcy of the Supporting Stockholder.  The proxy and power of attorney granted hereunder will terminate upon the [termination of this Agreement] [end of the Voting Obligation Period] in accordance with Section 4.2 (subject to the survival provisions therein).

ARTICLE 2
Additional Covenants of THE Stockholder

The Supporting Stockholder hereby covenants and agrees as follows:

Section 2.1 Waiver of Appraisal Rights.  The Supporting Stockholder hereby waives all appraisal rights under Section 17-6712 of the KGCC with respect to the Subject Shares and agrees that none of the Subject Shares will be considered Dissenting Shares, and agrees and covenants that neither he, nor any of his Affiliates, will exercise or purport to exercise any appraisal rights or dissenter’s rights in respect of the Subject Shares which may arise with respect to the Merger.

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Section 2.2.  Documentation and Information.  The Supporting Stockholder (i) consents to and authorizes the publication and disclosure by Parent of such Supporting Stockholder’s identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent determines is required to be disclosed by applicable Law in any press release or any other Company or Parent disclosure document in connection with the Merger or this Agreement, and (ii) will promptly give to Parent any information that Parent may reasonably request for the preparation of any such disclosure documents.  The Supporting Stockholder will promptly notify Parent of any factual corrections to any written information supplied by such Supporting Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 2.3.  [Confidential Information.  Supporting Stockholder has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with proprietary and confidential information belonging to the Company and its subsidiaries (the “Confidential Information”). Supporting Stockholder acknowledges and agrees that all Confidential Information known or obtained by Supporting Stockholder, whether before or after the date hereof, is the property of the Company and/or its subsidiaries. Therefore, Supporting Stockholder shall not, at any time, disclose to any third party or use for his own account, or for the benefit of anyone, other than the Company, any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Supporting Stockholder, without the prior written consent of Parent, unless and to the extent the Confidential Information (i) is or becomes generally known to and available for use by the public other than as a result of Supporting Stockholder’s fault or the fault of any other person bound by a duty of confidentiality to the Company or Parent or (ii) is required by law or legal process to be disclosed.

Section 2.4. Non-competition and Non-solicitation.  Supporting Stockholder agrees that after the Closing, Parent and the Company shall be entitled to the value of the Company’s business and its goodwill, and to protect and preserve the same to the maximum extent permitted by law.  Therefore, as an inducement for Parent to enter into the Merger Agreement, and as additional consideration for the consideration to be paid to Supporting Stockholder under the Merger Agreement and the offer of continuing employment with the Company set forth in the Letter Agreement, dated November 4, 2014, by and between Supporting Stockholder and Merger Sub, Supporting Stockholder agrees that:

(a)    During the Restricted Period (as defined below):

(i)    Supporting Stockholder will not, directly or indirectly, through any Affiliate or otherwise, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name to, lend his credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company anywhere within the continental United States (the “Territory”); provided that Supporting Stockholder (together with his Affiliates) may purchase or otherwise acquire up to two percent (2%) of the equity securities of one or more companies whose products or activities compete with the Company in the Territory (but without otherwise participating in the activities of such companies) if such securities are listed on any national securities exchange.

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(ii)    Supporting Stockholder will not, directly or indirectly, through any Affiliate or otherwise, either for himself or any other person, (A) induce or attempt to induce any employee to leave the employ of Parent or the Company other than through general advertising which is not specifically and principally targeted to such employees, (B) in any way interfere with the relationship between Parent and its employees or between the Company and its employees (C) induce or attempt to induce any customer, supplier, licensee, or business relation of Parent or the Company to cease doing business with Parent or the Company, or in any way interfere with the relationship between Parent or the Company and any or their respective customers, suppliers, licensees, or business relations.  For purposes hereof, the term “employee” means any employee of Parent or the Company as of the Closing, as well as any other person hired by Parent or the Company after the Closing.

(b)    Supporting Stockholder will not, at any time during the Restricted Period, publicly disparage (i) Parent or the Company or any of their respective shareholders, directors, officers, employees or agents, or (ii) any actions taken by any such persons in connection with the negotiation and performance of the transactions contemplated by the Merger Agreement or the operation of the business of the Company.

(c)    The term “Restricted Period” means the period starting on the Closing Date and ending on the [third/fifth] anniversary of the Closing Date; provided, that in the event of a breach by Supporting Stockholder of any covenant set forth this Section 2.4, the term of such covenant will be extended by the period of the duration of such breach.

Section 2.5.  Remedies.  If Supporting Stockholder breaches a covenant set forth in Section 2.3 or 2.4 of this Agreement, Parent and the Company will be entitled to all remedies available at law or in equity, including (i) damages from Supporting Stockholder and (ii) injunctive or other equitable relief of the kind described in Section 4.11.]

ARTICLE 3
Representations and Warranties of The Supporting Stockholder

The Supporting Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Authorization.

(a)    The Supporting Stockholder possesses the requisite power, authority and legal capacity to (i) execute and deliver this Agreement and to perform such Supporting Stockholder’s obligations hereunder, and (ii) to appoint Parent (or any designee of Parent) as the Supporting Stockholder’s proxies and attorneys-in-fact in accordance with Section 1.1(c) of this Agreement.

(b)    This Agreement has been duly executed and delivered by the Supporting Stockholder and constitutes a legal, valid and binding obligation of the Supporting Stockholder, enforceable against the Supporting Stockholder in accordance with its terms.

Section 3.2.  No Conflicts; Required Filings and Consents.  The execution and delivery of this Agreement by the Supporting Stockholder does not, and the performance of this Agreement by the Supporting Stockholder will not, (i) conflict with or violate any law applicable to the Supporting Stockholder or by which the Subject Shares, are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on the Subject Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Supporting Stockholder is a party or by which the Subject Shares are bound or affected.

4

Section 3.3.  Title to Shares; Exclusive Power to Vote Shares.  The Supporting Stockholder is the sole beneficial owner of the Subject Shares, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests, and the Supporting Stockholder has the exclusive power to vote all of the Subject Shares.  There is no other beneficial owner of any of the Subject Shares or other beneficiary or holder of any interest in any such shares whose consent is required for the execution and delivery of this Agreement or the consummation by the Supporting Stockholder of the transactions contemplated hereby.  Other than this Agreement, the Supporting Stockholder is not a party to any stockholder agreement, purchase agreement, right of first refusal or first offer, voting trust or agreement, proxy, or other contract with respect to the issuance, transfer or voting of any of the Subject Shares.

Section 3.4  Accuracy of Representations and Warranties. The Supporting Stockholder shall cause his representations and warranties contained in this Agreement to remain accurate and complete at all times until the [termination of this Agreement in accordance with Section 4.2 of this Agreement] [end of the Voting Obligation Period].

ARTICLE 4
Miscellaneous

Section 4.1.  Further Assurances. The Supporting Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Parent may reasonably request to carry out the obligations of the Supporting Stockholder under this Agreement.

Section 4.2.  Termination [of Agreement; Termination of Supporting Stockholder’s Obligations Under Agreement.]

(a)    This Agreement will terminate automatically, without any notice or other action by any person, upon [the earlier of the Effective Time or] the termination of the Merger Agreement in accordance with Article VI of the Merger Agreement.  [The Supporting Stockholder’s obligations under Section 1.1 of this Agreement will terminate automatically, without any notice or other action by any person, upon the end of the Voting Obligation Period.  The Supporting Stockholder’s obligations under Section 2.4 of this Agreement will terminate automatically, without any notice or other action by any person, upon the end of the Restricted Period.]

(b)    During the term of this Agreement, the Supporting Stockholder will not, directly or indirectly, (i) offer, sell, assign, encumber, pledge, hypothecate, gift, dispose of, loan or otherwise transfer (by operation of law or otherwise), either voluntary or involuntary (collectively, “Transfer”) or consent to or permit any Transfer of, any or all of the shares of Company Common Stock held by such Supporting Stockholder, or any interest therein, or create or permit to exist any lien on any such shares, or enter into any contract, agreement or understanding with respect to any Transfer of such shares or any interest therein; (ii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such shares; (iii) deposit or permit the deposit of such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; (iv) Transfer, or consent to or permit any such Transfer of, any or all of the equity capital of such Supporting Stockholder; or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of any of the Supporting Stockholder’s obligations hereunder[; provided, however, that the Supporting Stockholder shall be entitled to Transfer no more than 20,000 Shares of the Subject Shares to members of their families or to non-profit organizations (each, a “Transferee”), so long as each such Transferee signs a joinder to this Agreement, agreeing to be bound by all of the same terms and conditions that apply to such Supporting Stockholder.]

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(c)    Notwithstanding the foregoing, nothing set forth in this Section 4.2 or elsewhere in this Agreement will relieve the Supporting Stockholder from liability, or otherwise limit the liability of the Supporting Stockholder, for any breach of this Agreement.

Section 4.3.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred by any party hereto in connection with this Agreement will be paid by the party incurring such cost or expense.

Section 4.4.  Amendment. This Agreement will not be amended or supplemented except by an instrument in writing executed and delivered by each party hereto.

Section 4.5.  Extension; Waiver.

(a)    Parent may, to the extent permitted by applicable Law (i) waive any inaccuracies in the representations and warranties of the Supporting Stockholder contained herein or (ii) waive compliance by the Supporting Stockholder with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer of Parent.

(b)    No failure on the part of Parent or Merger Sub to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or Merger Sub in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Parent and Merger Sub will not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by Parent and/or Merger Sub, as applicable; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Section 4.6.  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between Parent, Merger Sub and the Supporting Stockholder with respect to the subject matter hereof. This Agreement may be executed by facsimile or electronic delivery.

Section 4.7.  Applicable Law; Jurisdiction; Waiver of Jury Trial

(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Kansas without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.  In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts, and if they have or can acquire jurisdiction, the federal courts, sitting in Kansas City, Kansas, and irrevocably and unconditionally consents to service of process in any such action by notice in accordance with Section 4.9.

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(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.8.  No Third Party Beneficiaries. This Agreement will be binding upon the Supporting Stockholder and his successors and assigns, and will be enforceable by and inure to the benefit of Parent, Merger Sub and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors and assigns, any rights, remedies, obligations or liabilities of any nature.

Section 4.9.  Notices. Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given if delivered personally, by facsimile (receipt of which is confirmed) or electronic delivery, or sent by an overnight courier service (providing proof of delivery), such as Federal Express, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Parent or Merger Sub, to:

Lindsay Corporation
2222 N. 111th Street
Omaha, Nebraska 68164
Attention:        Eric Arneson
Telephone:    (402) 827-6569
Facsimile:          (402) 829-6836
Email:                    Eric.Arneson@Lindsay.com

or

Matterhorn Merger Sub, Inc.
2222 N. 111th Street
Omaha, Nebraska 68164
Attention:        Eric Arneson
Telephone:   (402) 827-6569
Facsimile:         (402) 829-6836
Email:                    Eric.Arneson@Lindsay.com

in each case, with a copy (which does not constitute notice) to:
Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071-1560
Attention:         Brett Rodda
    Sarah Graham
Telephone:      (213) 683- 9100
Facsimile:          (213) 683-4061
Email:                    Brett.Rodda@mto.com
Sarah.Graham@mto.com

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if to the Supporting Stockholder:
Elecsys Corporation
846 N. Mart-Way Court
Olathe, KS 66016
Attention:        [___________]
Facsimile:         [___________]
Email:                    [___________]

with a copy (which does not constitute notice) to:
Husch Blackwell LLP
4801 Main Street
Suite 1000
Kansas City, MO 64112
Attention:        Steven F. Carman
Telephone:     (512) 370-3451
Facsimile:         (512) 479-1101
Email:                    Steve.Carman@huschblackwell.com

Section 4.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any application in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other application or in any other jurisdiction.  If any term or provision or the application thereof is determined by a court of competent jurisdiction to be so invalid or unenforceable, a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term or provision

Section 4.11 Enforcement.

(a)    Upon any breach or threatened breach by the Supporting Stockholder of any covenant or obligation contained in this Agreement, Parent and/or Merger Sub will be entitled to seek: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach.

(b)    The Supporting Stockholder hereby acknowledges that any breach by the Supporting Stockholder of this Agreement will result in irreparable harm that cannot be adequately resolved at law.  Parent’s and Merger Sub’s right of specific enforcement is an integral part of the transactions contemplated by the Merger Agreement and the Supporting Stockholder hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Supporting Stockholder (including any objection on the basis that (i) the harm is not irreparable or (ii) there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and Parent and/or Merger Sub will be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 4.10. If Parent and/or Merger Sub seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Parent and Merger Sub will not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 4.10.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Supporting Stockholder has caused this Agreement to be executed as of the date first above written.

[NAME OF SUPPORTING STOCKHOLDER]

LINDSAY CORPORATION

By:
Name:
Title:

MATTERHORN MERGER SUB INC.

By:
Name:
Title:

[Support Agreement]
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EXHIBIT A

Name of Supporting Stockholder	Shares of Company Common Stock

[●]	[●]

TOTAL	[●]

10

ANNEX B City Center Square 1100 Main Street, Suite 300 Kansas City, Missouri 64105 816-360-8600¡ Fax: 816-421-0080

December 23, 2014

The Board of Directors
Elecsys Corporation
846 N Mart-Way Court
Olathe, KS 66061

Members of the Board of Directors:

You have requested an update to our opinion dated November 4, 2014 with respect to the fairness, from a financial point of view, of the Consideration (as defined below) to be received by Elecsys Corporation (“Elecsys”) common shareholders pursuant to the terms of the Agreement and Plan of Merger dated as of November 4, 2014, (the “Agreement”) by and among Lindsay Corporation (“Lindsay” or the “Parent”), Matterhorn Merger Sub, Inc., an indirect wholly-owned subsidiary of Lindsay (the “Merger Sub”), and Elecsys Corporation. At the closing date, Merger Sub will be merged with Elecsys and, concurrently, the corporate existence of the Merger Sub will cease and Elecsys will continue as the surviving corporation. Pursuant to the Agreement, at the closing date, each issued and outstanding share of Elecsys common stock (other than Company treasury stock and any dissenting shares, if applicable) will be converted in the merger and represent the right to receive $17.50 in cash without interest (the “Consideration”).

CCCA is a unit of Country Club Financial Services, Inc., a licensed broker dealer, registered with the Financial Industry Regulatory Authority and the Securities and Exchange Commission. CCCA conducts no retail business and its sole focus is on corporate finance activities. As part of its investment banking practice, CCCA is continually engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, investments for passive and control purposes, private placements, and valuations for estate, corporate, and other purposes for both public and private companies.

In connection with our opinion, we have reviewed several drafts of the Agreement, as well as the final executed Agreement dated November 4, 2014; participated in discussions with various members of management and representatives of Elecsys concerning the Company’s historical and current operations, financial condition and prospects and its strategic objectives; reviewed publicly-available historical financial and operating data, including the most recent 10-Q with financial results for the quarter ended October 31, 2014, as well as historical financial and operating data that was furnished to us by Elecsys relating to its business; reviewed financial and operating forecasts, as well as other reports and information prepared by officers and representatives of Elecsys relating to its business. We also reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of Elecsys and the trading markets for such other companies’ securities; reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry; analyzed the value of projected cash flows of Elecsys; and have undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of Elecsys that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

B - 1

With respect to the financial and operational forecasts made available to us by the management of Elecsys and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. We have not conducted a physical evaluation or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such evaluation or appraisal.

It should be noted that this opinion is based on economic and market conditions, other circumstances, and information made available to us, as of the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be paid to Elecsys in connection with the Agreement and does not address the underlying business decision to effect the Agreement or any other terms of the Agreement. We have assumed that obtaining all regulatory and other approvals and third party consents required for the Agreement will not have a material impact on the prospects of Elecsys.

We were not engaged to negotiate the terms of the Agreement. We have been engaged by, and are being compensated by, you to provide you our opinion regarding the fairness, from a financial point of view, of the Consideration to be received by Elecsys in the Agreement. Our fee for providing our opinion is payable 1/3 upon engagement and 2/3 upon submission of our opinion for the Proxy Statement. No portion of our fee is contingent upon the conclusion reached in our opinion or the closing of the merger. We have not been engaged by Elecsys to serve as its financial advisor during the past two years and are not currently engaged by Lindsay, Elecsys, or any other party to the transaction except in relation to this opinion, and no future engagements have been discussed or contemplated.

Our opinion is rendered to the Board of Directors of Elecsys in connection with its consideration of the Agreement and does not constitute a recommendation to any common stockholder of the Company as to how such shareholder should vote in connection with the Agreement. Except as may be required by the United States Securities and Exchange Commission, federal or state law, or a court of competent jurisdiction, this letter may not be disclosed or otherwise referred to without our prior written consent in each instance, provided that we hereby consent to references to, and the inclusion of, this opinion in its entirety in the Proxy Statement to be distributed to the common stockholders of Elecsys.

Based upon, and subject to, the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid in connection with the Agreement is fair, from a financial point of view, to the holders of Elecsys stock.

Very truly yours,

CC Capital Advisors

B-2

ANNEX C

SECTION 17-6712 OF THE KANSAS GENERAL CORPORATION CODE

Appraisal rights for shares of stock of constituent corporation in a merger or consolidation; perfection; petition for determination of value of stock of all stockholders, procedure, determination by court.

(a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

      (b) (1)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to K.S.A. 17-6701, and amendments thereto, other than a merger effected pursuant to subsection (g) of K.S.A. 17-6701, and amendments thereto, K.S.A. 17-6702, 17-6704, 17-6707, 17-6708 or 17-7703, and amendments thereto, except that: (A) No appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or held of record by more than 2,000 holders; (B) no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of K.S.A. 17-6701, and amendments thereto.

      (2)   Notwithstanding the provisions of subsections (b)(1)(A) and (b)(1)(B), appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to K.S.A. 17-6701, 17-6702, 17-6704, 17-6707, 17-6708 and 17-7703, and amendments thereto, to accept for such stock anything except:

      (A)   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect of such shares of stock;

      (B)   shares of stock of any other corporation, or depository receipts in respect of such shares of stock, which shares of stock, or depository receipts in respect of such shares of stock, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc. or held of record by more than 2,000 holders;

      (C)   cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A) and (B); or

      (D)   any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A), (B) and (C).

      (3)   In the event all of the stock of a subsidiary Kansas corporation party to a merger effected under K.S.A. 17-6703, and amendments thereto, is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Kansas corporation.

      (c)   Any corporation may provide in its articles of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its articles of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the articles of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

      (d)   Appraisal rights shall be perfected as follows:

      (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2)   If the merger or consolidation was approved pursuant to K.S.A. 17-6518 or K.S.A. 17-6703, and amendments thereto, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (A) Each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation; or (B) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) and who is otherwise entitled to appraisal rights, may file a petition in the district court demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d), upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d), whichever is later.

      (f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the clerk of the court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the county in which the court is located or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g)   At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the clerk of the court for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

      (h)   After determining the stockholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) and who has submitted such stockholder's certificates of stock to the clerk of the court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i)   The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any state.

      (j)   The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e), or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the district court shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

      (l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IMPORTANT SPECIAL MEETING INFORMATIONUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy CardPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote for Proposals 1, 2 and 3. 1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 4, 2014, among Elecsys Corporation (“Elecsys”), Lindsay Corporation (“Lindsay”) and Matterhorn Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Elecsys with Elecsys surviving as an indirect wholly owned subsidiary of Lindsay (the “merger proposal”); For Against Abstain Proposals — The Board of Directors recommends a vote for Proposals 1, 2 and 3. 3. To consider and vote on a proposal to approve an adjournment of the special meeting of stockholders of Elecsys, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal. 2. To consider and vote on a proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid to the named executive officers of Elecsys in connection with the merger, as required by the rules adopted by the Securities and Exchange Commission; and B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please insert date of signing and sign exactly as name appears on your stock certificate. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
IMPORTANT SPECIAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59PM, CDT, on January 21, 2015. Vote by Internet • Go to www.investorvote.com/ESYS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01XY5F 1 U P X + Special Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please insert date of signing and sign exactly as name appears on your stock certificate. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote for Proposals 1, 2 and 3. Change of Address — Please print new address below. IMPORTANT SPECIAL MEETING INFORMATION For Against Abstain 1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 4, 2014, among Elecsys Corporation (“Elecsys”), Lindsay Corporation (“Lindsay”) and Matterhorn Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Elecsys with Elecsys surviving as an indirect wholly owned subsidiary of Lindsay (the “merger proposal”); 3. To consider and vote on a proposal to approve an adjournment of the special meeting of stockholders of Elecsys, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal. For Against Abstain 2. To consider and vote on a proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid to the named executive officers of Elecsys in connection with the merger, as required by the rules adopted by the Securities and Exchange Commission; and
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement is available at: www.edocumentview.com/ESYS PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ELECSYS CORPORATION 846 N. MART-WAY COURT, OLATHE, KS 66061 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JANUARY 22, 2015 The undersigned hereby appoints Robert D. Taylor, or his designee, each with full power of substitution, as a lawful proxy to represent and vote all of the shares of Common Stock which the undersigned is entitled to vote at the special meeting of the stockholders of the Company to be held at the Company’s Headquarters, 846 N. Mart-Way Court, Olathe, Kansas on Thursday, January 22, 2015, commencing at 10 a.m., local time on that day, and at any adjournment thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following matters and, in their discretion upon any other matters that may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED PER THE BOARD OF DIRECTORS RECOMMENDATIONS. The undersigned hereby ratifies and confirms that said proxy, or his designee, may lawfully do or cause to be done by virtue hereof, any action relating to the special meeting of stockholders or any continuation or adjournment thereof, and the undersigned further acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.

IMPORTANT SPECIAL MEETING INFORMATION ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59PM, CDT, on January 21, 2015. Vote by Internet • Go to www.investorvote.com/ESYS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote for Proposals 1, 2 and 3. Change of Address — Please print new address below. IMPORTANT SPECIAL MEETING INFORMATION For Against Abstain 1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 4, 2014, among Elecsys Corporation (“Elecsys”), Lindsay Corporation (“Lindsay”) and Matterhorn Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Elecsys with Elecsys surviving as an indirect wholly owned subsidiary of Lindsay (the “merger proposal”); 3. To consider and vote on a proposal to approve an adjournment of the special meeting of stockholders of Elecsys, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal. For Against Abstain 2. To consider and vote on a proposal to approve, on a nonbinding, advisory basis, compensation that will or may be paid to the named executive officers of Elecsys in connection with the merger, as required by the rules adopted by the Securities and Exchange Commission; and B Non-Voting Items C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please insert date of signing and sign exactly as name appears on your stock certificate. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement is available at: www.edocumentview.com/ESYS IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ELECSYS CORPORATION 846 N. MART-WAY COURT, OLATHE, KS 66061 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JANUARY 22, 2015 The undersigned hereby appoints Robert D. Taylor, or his designee, each with full power of substitution, as a lawful proxy to represent and vote all of the shares of Common Stock which the undersigned is entitled to vote at the special meeting of the stockholders of the Company to be held at the Company’s Headquarters, 846 N. Mart-Way Court, Olathe, Kansas on Thursday, January 22, 2015, commencing at 10 a.m., local time on that day, and at any adjournment thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following matters and, in their discretion upon any other matters that may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED PER THE BOARD OF DIRECTORS RECOMMENDATIONS. The undersigned hereby ratifies and confirms that said proxy, or his designee, may lawfully do or cause to be done by virtue hereof, any action relating to the special meeting of stockholders or any continuation or adjournment thereof, and the undersigned further acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.